Exhibit 2.1

Execution Version

PURCHASE AND SALE AGREEMENT

By and Among

CHEVRON U.S.A. INC.

And

BUCKEYE TANK TERMINALS LLC

PERTH AMBOY FACILITY

TABLE OF CONTENTS

Article 1	INDEX OF DEFINED TERMS	1
Article 2	PURCHASE AND SALE OF ASSETS	7
2.1	The Assets	7
2.2	Excluded Assets	8
2.3	Conveyance Documents	10
2.4	Environmental Liabilities; Assumed Liabilities; Retained Liabilities	11
2.5	Restrictions on Use of the Real Property	12
Article 3	PURCHASE PRICE; PAYMENTS; AND ADJUSTMENTS	12
3.1	Assets Purchase Price and Deposit	12
3.2	Allocation of Assets Purchase Price	13
3.3	Prorations; Post-Closing Adjustment	14
3.4	Seller’s Closing Costs	15
3.5	Buyer’s Closing Costs	15
3.6	Material Breach Threshold Adjustment	15
Article 4	CLOSING	16
4.1	Time, Date, and Place of Closing	16
4.2	Termination; Consequences of Termination	16
Article 5	EMPLOYEES AND BENEFITS	18
5.1	Offers of Employment	18
5.2	Defined Benefit Pension Plan	21
5.3	Qualified Defined Contribution Plans	21
5.4	Severance Plans	22
5.5	Vacation Pay	23
5.6	Health Care Plans	23
5.7	Post-Retirement Health Care Coverage	24
5.8	WARN Act Indemnification	25
5.9	Buyer's Other Employee Benefits	25
5.10	General Employee Provisions	25
Article 6	REPRESENTATIONS AND WARRANTIES OF SELLER	26
6.1	Seller’s Representations and Warranties	26
6.2	Seller’s Disclaimers	29
Article 7	REPRESENTATIONS AND WARRANTIES OF BUYER	30
7.1	Buyer’s Representations and Warranties	30
Article 8	COVENANTS	32
8.1	Investigation of Assets; Approval Date; and Release	32
8.2	Announcements; Confidentiality	38
8.3	Operation of Assets Prior to Closing; Risk of Loss; Capital Projects	38
8.4	Third Party and Governmental Consents	40
8.5	Further Assurances	41
8.6	Notification of Certain Matters	41
8.7	Access: Confidentiality	42
8.8	Proprietary Technical Information	42
8.9	Insurance	43
8.10	Termination of Guaranties and Other Commitments	43

i

8.11	Transition Services to Buyer	44
8.12	Exclusivity	44
8.13	Seller’s Insignia	44
8.14	Issuance of HSWA Permit	44
Article 9	CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER	45
9.1	Conditions to Closing	45
Article 10	CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER	46
10.1	Conditions to Closing	46
Article 11	TAXES AND LIKE KIND EXCHANGE	48
11.1	Taxes	48
11.2	Transfer Taxes	49
11.3	Excise Taxes	49
11.4	Property Taxes	50
11.5	Property Tax Bills	50
11.6	Refunds	50
11.7	Adjustments	50
11.8	Compliance	50
11.9	Unconditional Obligation	51
11.10	Like Kind Exchange	51
11.11	Tax Liability	51
11.12	Casual Sale Exemption	52
Article 12	INDEMNIFICATION AND LIMITATION OF CLAIMS	52
12.1	Indemnification	52
12.2	Limitation of Claims	54
12.3	Exclusive Remedy	54
12.4	EXPRESS NEGLIGENCE	54
Article 13	MISCELLANEOUS	55
13.1	Costs and Expenses	55
13.2	Written Notices	55
13.3	Assignment	56
13.4	Miscellaneous	56
13.5	GOVERNING LAW AND JURISDICTION	56
13.6	Entire Agreement	56
13.7	Parties in Interest	57
13.8	Severability	57
13.9	Counterparts	57
13.10	Books and Records	57
13.11	Knowledge Representations	58
13.12	Waiver of Rule of Construction	58
13.13	Material Inducement	58

ii

SCHEDULES

Schedule 1	Legal Description of the Real Property

Schedule 2	List of Fixed Assets

Schedule 3	List of Applicable Permits and Applicable Contracts

Schedule 4	INTENTIONALLY OMITTED

Schedule 5	List of Excluded Assets

Schedule 6	INTENTIONALLY OMITTED

Schedule 7	INTENTIONALLY OMITTED

Schedule 8	List of Prospective Employees and Retained Employees

Schedule 9	INTENTIONALLY OMITTED

Schedule 10	Disclosures

Schedule 11	Capital Projects

Schedule 12	Terminated Commitments

Schedule 13	Specified Individuals

Schedule 14	Prorated Items

Schedule 15	Seller Retained Wetlands Property

Schedule 16	Form of Subdivision Application

EXHIBITS

Exhibit A	Form of Bargain and Sale Deed

Exhibit B	Form of Bill of Sale

Exhibit C	Form of Environmental Responsibilities Addendum

Exhibit D	Form of Buyer’s Officer’s Certificate

Exhibit E	Form of Insurance Acknowledgment and Waiver

Exhibit F	Form of Assumption of Assumed Liabilities Agreement

Exhibit G	INTENTIONALLY OMITTED

Exhibit H	Form of Seller’s Officer’s Certificate

Exhibit I	Form of Seller’s Acknowledgment of Non-Foreign Status

Exhibit J	Form of Tank Storage Agreement

Exhibit K	Buyer’s IRS Form 637 Excise Tax Registration

Exhibit L	Form of Assignment and Assumption of Applicable Contracts and Applicable Permits

Exhibit M	Form of Parent Guaranty

Exhibit N	Form of Access Easement

Exhibit O	Form of Option Agreement

Exhibit P	Operational Services Agreement

Exhibit Q	Lease of Office Space

iii

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT, entered into as of February 9, 2012 (the “Effective Date”), by and between CHEVRON U.S.A. INC., a Pennsylvania corporation (“Seller”) and Buckeye Tank Terminals LLC, a Delaware limited liability company (“Buyer”).

WITNESSETH:

WHEREAS, Seller is the owner of a petroleum products facility located at 1200 State Street, City of Perth Amboy, County of Middlesex, State of New Jersey, including the Real Property (as hereinafter defined), the Fixed Assets (as hereinafter defined), and the other Assets (as hereinafter defined) but excluding the Seller Retained Option Property and the Seller Retained Wetlands Property as hereinafter defined (collectively the “Facility”); and

WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Assets on the terms, and subject to, the conditions set forth in this Agreement including the schedules and exhibits referred to herein or delivered pursuant hereto;

NOW, THEREFORE, in consideration of the promises and the terms and conditions set forth herein, Seller and Buyer hereby agree as follows:

ARTICLE 1

INDEX OF DEFINED TERMS

As used in this Agreement, the following capitalized terms shall have the meanings set forth in the following referenced sections.

1.1 Acceptable Accountant—See Section 3.3(c).

1.2 Affected Employees—See Section 5.1(d).

1.3 Affiliate—means in the case of each party hereto, a company or entity controlling, controlled by or under common control with such party, with control being measured by direct or indirect ownership of more than fifty percent (50%) of the equity entitled to vote at a general election of directors or similar positions.

1.4 Agreement—This Purchase and Sale Agreement including the schedules and exhibits referred to herein or delivered pursuant hereto.

1.5 Allocation—See Section 3.2.

1.6 Applicable Consent Requirement – See Section 6.1(k).

1.7 Applicable Contracts—See Section 2.1(c).

1.8 Applicable Permits—See Section 2.1(c).

1.9 Approval Date—See Section 8.1(b).

1.10 Assets—Collectively, the assets described in Section 2.1, but excluding the Excluded Assets.

1.11 Assets Purchase Price—See Section 3.1.

1.12 Assumed Liabilities—See Section 2.4(c).

1.13 Bargain and Sale Deed—See Section 2.3.

1.14 Bill(s) of Sale—See Section 2.3.

1.15 Buyer—See Introductory Paragraph.

1.16 Buyer’s Defined Contribution Plan—See Section 5.3(b).

1.17 Buyer’s Environmental Liabilities—See Exhibit C.

1.18 Buyer’s Health Care Plans—See Section 5.6(a).

1.19 Buyer’s Severance Program—See Section 5.4(b)(i).

1.20 Buyer’s Vacation Pay Policy—See Section 5.5.

1.21 Chevron—Chevron Corporation, a Delaware corporation.

1.22 Chevron Corporation Insurance Policies—See Section 8.9(a).

1.23 Closing—See Section 4.1.

1.24 Closing Date—See Section 4.1.

1.25 Confidentiality Agreement—See Section 8.1(a).

1.26 Controlled Group—means “controlled group of corporations,” as defined in Internal Revenue Code Section 1563(a), without giving effect to Internal Revenue Code Sections 1563(a)(4) and 1563(e)(3)(C).

1.27 Conveyance Documents—See Section 2.3.

1.28 Covered Expenses—See Section 5.6(a).

1.29 Data Room—means all of the information contained on the Merrill Corporation online e-data room and any and all files, records, information and documents otherwise delivered in writing to Buyer by Seller containing information concerning the Assets.

1.30 Deposit—See Section 3.1.

1.31 Effective Date—See Introductory Paragraph.

1.32 Eligible Affected Employees—See Section 5.7(a).

1.33 Encumbrances—shall mean any mortgage, pledge, security interest, conditional sale or other title retention agreement, encumbrance, lien, easement, option, debt, charge, claim or restriction of any kind.

1.34 Environmental Information—See Section 6.1(i).

1.35 Environmental Liabilities—means the responsibilities and obligations of Seller and Buyer as set forth and defined in the Environmental Responsibilities Addendum.

1.36 Environmental Responsibilities Addendum—See Section 2.4(a).

1.37 Equivalent Wage—See Section 5.1(b).

1.38 ERISA—means the Employee Retirement Income Security Act of 1994.

1.39 ERISA Affiliate—means, with respect to any person that is an entity, trade or business, any entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Internal Revenue Code or Section 4001(b)(1) of ERISA that includes such person, or that is a member of the same “controlled group” as such person pursuant to Section 4001(a)(14) of ERISA.

1.40 Excise Taxes—See Section 11.3.

1.41 Excluded Assets – See Section 2.2.

1.42 Facility—See Recitals.

1.43 Financial Information—See Section 6.1(d).

1.44 Fixed Assets—See Section 2.1(b).

1.45 GAAP—See Section 6.1(d).

1.46 Government Authority—Any national, state or local government or any subdivision, agency, court, commission, board, bureau or other authority thereof, or any arbitrator with authority to bind a party at law.

1.47 HIPAA—See Section 5.6(a).

1.48 Hire Date—See Section 5.1(c).

1.49 Indemnitee—See Section 12.1(c).

1.50 Indemnitor—See Section 12.1(c).

1.51 Internal Revenue Code—The Internal Revenue Code of 1986, as amended.

1.52 Inventories—All right, title and interest in and to all petroleum products, tank heels, line fill and other materials within the tanks at the Facility as of the Closing Date except for asphalt.

1.53 Knowledge- See Section 13.11.

1.54 Liabilities—All liabilities, losses, damages, penalties (civil or criminal) expenses (including reasonable attorneys’ fees), fines, settlements, interest, suits, causes of action, legal or administrative proceedings, arbitration awards, demands or claims including claims for personal injury or damage to property. Liabilities may include claims of consequential or punitive damages sought by third parties against any of Seller, Buyer or their respective Affiliates, but exclude (i) any Environmental Liabilities, which shall be governed solely by the Environmental Responsibilities Addendum and Section 6.1(i), (ii) any claims of consequential damages suffered by Seller, Buyer or their respective Affiliates including claims of lost profits, lost revenue or loss of use of facilities or assets, and (iii) any claims of punitive damages by Seller, Buyer or their respective Affiliates.

1.55 Material Adverse Change — means a material reduction in the economic value of the Assets as a result of any damage to, or destruction or condemnation of, the Assets that occurs from and after the Effective Date until the completion of the Closing. For purposes of this definition, “material” means that any damage to, or destruction or condemnation of, the Assets reduces the economic value of the Assets by Twenty Million and No/100 U.S. Dollars (US $20,000,000.00) or more, or a party would have to spend Twenty Million and No/100 U.S. Dollars (US $20,000,000.00) or more in order to repair or replace any such damage, destruction or condemnation.

1.56 Material Discovery—See Section 8.1(b).

1.57 Non-Material Discovery—See Section 8.1(b).

1.58 Parent Guarantor – means Buckeye Partners, L.P., a Delaware limited partnership.

1.59 Parent Guaranty – means the guaranty agreement to be dated as of the Effective Date, from Parent Guarantor to Seller, in the form of Exhibit M attached hereto.

1.60 Payee—See Section 3.3(b).

1.61 Payor—See Section 3.3(b).

1.62 Permitted Encumbrances—means (1) all Encumbrances and other matters affecting title to the Real Property that are set forth in Schedule 1 and the Survey, (2) any encroachments, apparent servitudes or other Encumbrances shown on the Survey, (3) such matters as would be ascertained by a review of the Survey, (4) all restrictions on the use of the Assets arising as a result of the application of zoning and similar laws, (5) the Deed Restrictions, (6) any liens for Property Taxes that are not yet due and payable, (7) all exceptions, restrictions, easements, charges, rights-of-way and monetary and non-monetary Encumbrances that are set forth in the Applicable Permits, (8) liens, charges, claims, pledges, security interests, equities and other Encumbrances which will be and are discharged or released either prior to, or simultaneously with, the Closing, (9) any mechanics’,materialmen’s, carriers’, workmen’s, repairmen’s, vendors’, operators’, or other like Encumbrances, if any, arising in the ordinary course of business to the extent arising by operation of law with respect to a liability that is not yet due or delinquent, (10) any Encumbrances approved by Buyer in writing, and (11) any Encumbrances placed on the Assets by or on behalf of Buyer.

1.63 Pre-Closing Environmental Liabilities—See the definition for such term set out in the Environmental Responsibilities Addendum.

1.64 Property Taxes—See Section 11.4.

1.65 Property Use Limitations and Obligations —See Section 2.5.

1.66 Prorated Items—See Section 3.3(a).

1.67 Proration Settlement Statement—See Section 3.3(b).

1.68 Prospective Employees—See Section 5.1(a).

1.69 Purchase Price—The total of the Assets Purchase Price as adjusted pursuant to Section 3.3, Section 8.1(c), Section 8.1(e) and Section 8.3(a).

1.70 Real Property—See Section 2.1(a).

1.71 Records—See Section 2.1(d).

1.72 Reduction Amount—See Section 8.1(c).

1.73 Regulatory Obstacle—See Section 8.1(b).

1.74 Remaining Employees—See Section 5.1(d).

1.75 Remaining Prorated Items—See Section 3.4(b).

1.76 Retained Employees—See Section 5.1(a).

1.77 Retained Liabilities—See Section 2.4(b).

1.78 Review Period—means the period of time commencing on the Effective Date and ending on the ninetieth (90th) day after the Effective Date.

1.79 Seller—See Introductory Paragraph.

1.80 Seller Retained Option Property means that certain property subject to and described in the Option Agreement attached as Exhibit O to this Agreement, including all real, mixed and personal property, contracts and permits associated with such properties.

1.81 Seller Retained Wetlands Property means that certain property described in Schedule 15 to this Agreement, and all real, mixed and personal property, contracts and permits associated with such property.

1.82 Seller’s Affiliates’ Insignia—See Section 2.2(i).

1.83 Seller’s Default Liabilities—See Section 12.1(a).

1.84 Seller’s Defined Contribution Plan—See Section 5.3(a).

1.85 Seller’s Environmental Liabilities—See Exhibit C.

1.86 Seller’s Health Care Plans—See Section 5.6(a).

1.87 Seller’s Pension Plan—See Section 5.2(a).

1.88 Seller’s Post-Retirement Health Care Coverage—See Section 5.7(a).

1.89 Seller’s Severance Pay Plans—See Section 5.4(a).

1.90 Services Company—means Buckeye Pipe Line Services Company, a Pennsylvania corporation.

1.91 Specified Individuals—See Schedule 13.

1.92 Survey—A land title survey performed by Borbas Surveying & Mapping, LLC, 402 Main Street, Boonton, New Jersey, 07005, dated November 4, 2011 (revised February 1, 2012) and November 7, 2011, which has been obtained by Seller, but the cost of which shall be charged to Buyer at the Closing. The description of the Real Property prepared as a part of such Survey will be used in all of the documents set forth herein that require a description of the Real Property.

1.93 Tax (or Taxes)—See Section 11.1.

1.94 Tax Return—means any return, report, statement, form or other documentation (including any additional or supporting material, amendments or supplements, information return, claim for refund, amended return or declaration of estimated Tax) filed or maintained, or required to be filed or maintained, with respect to or in connection with the calculation, determination, assessment or collection of any Taxes.

1.95 Tank Storage Agreement(s)—means those certain Tank Storage Agreements in substantially the form shown in Exhibit J hereto.

1.96 Terminated Commitments—See Section 8.10.

1.97 Termination Date—See Section 4.1.

1.98 Third-Party Action—(i) Any lawsuit, arbitration proceeding, or other judicial or administrative adversarial proceeding filed by a person or entity other than Buyer, or any entity that Buyer directly or indirectly holds a controlling interest in or which entity holds a controlling interest in Buyer and/or any of their respective directors, officers, employees, or representatives, or (ii) any threat in writing to file a lawsuit, arbitration proceeding, or other judicial or administrative adversarial proceeding by a person or entity other than Buyer, or any entity that Buyer directly or indirectly holds a controlling interest in and/or any of their respective directors, officers, employees, or representatives, or (iii) any claim of Liability in writing made by a person or entity other than Buyer, or any entity that Buyer directly or indirectly holds a controlling interest in and/or any of their respective directors, officers, employees, or representatives that could reasonably be construed to result in a lawsuit, arbitration proceeding, or other judicial or administrative adversarial proceeding being commenced if the claim is not resolved. A Third Party Action described in subsection (i) above shall be deemed to have been “brought” for purposes hereof on the date on which any such lawsuit, arbitration proceeding or other judicial or administrative proceeding is filed, and a Third Party Action described in subsections (ii) and (iii) above shall be deemed to have been “brought” for purposes hereof on the date on which Seller shall have received written notice of any such threatened lawsuit, arbitration proceeding or other judicial or administrative adversarial proceeding or any such claim of Liability, respectively.

1.99 Title Company—means First American Title Insurance Company, with offices at 5 First American Way, Santa Ana, CA, 92707, Attn: Luis M. Yeager.

1.100 Title Company’s Bank Account—Account number NCS 526698 in the account name of First American Title FBO (Buckeye Tank Terminals LLC), opened with U.S. Bank National Association for First American Trust, FSB, Santa Ana, Ca., ABA #122241255, Account #3016030000, Escrow No. NCS 526698, or such other account number as Title Company may designate by written notice to Buyer more than three business days prior to the payment date of any payment obligation of Buyer under this Agreement. Any such payment should contain the instructions to “Please notify Patty Beverly at 714-250-8455”.

1.101 Title Policy—An ALTA 2006 Owner’s Policy of Title Insurance to be issued by the Title Company in the full amount of the Purchase Price (naming Buyer as the insured) and insuring that, after the Closing, Buyer has fee simple title to the Real Property, subject to the Permitted Encumbrances.

1.102 WARN Act—See Section 5.8.

ARTICLE 2

PURCHASE AND SALE OF ASSETS

2.1 The Assets. Seller shall sell, transfer, convey, grant and assign to Buyer, at Closing, and Buyer shall purchase and receive, at Closing, all right, title and interest of Seller in and to the Facility, free and clear of all Encumbrances, subject only to the Permitted Encumbrances and, with respect to the Real Property only, without warranty of title except as set forth in the first sentence of Section 6.1(f) and in the applicable Conveyance Document, together with all appurtenances thereto, all being more particularly described as follows (collectively, the “Assets”):

(a) Real Property. The fee properties, easements, servitudes, rights-of-way, riparian rights, improvements, fixtures, component parts, other constructions, and other real property interests relating to the Facility, all subject to the conditions and encumbrances as described in Schedule 1 attached to this Agreement, including all real property rights appurtenant thereto (the “Real Property”);

(b) Fixed Assets. The Facility equipment, machinery, furnishings, vehicles, pipelines, storage tanks, appurtenances, materials, spare parts, and other personal property (excluding those assets separately referenced in Section 2.2 below) which either are located on the Real Property on the Closing Date or are otherwise described in Schedule 2 attached to this Agreement, together with the benefits of any manufacturer’s or vendor’s warranties or undertakings related thereto to the extent transferable by Seller (the “Fixed Assets”);

(c) Applicable Permits. The licenses, permits and other approvals issued by Government Authorities to Seller, relating to the ownership or operation of the Facility, described in Schedule 3 attached to this Agreement (the “Applicable Permits”) and further, the contracts relating exclusively to the ownership and/or operation of the Facility, described in Schedule 3 attached to this Agreement (the “Applicable Contracts”). To the extent that any Applicable Permit or Applicable Contract is not transferred to Buyer for lack of consent, such Applicable Permit or Applicable Contract shall not thereafter be deemed an Asset; and

(d) Records. Subject to the provisions of Sections 2.2(j) and 13.10 below, the material files, records and other information relating to the Facility that are either located at the Facility or available through Seller’s commercially reasonable efforts to locate such information and which is not privileged or proprietary or which Seller is not prohibited from transferring to Buyer by applicable laws, Applicable Permits, or existing contractual relationships (collectively, the “Records”).

2.2 Excluded Assets. The following items are excluded from the Assets (the “Excluded Assets”):

(a) Cash and cash equivalents of Seller or its Affiliates;

(b) The insurance policies pertaining to the assets and claims of Seller of every nature and description under or arising out of such insurance policies, including any refundable premiums relating to such policies;

(c) Items sold, transferred, disposed of, used or consumed, and contracts terminated, prior to the Closing in the ordinary course of business pursuant to the limitations of Section 8.3 or with Buyer’s consent;

(d) Contracts (other than Applicable Contracts) that relate to the procurement of materials, products, or services by Seller that are related to the operation of the Facility or to the operation of other facilities of Seller and contracts (other than Applicable Contracts) that relate to the sale of products, materials, or services by Seller from or at the Facility;

(e) Except as otherwise provided herein, all accounts receivable and payable of Seller or its Affiliates existing on and attributable to any period prior to the Closing with respect to the Assets (including, without limitation, those arising under sales agreements or resulting from litigation or the settlement of disputes) and any right to refunds of sums paid by or on behalf of Seller or its Affiliates prior to the Closing;

(f) All rights to technology, software and other intellectual property not dedicated solely to the operation and maintenance of the Facility and all rights to technology, software and other intellectual property that are not individually licensed for the Facility or that cannot be transferred to Buyer including the proprietary technical information described in Section 8.8 of this Agreement and including the technology and software ownership or license rights that are described in Schedule 5 attached to this Agreement;

(g) Certain computer and telecommunications equipment and hardware (including personal computer, satellite and microwave communication systems) presently located in, on, or at the Facility, as more particularly set forth as excluded items in Schedule 5 attached to this Agreement;

(h) Any property (including hydrocarbons) owned by employees of Seller, third parties, or contractors located in, on, or at the Facility;

(i) Any right to use the “ChevronTexaco,” “Chevron,” “Texaco,” or “Unocal” names, logos, hallmarks, trademarks, service marks, trade names, color schemes or other designs and insignia, trademarks, service marks or other company identity of Seller or its Affiliates (“Seller’s/Affiliates’ Insignia”);

(j) Any and all records that are subject to the attorney-client privilege, work product immunity or other privileges or immunities against disclosure enjoyed by any Seller or its representatives, and records pertaining to (i) Seller’s marketing or strategic research and planning, (ii) Seller’s employees except as provided in Section 5.1(f), or (iii) Excluded Assets or Retained Liabilities;

(k) The items specifically excluded from the transaction as listed on Schedule 5 attached to this Agreement;

(l) The property constituting the Seller Retained Option Property;

(m) The property constituting the Seller Retained Wetlands Property;

(n) Any fuel credits relating to sulfur content in gasoline, winter oxygenate and anti-dumping programs, and any carbon credits, recognized under existing or future law with respect to emission levels or reductions in emission levels at or from the Assets, the Seller Retained Option Property or the Seller Retained Wetland Property with respect to periods on or prior to the Closing Date;

(o) All claims of Seller against third parties (excluding Buyer and Seller and their respective Affiliates) arising out of Liabilities, including Environmental Liabilities, and other present or future claims by Seller, but excluding any such claims that relate to Assumed Liabilities, or that relate either to the ownership or operation of the Assets with respect to time periods on or prior to the Closing Date or to the ownership or operation of any portion of the Seller Retained Option Property or Seller Retained Wetlands Property with respect to time periods on or prior to the date of conveyance to the Buyer of any such portion, or to performance of Seller’s obligations under this Agreement after the Closing Date. Notwithstanding the foregoing, effective as of Closing, Seller hereby assigns to Buyer, without recourse or warranty, and without any requirement of payment by Buyer, the portion of any present or future claims Seller may have against third parties (excluding Seller and its Affiliates) to the extent such claims relate to the ownership or operation of the Assets with respect to time periods on or prior to the Closing Date or to the ownership or operation of any portion of the Seller Retained Option Property or Seller Retained Wetlands Property with respect to time periods on or prior to the date of conveyance to the Buyer of any such portion, to the extent Buyer has indemnified Seller and its Affiliates under this Agreement with respect to Liabilities relating to such ownership or operation; and

(p) All Inventories.

Except as otherwise noted on Schedule 5 of this Agreement, Seller shall within the expiration of ninety (90) days after the Closing Date remove all of the Excluded Assets (other than Inventory in tanks subject to the Tank Storage Agreements, Excluded Assets on the Premises subject to the Lease of Office Space and the Access Easement Agreement and monitoring wells) from the Real Property, and Buyer shall grant Seller reasonable access to the Real Property for purposes of removing such Excluded Assets from the Real Property. Such removal shall be done in such manner as to avoid any damage to the Assets and any disruption of the business operations to be conducted by Buyer after the Closing. All Liabilities in connection with any damage to the Assets resulting from such removal of the Excluded Assets by Seller shall be borne by Seller.

2.3 Conveyance Documents. The Real Property together with any of the Assets that constitute fixtures (and/or component parts) shall be conveyed by means of a bargain and sale deed in the form of Exhibit A attached to this Agreement (the “Bargain and Sale Deed”), free and clear of all Encumbrances subject only to the Permitted Encumbrances and without warranty of title except as set forth in the first sentence of Section 6.1(f) and in the Bargain and Sale Deed. The Assets that constitute personal property shall be transferred by means of a bill or bills of sale in the form of Exhibit B attached to this Agreement (the “Bill(s) of Sale”), free and clear of all Encumbrances subject only to the Permitted Encumbrances. All Applicable Contracts and to the extent allowed by law, Applicable Permits shall be transferred free and clear of all Encumbrances by means of an assignment and assumption agreement or agreements in the form of Exhibit L attached to this Agreement. Where the transfer of any Applicable Permits is prescribed by law, such Applicable Permits will be transferred by means of appropriate forms consistent with the requirements of the applicable Government Authority with competent jurisdiction. Any remaining Assets to be transferred hereunder shall be conveyed pursuant to such forms that are customary for the type of property involved, as may be consistent with the terms of this Agreement and reasonably agreed to by Seller and Buyer. (The Bargain and Sale

Deed, the Bill(s) of Sale, the assignment and assumption agreement or agreements, the governmental conveyance documents and the customary conveyance documents referenced in this Section 2.3 are collectively referred to in this Agreement as the “Conveyance Documents.”)

2.4 Environmental Liabilities; Assumed Liabilities; Retained Liabilities.

(a) Environmental Liabilities. Seller and Buyer shall execute and deliver at Closing an agreement in the form of Exhibit C attached to this Agreement (the “Environmental Responsibilities Addendum”), setting out the responsibilities of Seller and Buyer with respect to Environmental Liabilities, and which Environmental Responsibilities Addendum shall, except as provided in Sections 2.4(b)(ii)(C) with respect to asbestos claims, 6.1(i), 8.1(a), and 8.1(b) hereof, be the sole agreement governing Seller’s and Buyer’s responsibilities for such Environmental Liabilities. Seller shall retain responsibility, as of the Closing, for the Environmental Liabilities allocated to it in the Environmental Responsibilities Addendum, and Buyer shall assume responsibility, as of the Closing, for the Environmental Liabilities allocated to it in the Environmental Responsibilities Addendum.

(b) Retained Liabilities. Seller shall retain full responsibility for any Liabilities (other than Environmental Liabilities, which shall, except as provided in Sections 2.4(b)(ii)(C) with respect to asbestos claims, 6.1(i), 8.1(a) and 8.1(b), solely be governed by the Environmental Responsibilities Addendum) attributable to the ownership, operation, maintenance, improvement, use or closure of all or any portion of the Assets or any product produced therefrom or thereby on, or prior to, the Closing Date (the “Pre-Closing Retained Liabilities”), provided that any claim made against Seller under this Section 2.4(b) in respect of Pre-Closing Retained Liabilities shall be void unless such claim is a Third Party Action and shall have been brought within one (1) year after the Closing Date. In addition, Seller shall retain full responsibility (regardless of the timing of any related claim) for the following Liabilities (“Permanently Retained Liabilities”): (i) any Third Party Actions (which shall include employees of Seller relating to periods on or prior to the Closing) that have been brought as of the Closing Date, or within one (1) year after the Closing Date with respect to Pre-Closing Retained Liabilities; and (ii) all Liabilities arising out of, based on, relating to or associated with (A) any indebtedness, indenture, mortgage, loan, credit agreement, sale leaseback, or guaranty of any of the foregoing, or security agreement, bond, letter of credit, pledge or similar financial agreement of Seller or any of its Affiliates, (B) any employee benefit, defined benefit or compensation plan, program, agreement or arrangement sponsored, maintained or contributed to by Seller or any of its ERISA Affiliates, or to which Seller or any of its ERISA Affiliates was obligated to contribute at any time prior to the Closing, (C) any employee, former employee, independent contractor or consultant of or to Seller or any of its Affiliates associated with any existing or future asbestos claims or any labor or employment practice, act or omission or other practice, act or omission arising from or relating to an employment or statutory employment relationship to the extent relating to periods on or prior to the Closing Date, (D) any collective bargaining agreement to which Seller or any of its Affiliates is a party or is bound on or prior to the Closing Date, (E) all Seller Taxes and (F) Seller’s Closing Costs. Pre-Closing Retained Liabilities and Permanently Retained Liabilities shall hereinafter sometimes collectively be referred to as “Retained Liabilities.”

(c) Assumed Liabilities. Buyer shall assume, as of the Closing, all other Liabilities (other than Retained Liabilities and other than Environmental Liabilities, which shall, except as provided in Sections 2.4(b)(ii)(C) with respect to asbestos claims, 6.1(i), 8.1(a), and 8.1(b), solely be governed by the Environmental Responsibilities Addendum) relating and attributable to the ownership, operation, maintenance, improvement, use, or closure of all or any portion of the Assets arising prior to, on or after the Closing Date (the “Assumed Liabilities”). Any Third Party Actions that are brought more than one (1) year after the Closing Date in respect of Pre-Closing Retained Liabilities shall be deemed to be “Assumed Liabilities”.

2.5 Restrictions on Use of the Real Property. The Bargain and Sale Deed contains restrictions (referenced in the Bargain and Sale Deed as the “Property Use Limitations and Obligations”) on present and future uses of the Facility. By execution of the Bargain and Sale Deed, Buyer agrees and concurs with all of the terms set forth in said Bargain and Sale Deed including the Property Use Limitations and Obligations on current and future use of the Facility by Buyer, its successors and assigns.

ARTICLE 3

PURCHASE PRICE; PAYMENTS; AND ADJUSTMENTS

3.1 Assets Purchase Price and Deposit. As consideration for the sale of the Assets, Buyer shall pay to Seller or its designee at the Closing the sum of Two Hundred Sixty Million and No/100 Dollars (US $260,000,000) (the “Assets Purchase Price”), subject to adjustment as provided in Section 3.3, Section 3.6, Section 8.1(c), Section 8.1(e) and Section 8.3(a). Buyer, Seller and the Title Company have, contemporaneously herewith, entered into that certain Escrow Account Agreement (the “Escrow Account Agreement”). On the Effective Date, Buyer shall, in accordance with the Escrow Account Agreement, deliver to the Title Company as “Escrow Agent”, a deposit of an amount equal to Fourteen Million and No/100 Dollars ($14,000,000) (the “Deposit”). The Deposit shall be made in U.S. dollars by transfer of immediately available funds. Title Company shall, on the terms set forth in the Escrow Account Agreement, deposit the Deposit in a federally-insured interest-bearing account permitting immediate withdrawal without a penalty in U.S. Bank National Association. If the Closing occurs, the principal amount of the Deposit shall be credited against the Assets Purchase Price, and except as otherwise provided herein, interest earned on the Deposit shall be credited to the Assets Purchase Price at Closing. If the Closing does not occur, the Deposit and interest thereon shall be applied pursuant to Section 4.2 below; provided, however, if Buyer is entitled to have the Deposit returned to Buyer pursuant to any provision of this Agreement, One Hundred Dollars ($100) of the Deposit shall nevertheless be paid to Seller as good and sufficient consideration for entering into this Agreement. In addition, Seller acknowledges that Buyer, in evaluating the Assets and performing its due diligence investigation of the Assets, will devote internal resources and incur expenses, and that such efforts and expenses of Buyer also constitute good, valuable and sufficient consideration for this Agreement. The Assets Purchase Price, minus the Deposit and all interest accrued thereon, shall be paid at the Closing in U.S. Dollars by transfer of immediately available funds by or on behalf of Buyer to Title Company’s Bank Account. Where a party is, pursuant to the terms of this Agreement, entitled to all or any portion of the Deposit and/or interest accrued thereon, both parties shall promptly (and in any event, within ten business days) issue a joint written instruction to the Escrow Agent directing it to disburse the proper amount to the party designated in such joint written instruction. The Escrow Agent shall, except as otherwise specified in the Escrow Account Agreement, be permitted to disburse the Deposit and interest accrued thereon only in accordance with joint written instructions of Buyer and Seller.

3.2 Allocation of Assets Purchase Price.

(a) Seller and Buyer shall use commercially reasonable efforts to agree to an allocation of the Assets Purchase Price, Assumed Liabilities, and any other items constituting consideration for applicable income Tax purposes (to the extent known at such time) among the Assets that complies with Section 1060 of the Internal Revenue Code and the Treasury Regulations promulgated thereunder as soon as commercially practicable (but in any event by the Closing Date (the “Allocation”)). If Buyer and Seller are unable to agree on an Allocation by the Closing Date, each of Buyer and Seller shall use its own allocation of the Asset Purchase Price. If Seller and Buyer reach an agreement with respect to the Allocation, (i) the parties shall use commercially reasonable efforts to update the Allocation in a manner consistent with Section 1060 of the Internal Revenue Code following any adjustment to the Asset Purchase Price pursuant to this Agreement, and (ii) Seller and Buyer shall, and shall cause their Affiliates to, report consistently with the Allocation in all Tax Returns, including IRS Form 8594, which Buyer and Seller shall timely file with the IRS, and neither Seller nor Buyer shall take any position in any Tax Return that is inconsistent with the Allocation, as adjusted, in each case, unless required to do so by a final determination as defined in Section 1313 of the Internal Revenue Code. Each of Seller and Buyer agree to promptly advise each other regarding the existence of any Tax audit, controversy or litigation related to the Allocation.

(b) Notwithstanding the provisions of Section 3.2(a), not later than ten (10) days prior to Closing, (i) Buyer shall deliver to Seller its third party appraisal of the Assets and (ii) Seller shall determine in its sole discretion without regard to Buyer’s appraisal the amount of consideration allocable to the Real Property for the purpose of including such amount in the Bargain and Sale Deed, which shall be the presumed consideration set forth on such Bargain and Sale Deed (which consideration, for the avoidance of doubt, shall not for purposes of this Section 3.2(b) include the Seller Retained Option Property or the Seller Retained Wetlands Property), and shall provide Buyer with written notice thereof, it being understood and agreed that neither Buyer nor Seller shall, for purposes of Section 3.2(a), be bound by any amount set forth in the appraisal described in clause (i), or by Seller’s determination pursuant to clause (ii). Buyer and Seller shall agree to use that allocation derived pursuant to Section 3.2(b) for the purposes of completing New Jersey Form RTF-1 (Affidavit of Consideration for use by Seller) and RTF-1EE (Affidavit of Consideration for use by Buyer).

3.3 Prorations; Post-Closing Adjustment.

(a) Prorations. Subject to Article 11 below, all prepayments, rents, current Property Taxes (referenced, and as provided for, in Section 11.4 of this Agreement), salaries, assessments, utilities, maintenance charges and similar expenses associated with the Assets and customarily prorated in transactions of this type in the City of Perth Amboy, County of Middlesex, State of New Jersey, including, without limitation, those certain expense items listed and described in Schedule 14 attached to this Agreement (collectively, the “Prorated Items”) shall be prorated between Seller and Buyer as of the Closing Date using the best evidence as is then available. Seller and Buyer hereby agree that if figures for the year of Closing (in the case of prorated items due and payable on a yearly basis) or if figures for the week of Closing or the month of Closing (in the case of any prorated items due and payable on a monthly or weekly basis) are not available as of the Closing Date, that the best evidence then available shall be the figures for the year, month, or week prior to Closing, as the case may be.

(b) Post-Closing Adjustments. Except for mathematical mistakes in the calculation of any proration or any other mistake of fact or mutual mistake in connection with any Prorated Items, the proration (i) for Property Taxes shall be determined as provided in Section 11.4 hereof and (ii) for all other Prorated Items other than Property Taxes (the “Remaining Prorated Items”), shall be adjusted post-Closing in accordance with this Section 3.4(b). A final determination of post-Closing adjustments for the Remaining Prorated Items shall be made in good faith by Buyer and shall be set forth in a settlement statement (the “Proration Settlement Statement”) prepared by Buyer and delivered to Seller not later than sixty (60) days after the Closing. The final accounting for each Remaining Prorated Item shall be determined using the final, actual amount of such Remaining Prorated Item for the period of time prorated, and the Proration Settlement Statement shall (i) contain all information reasonably necessary to support the final accounting and (ii) be certified by an authorized officer of Buyer to be true, correct and complete as of the date thereof. If the final, actual amount for any Remaining Prorated Item is not available at the time of the preparation and delivery of the Proration Settlement Statement, Buyer shall so advise Seller, and Buyer shall provide a separate Proration Settlement Statement for any such Remaining Prorated Item(s) within a reasonable time after the final, actual amounts become available. The party owing any amounts (the “Payor”) on the Proration Settlement Statement shall pay all such amounts to the other party (the “Payee”) within fifteen (15) days after Seller’s receipt of the Proration Settlement Statement. Any amounts owing pursuant to the Proration Settlement Statement and not paid within such fifteen (15) day period shall bear interest from the due date until paid at the rate of ten percent (10%) per annum.

(c) Post-Closing Adjustments for Mistakes. If either Buyer or Seller shall discover or determine within sixty (60) days after the Closing Date that any proration made as of the Closing Date was mathematically incorrect when made or that any other mistake of fact or mutual mistake occurred with respect to any proration, then the discovering party shall notify the other party in writing of any such mistake and provide such other party with all information reasonably necessary to give notice of any mistake with specificity. If the party receiving such notice does not agree with the discovering party, then such party shall notify the discovering party of its objections within thirty (30) days after its receipt of the notice of mistake from discovering party. The Payor owing any undisputed amounts necessary to correct any mistake shall pay the Payee promptly. With respect to any disputed amounts, the parties shall reasonably attempt to resolve the dispute within a reasonable amount of time but no later than forty-five (45) days after the receipt of the discovering party’s notice by the other party. If the parties fail to resolve the dispute in the specified time, then the foregoing determination shall be made by a partner or manager or representative of a major U.S. accounting firm acceptable to Seller and Buyer (an “Acceptable Accountant”), which determination shall be final and conclusive. For purposes of making the foregoing determination, a certified public accountant who is also a partner in one of the following accounting firms shall be deemed an Acceptable Accountant: KPMG, Deloitte Touche Tohmatsu, or Ernst & Young. Notwithstanding anything to the contrary in this Section 3.3(c), any current auditor of any Affiliate of Buyer or Seller that is a publicly traded company (including, without limitation, Chevron) shall not be deemed to be an Acceptable Accountant for purposes of this Section 3.3(c).

3.4 Seller’s Closing Costs. Seller shall pay the cost of recording any corrective instruments as to the fee title and Seller’s own attorneys’, representatives’, advisors’ and similar fees (collectively, “Seller’s Closing Costs”).

3.5 Buyer’s Closing Costs. Except as otherwise provided herein, Buyer shall pay all other costs and expenses required to be paid at Closing in order to consummate the transactions contemplated hereby including, without limitation, the costs of documentary stamp tax on the Bargain and Sale Deed, if any, taxes or fees due pursuant to N.J.S.A. 46:15-7.2 (the so-called “mansion tax”), if any, the title premiums charged by the Title Company to issue the Title Policy (including the cost of any endorsement thereto), title examination fees and/or abstracts as well as the cost of the Survey. Buyer also shall be responsible for the cost of recording the Bargain and Sale Deed, any intangible tax on any note and mortgage placed on the Assets by Buyer, recording fees of the mortgage placed on the Assets by Buyer, mortgagee’s title insurance in connection with any note and mortgage placed on the Assets by Buyer, document preparation charges for all documents executed in connection with this Agreement or as part of the Closing except for the Conveyance Documents and other documents or addendums that are attached to this Agreement as exhibits, and Buyer’s attorney’s fees.

3.6 Material Breach Threshold Adjustment. If, pursuant to Section 4.2(c), Buyer enforces specific performance of Seller’s obligations to sell the Assets to Buyer by requiring Seller to cure an applicable material breach, then the Assets Purchase Price shall be adjusted upward at the Closing in the amount of Two Million Five Hundred Thousand and No/100 Dollars (US $2,500,000.00).

ARTICLE 4

CLOSING

4.1 Time, Date, and Place of Closing. Subject to the other terms and provisions of this Agreement including, without limitation, Section 8.1(c) of this Agreement, the closing of the purchase and sale of the Assets and other transactions contemplated by this Agreement (the “Closing”) shall occur at Seller’s option by mail in escrow, by Escrow Agent or other escrow agent satisfactory to Seller or at Seller’s offices located at 1400 Smith Street, 7th Floor, Houston, Texas 77002, on the tenth (10th) business day following the satisfaction or waiver of the conditions in Articles 9 and 10 hereto (except for such conditions which by their nature can only be satisfied at the Closing and subject to the satisfaction or waiver of such conditions), or on such other date as Seller and Buyer may agree in writing (the “Closing Date”). Seller and Buyer agree time is of the essence hereunder and if the Closing does not occur on or before the Termination Date (as defined below), then either Seller or Buyer, by written notice to the other, may elect to terminate this Agreement in accordance with Section 4.2(a). The Closing, at which execution or delivery of Closing documents and confirmation of transfer of funds takes place, shall commence at 9:00 a.m. Central Daylight or Standard Time, as the case may be, on the Closing Date. Once the Closing has occurred, the Closing shall be deemed to have occurred at 11:59 p.m. Central Daylight or Standard Time, as the case may be, on the Closing Date. Seller and Buyer agree that time is of the essence hereunder. The Termination Date shall mean June 30, 2012 provided however that (i) if the draft HSWA Permit has not been released for public comment on or before March 31, 2012, then the Termination Date shall mean July 31, 2012, and (ii) the Termination Date shall be extended by not more than thirty (30) days to give effect to the cure periods described in Sections 4.2(b) and 4.2(c) as applicable.

4.2	Termination; Consequences of Termination.

(a) If the Closing has not occurred by the Termination Date, either Seller or Buyer, by written notice to the other, may elect to terminate this Agreement; provided that no party may so terminate this Agreement if it is then in default of any of its obligations under this Agreement and provided, further, however, that if the Termination Date is extended pursuant to clause (i) of the definition thereof, Buyer may nevertheless elect to terminate this Agreement pursuant to this Section 4.2(a) on or after June 30, 2012 as if the Termination Date were still June 30, 2012. Except as expressly provided otherwise, no termination of this Agreement shall relieve any party hereto of any liability for any breach hereof occurring prior to such termination.

(b) If the Closing does not occur because of a material breach of Buyer’s obligations in this Agreement that (i) is not cured within thirty (30) days following written notice by Seller to Buyer of such breach or (ii) by its nature, cannot be cured prior to the Termination Date, then Seller, by written notice to Buyer, may elect to terminate this Agreement, provided that Seller is not then in default of any of its obligations (which have not been caused or contributed to by Buyer) under this Agreement, and Seller shall retain the Deposit in addition to all interest thereon, as liquidated damages in lieu of all other damages and as Seller’s sole remedy against Buyer for such failure to close. Seller and Buyer agree that the amount of the liquidated damages is reasonable consideration for Seller’s damages, including the value of Seller’s holding the Assets off the market for the period governed by this Agreement, and that the extent of actual damages to Seller occasioned by failure to close would be extremely impracticable to ascertain.

(c) If the Closing does not occur because of a material breach of Seller’s obligations in this Agreement that (i) is not cured within thirty (30) days following written notice by Buyer to Seller of such breach or (ii) by its nature cannot be cured prior to the Termination Date, then Buyer by written notice to Seller may elect to, as its sole and exclusive remedy, either (A) enforce specific performance of Seller’s obligations to sell the Assets to Buyer under this Agreement, including at Buyer’s election a cure of such material breach; or (B) by written notice to Seller, terminate this Agreement provided that Buyer is not then in default of any of its obligations under this Agreement (which will have not been caused or contributed to by Seller). If Buyer elects to require Seller to cure any such material breach pursuant to the immediately preceding clause (A), then notwithstanding anything herein to the contrary, Seller shall not, in respect thereof, be required to spend more than Fourteen Million and No/100 Dollars (US $14,000,000.00) of any amounts in excess of the “material breach” threshold set forth in Section 4.2(g); provided that such Fourteen Million and No/100 Dollars (US $14,000,000.00) shall be reduced by any amounts spent by Seller hereunder to fully cure or remediate any Material Discovery, Non-Material Discovery or Material Adverse Change without regard to whether the same is related to the material breach that serves as the basis of Buyer’s election under clause (A). Upon receipt by Seller from Buyer of any written notice that Buyer intends to terminate this Agreement pursuant to this Section 4.2(c), Seller shall have the absolute right, in its sole discretion, to instead elect to, at its sole expense, undertake to fully cure the applicable material breach without any limit on dollars spent. Seller may exercise such right only by written notice to Buyer within the ten (10) day period following Seller’s receipt of Buyer’s notice of desire to terminate. In the event Seller timely elects to cure any material breach pursuant to the preceding sentence, then Seller shall effect such cure to Buyer’s reasonable satisfaction within thirty (30) days after the expiration of the foregoing ten (10) day period notwithstanding the Termination Date. If Buyer issues notice of its desire to terminate this Agreement pursuant to this Section 4.2(c) and (x) Seller does not timely exercise its right to instead cure the applicable material breach, (y) Seller does not timely effect such cure to Buyer’s reasonable satisfaction or (z) Seller timely elects to cure a material breach and subsequently terminates this Agreement pursuant to Section 4.2(a), this Agreement shall terminate and Seller shall thereupon pay to Buyer (1) the Deposit in addition to all interest earned thereon plus (2) an amount equal to Three Million and No/100 Dollars (US $3,000,000.00) as liquidated damages for failure to close. In the event of termination of this Agreement pursuant to this Section 4.2(c) as Buyer’s sole remedy, Seller and Buyer agree that the amount of the liquidated damages is reasonable consideration for Buyer’s damages, and that the extent of actual damages to Buyer occasioned by failure to close would be extremely impracticable to ascertain. Buyer’s right to seek specific performance pursuant to clause (A) above must be exercised by filing the appropriate documents to commence litigation no later than the earlier of sixty (60) days following expiration of any applicable cure period, and the Termination Date.

(d) If there shall be any statute, rule or regulation that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or a Government Authority shall have issued an order, decree, or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby, and such order, decree, ruling, or other action shall have become final and non-appealable, then either Buyer or Seller may, by written notice to the other, terminate this Agreement.

(e) If the Closing does not occur for reasons set forth in Sections 4.2(a), 4.2(d), 8.1(c), 8.1(e) and 8.3(a) and this Agreement is terminated as contemplated herein, except as otherwise expressly provided herein, Seller shall return the Deposit and interest thereon to Buyer, each party will otherwise be responsible for its own expenses incurred in connection with this Agreement, and neither Seller nor Buyer shall have any remedy against the other arising out of this Agreement or the termination hereof except with respect to those provisions of this Agreement which expressly survive the termination of this Agreement.

(f)    (i) This Agreement may be terminated by Seller in accordance with Section 8.1(a), 8.1(c), 8.3(a) or 8.14 and by Buyer in accordance with Section 8.1(c), 8.1(e), or 8.3(a).

(ii) If Seller elects to terminate this Agreement pursuant to Section 8.14, then Buyer shall be entitled to the Deposit and interest thereon plus Three Million and No/100 Dollars (US $3,000,000.00) as liquidated damages for failure to close. Seller and Buyer agree that the amount of liquidated damages is reasonable consideration for Buyer’s damages, and that the extent of actual damages to Buyer occasioned by failure to close would be extremely impracticable to ascertain.

(g) For purposes of Section 4.2(c), the “material breach” threshold means that more than Two Million Five Hundred Thousand and No/100 Dollars (US $2,500,000.00) would need to be spent to cure or remediate the breach.

(h) By initialing where indicated below, Seller and Buyer specifically agree to this liquidated damages provision.

SELLER’S INITIALS                      BUYER’S INITIALS                     .

ARTICLE 5

EMPLOYEES AND BENEFITS

5.1 Offers of Employment.

(a) Seller’s employees listed on Schedule 8 attached to this Agreement as “Prospective Employees” are the “Prospective Employees” for purposes of this Agreement. Seller’s or its Affiliates’ employees listed on Schedule 8 attached to this Agreement as “Retained Employees” are the “Retained Employees” for purposes of this Agreement. Buyer shall cause Services Company to offer employment to 100%

of all Prospective Employees. The Retained Employees shall continue their employment with Seller or one of its Affiliates, and Buyer shall cause Services Company not to offer employment to the Retained Employees. For purposes of this Article 5, references to “Seller” shall include Seller’s Affiliates where a Prospective Employee is employed by such Affiliate no later than thirty (30) days prior to the Closing Date.

(b) Buyer shall cause Services Company to make its employment offers to the Prospective Employees in writing during a hiring period beginning four (4) weeks prior to the scheduled Closing, and ending two (2) weeks prior to the scheduled Closing. Services Company may require each Prospective Employee to submit a formal application for employment and submit to Services Company’s customary hiring procedures. Each such employment offer shall be for a position with Services Company at a salary or wage that is no less than the base salary (or the base wage rate) plus any shift, incentive or piece-rate differentials applicable with respect to such Prospective Employee on the Closing Date (the “Equivalent Wage”). The Equivalent Wage shall not include the value of any benefit plan or program including, without limitation, the Chevron Incentive Plan and/or Long-Term Incentive Plan, or any other company incentive program in effect as of the Closing Date.

(c) Such employment offers shall provide that the employment with Services Company shall commence on the first day immediately following the Closing Date (the “Hire Date”) and shall be conditioned upon Closing. Notwithstanding the foregoing, Buyer shall have no obligation under this Agreement to cause Services Company to employ any Prospective Employee who accepts an employment offer but does not actively report for work with Services Company on the Hire Date, unless (1) such Employee is on vacation, scheduled time off, off-site training, or other similar Seller-approved absence and commences active work with Services Company upon the termination of such approved absence; or (2) such Employee is absent from work due to illness or injury and reports for active work with Services Company within thirty (30) days after the Hire Date.

(i) Any Prospective Employee who accepts Services Company’s employment offer but is on vacation, scheduled time off, off-site training, or on other Seller-approved absence on the Hire Date shall become Services Company’s employee, as applicable, on the Hire Date.

(ii) Any Prospective Employee who accepts Services Company’s employment offer but is absent from work due to illness or injury, and who reports for active work with Services Company within thirty (30) days after the Hire Date, shall become Services Company’s employee when he or she reports for active work.

(d) Seller will terminate the employment of all Prospective Employees who accept Services Company’s employment offers on the Closing Date, provided Seller will terminate the employment of any Prospective Employee described in clause (ii) of Section 5.1(c) above effective on the day immediately before reporting for active work with Services Company. Prospective Employees who become Services Company’s employees as of the Hire Date (or, in the case of Employees described in clause (ii) of Section 5.1(c) above, within thirty (30) days after the Hire Date), are the “Affected Employees.” Prospective Employees who do not become Affected Employees are “Remaining Employees.” Any Prospective Employee who accepts Services Company’s offer for employment but who fails to report for work in accordance with Section 5.1(c) shall not become a Services Company’s employee for any purpose pursuant to this Agreement and shall not be an Affected Employee.

(e) Nothing in this Agreement shall affect Services Company’s right to terminate the employment of any Affected Employee at any time on or after the date he or she becomes Services Company’s employee, with or without cause or advance notice; provided that Buyer shall cause Services Company to comply with the terms of the severance program required by Section 5.4 below if such termination is prior to one (1) year after the Hire Date and the termination is without cause. It is understood and agreed that (A) Buyer’s expressed intention to cause Services Company to extend offers of employment as set forth in this Section 5.1 shall not constitute any commitment, contract or understanding (expressed or implied) of any obligation on the part of Buyer or Services Company to a post-Closing employment relationship of any fixed term or duration or upon any terms or conditions other than those that Services Company may establish pursuant to individual offers of employment consistent with the provisions hereof, and (B) employment offered by Services Company shall be “at will” and may be terminated by Services Company or by an employee at any time for any reason or for no reason (subject to any written commitments to the contrary made by Services Company or an employee and subject to any applicable federal, state, or local employment laws, statutes, ordinances, orders, or regulations). Nothing in this Agreement shall be deemed to prevent or restrict in any way the right of Services Company to terminate, reassign, promote or demote any of the Affected Employees after the Closing or to change adversely or favorably the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment of such employees except as otherwise agreed in this Article 5. Notwithstanding the foregoing, Buyer shall cause Services Company not to reduce an Affected Employee’s salary (or wage rate) below the Affected Employee’s Equivalent Wage prior to one (1) year after the Hire Date, other than in connection with termination of such Employee’s employment with Services Company.

(f) Buyer shall control and be responsible for Services Company’s offers of employment to Prospective Employees. Services Company may interview any Prospective Employee during normal working hours (including interviews on site) consistent with the operating requirements of Seller and, with the written permission of the Prospective Employee (a copy of which written permission shall be furnished to Buyer), may review and retain copies of such Prospective Employee’s training, attendance and safety records (if any) maintained by Seller or its Affiliates. All of the original personnel records maintained by Seller relating to the Prospective Employees shall remain with Seller after the Closing Date and shall not be turned over to Buyer except as otherwise required pursuant to Section 5.10(f). Services Company shall, however, have access to and use of such personnel records as may be required in connection with the prosecution or defense of any administrative or court claim, and Seller shall not destroy any such personnel records prior to the time such personnel records are scheduled for destruction pursuant to Seller’s records retention policy applicable to records of this type.

5.2 Defined Benefit Pension Plan. Seller shall cause the Chevron Corporation Retirement Plan and related excess benefit plan (“Seller’s Pension Plan”) to:

(a) retain all liability for pension benefits accrued by each Affected Employee as of the date he or she terminates employment with Seller;

(b) provide for distributions in accordance with Seller’s Pension Plan’s distribution rules to any Affected Employee eligible for an immediate distribution as of the date he or she terminates employment with Seller. Seller shall also cause Seller’s Pension Plan to recognize the Affected Employee’s service with Services Company from the date such Affected Employee commences employment with Services Company until the earlier of the date the Affected Employee is no longer employed by Services Company (or any entity within Buyer’s Controlled Group) or receives a distribution from Seller’s Pension Plan. The service described in the preceding sentence shall be recognized by Seller’s Pension Plan only for purposes of vesting and determining eligibility to receive a benefit (including, without limitation, eligibility to receive subsidized early retirement benefits, Social Security supplements and ancillary benefits), but not for the purpose of accruing additional benefits (that is, pension credit). Such recognition of service for above described purposes, however, is expressly conditioned on the Affected Employee’s not receiving a distribution from Seller’s Pension Plan prior to the date he or she is no longer employed by Services Company (or any entity within Buyer’s Controlled Group).

Upon reasonable request, Buyer shall cause Services Company to provide Seller as soon as reasonably practical with information concerning each Affected Employee’s service with Services Company and Buyer’s Controlled Group and the date when the Affected Employee is no longer employed by Services Company (or any entity within Buyer’s Controlled Group).

5.3 Qualified Defined Contribution Plans.

(a) Seller shall cause the Chevron Employee Savings Investment Plan (“Seller’s Defined Contribution Plan”) to fully vest each Affected Employee as of the date his or her employment with Seller terminates, and to provide for the distribution of such Affected Employee’s vested benefits in accordance with such plan’s distribution rules.

(b) No later than the Hire Date, Buyer shall cause Services Company to establish and maintain, or make provision for, a defined contribution plan that is qualified as soon as practicable following the Closing Date under Section 401 of the Internal Revenue Code (“Buyer’s Defined Contribution Plan”). Buyer’s Defined Contribution Plan shall not be terminated prior to one year after the Hire Date. Buyer shall cause Services Company to cause Buyer’s Defined Contribution Plan to recognize for purposes of participation eligibility, vesting and benefit eligibility purposes each Affected Employee’s service for such purposes under Seller’s Defined Contribution Plan as of the date his or her employment with Seller terminates.

(c) Buyer shall cause Services Company to cause Buyer’s Defined Contribution Plan to accept the direct rollover of Affected Employees’ benefit distributed from Seller’s Defined Contribution Plan in cash and, where the Affected Employee elects to roll over his entire eligible balance, any promissory notes not accelerated (as provided in Internal Revenue Code Section 401(a)(31)). Any Affected Employee who elects to roll over his or her entire eligible balance from Seller’s Defined Contribution Plan to Buyer’s Defined Contribution Plan may elect to include with the rollover any loans outstanding under Seller’s Defined Contribution Plan as of the date his or her employment with Seller terminates, provided the loans have not been accelerated at the time of the rollover and, provided further, that, within 30 days of the Closing Date, Seller causes Seller’s Defined Contribution Plan to deliver to Buyer’s Defined Contribution Plan the promissory notes and/or other loan documentation of any Affected Employee who has elected to include an outstanding loan with such a rollover.

5.4 Severance Plans.

(a) Seller’s Severance Pay Plan. Seller shall cause the execution of a severance pay plan(s) for the benefit of qualifying Prospective Employees (“Seller’s Severance Pay Plans”). Prospective Employees will only receive severance pay in connection with the termination of their employment with Seller if they qualify for it under the terms of Seller’s Severance Pay Plans. Without limitation, Seller’s Severance Pay Plans shall provide that a Prospective Employee is ineligible for severance pay if he or she received an employment offer from Buyer, regardless of whether such offer is accepted or rejected. In addition, Seller’s Severance Pay Plans shall provide that no Affected Employee shall be eligible for severance pay.

(b) Services Company’s Severance Program.

(i) If within one year of the Hire Date: (A) Services Company involuntarily terminates the employment of an Affected Employee (for reasons other than cause or to commence employment with another entity within Buyer’s Controlled Group) or (B) the Affected Employee elects to terminate employment with Services Company (or an entity within Buyer’s Controlled Group) rather than accept a reduction in compensation below his or her Equivalent Wage, Buyer shall cause Services Company to provide severance pay and other benefits to such Affected Employee as described below. Buyer agrees to cause Services Company to adopt such severance program or to cause the Affected Employees to be eligible under the severance program maintained for certain employees who provide services to Services Company (“Buyer’s Severance Program”) no later than the Hire Date and not to terminate it or amend it in a manner inconsistent with this Section 5.4(b) prior to one year after the Hire Date.

(ii) Buyer’s Severance Program shall provide severance pay in an amount no less than two weeks of such Affected Employee’s Equivalent Wage (or his then-current base rate of pay, if greater) for each combined year of service with Seller and Services Company (each including any other entity within its respective Controlled Group). Such service shall be prorated for completed calendar months and subject to a minimum of four (4) years and a maximum of twenty-six (26) years. Service with Seller for these purposes shall be Seller’s service used to calculate severance pay under Seller’s Severance Pay Plan. Buyer’s Severance Program shall also provide for the continuation of employee rates and Services Company’s contribution for medical coverage that are applicable to otherwise similarly situated active Services Company employees for up to six months after the Closing Date.

(iii) As soon as reasonably practicable after the termination of each Affected Employee’s employment with Seller, Seller shall provide Buyer with such Affected Employee’s service (as defined in Seller’s Severance Pay Plan).

(iv) Notwithstanding the foregoing, Services Company may condition eligibility for any benefit under Buyer’s Severance Program on the execution of a general and comprehensive release or waiver of any liability. Such release or waiver shall be in such form as Services Company determines in its sole discretion.

5.5 Vacation Pay. Buyer shall cause Services Company to have or adopt and maintain a vacation pay plan or policy no later than the Hire Date (“Buyer’s Vacation Pay Policy”). Buyer’s Vacation Pay Policy shall:

(a) be applicable to each Affected Employee upon the commencement of his or her employment with Services Company;

(b) recognize the service that Seller used for purposes of vacation pay accrual as of the date each Affected Employee terminates employment with Seller; and

(c) provide a minimum annual vacation pay accrual equal to the amount of annual vacation granted to eligible employees under Services Company’s vacation plan. Seller shall be responsible for any compensation due to Affected Employees for any vacation carryover for years prior to the year of Closing and all earned and unused vacation for the year of Closing and in each case that is not used prior the Closing Date.

Notwithstanding the foregoing, such minimum annual accrual may be prorated where the Affected Employee is employed by Services Company (or an entity within Buyer’s Controlled Group) for less than a full calendar year.

5.6 Health Care Plans.

(a) In General. Buyer shall cause Services Company to establish and/or maintain medical, mental health, substance abuse, and dental plans (“Buyer’s Health Care Plans”) as of the Hire Date. Buyer’s Health Care Plans shall provide that each Affected Employee and his or her otherwise eligible dependents shall be eligible to enroll in such plans with coverage commencing immediately upon commencement of his or her employment with Services Company. If such Affected Employee was enrolled in Chevron’s corresponding plan upon termination of employment with Seller, Buyer shall cause Services Company to cause Buyer’s Health Care Plans to: (i) waive any pre-existing condition limitations; and (ii) recognize each such Affected Employee’s expenditures (including those of his or her covered dependents) under Chevron’s corresponding plan for the calendar year in which the Affected Employee becomes Services Company’s employee toward any applicable deductible and annual out-of-pocket limit in Buyer’s Health Care Plans for such calendar year. In addition, Buyer will cause Services Company to cause Buyer’s Health Care Plans to waive any pre-existing condition limitation where required to comply with the provisions of the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”). Chevron’s benefit plans that provide medical, mental health, substance abuse, and dental coverage for among others, all of Seller’s employees (“Seller’s Health Care Plans) shall be liable for the Covered Expenses of each of the Affected Employees and their dependents incurred before the date such Affected Employee becomes an employee of Services Company, to the extent such individuals have coverage under such plans and such expenses are covered under the terms of such plans (“Covered Expenses”).

(b) Special Rules for Flexible Spending Account. Seller agrees to, and Buyer agrees to cause Services Company to, coordinate the transition of Seller’s health care flexible spending account plan with respect to Affected Employees as described in Situation 2 of Internal Revenue Service Revenue Ruling 2002-32. Accordingly, the Affected Employees cease to be eligible for Seller’s Health Care Plans as of the Closing Date, except to the extent of any continuation coverage election under Consolidated Omnibus Budget Reconciliation Act (“COBRA”). Buyer agrees to cause Services Company to establish and maintain or make provision for, the establishment of a health care flexible spending account plan pursuant to Section 125 of the Internal Revenue Code applicable to Affected Employees and the election by any Affected Employee under Seller’s Health Care Plans shall be continued as an election as if made under Services Company’s health care flexible spending account from the beginning of Seller’s plan year. Services Company’s health care flexible spending account plan shall provide for reimbursement of medical care expenses incurred by the Affected Employees at any time during Seller’s plan year including claims incurred before the Closing Date, up to the amount of the Affected Employees’ election and reduced by amounts previously reimbursed by Seller. As soon as reasonably practicable, Seller shall provide Buyer with the Affected Employees’ election for the plan year, periodic salary reduction and expense reimbursement as of the Closing Date.

5.7 Post-Retirement Health Care Coverage. Seller shall be responsible for all post-retirement medical, mental health, substance abuse, and dental coverage for the Remaining Employees through Chevron’s post-retirement health care coverage (“Seller’s Post-Retirement Health Care Coverage”). Seller also shall make available Post-Retirement Health Care Coverage to any Affected Employee who as of the date he or she terminates employment with Seller is eligible to receive and enroll in Seller’s Post-Retirement Health Care Coverage (“Eligible Affected Employees”). Eligible Affected Employees shall be treated in the same manner as any other similarly situated Seller employees who would terminate employment with Seller on the same date. For purposes of calculating the amount of any employer contributions toward such coverage, Seller shall not be obligated to consider any age greater than the Affected Employee’s age upon termination of employment with Seller or any service with Services Company. Notwithstanding the foregoing, Seller’s Post-Retirement Health Care Coverage shall be subject to Seller’s unilateral and discretionary right (including the rights of any entity within Seller’s Controlled Group) to amend or terminate such coverage at any time and with respect to any Eligible Affected Employees.

5.8 WARN Act Indemnification. Buyer on behalf of itself and Services Company shall indemnify Seller from all liabilities arising out of the notification or other requirements of the Worker Adjustment and Retraining Notification Act of 1988, as amended (“WARN Act”), as and if applicable, with respect to the Affected Employees in connection with actions taken by Buyer or Services Company on the Closing Date. Seller shall indemnify Buyer and Services Company against all liabilities under the WARN Act, as and if applicable, with respect to all other employees of Seller, including the Remaining Employees.

5.9 Buyer’s Other Employee Benefits. Buyer agrees that as of the date an Affected Employee becomes Services Company’s employee, he or she will be eligible to participate in Services Company’s employee benefit plans and programs that are not specifically described in this Article 5 which are generally applicable to Services Company’s similarly situated employees who are hired on or about the Hire Date, subject to the terms and conditions of such plans and programs, and that each Affected Employee shall be given credit for the corresponding service recognized by Seller prior to the date he or she terminates employment with Seller for all applicable purposes (including participation eligibility, vesting, benefit eligibility and benefit accrual) under such Services Company employee benefit plans and programs In addition, if the Affected Employee (or his or her covered dependent) was participating in Seller’s similar employee welfare benefit plan as of the date his or her employment with Seller terminates, Buyer will cause such Services Company employee welfare benefit plan to waive any and all restrictions relating to pre-existing conditions and evidence of insurability to the extent required by HIPAA. For purposes of such waiver, if Seller had no similar employee welfare benefit plan, Buyer will presume participation and satisfaction of pre-existing condition limitations on the part of the Affected Employee (or his or her covered dependents).

5.10	General Employee Provisions.

(a) Seller shall, and Buyer shall cause Services Company to, give any notices required by law and take whatever other actions with respect to the plans, programs and policies described in this Article 5 as may be necessary to carry out the arrangements described in this Article 5.

(b) Seller shall, and Buyer shall cause Services Company to, provide each other with such plan documents and descriptions, employee data or other information as may be reasonably required to carry out the arrangements described in this Article 5.

(c) If any of the arrangements described in this Article 5 are determined by the Internal Revenue Service or other applicable Government Authority with competent jurisdiction, or by a court of competent jurisdiction, to be prohibited by law, Seller and Buyer and Service Company shall modify such arrangements to (as closely as possible) retain the intent and economic benefits and burdens of Seller and Buyer as reflected herein in a manner which is not prohibited by law.

(d) In the event that Services Company hires any Remaining Employee within six months after he or she terminates employment with Seller, Buyer shall cause Services Company to notify Seller of such event and shall reimburse Seller for any severance pay paid by Seller to such Remaining Employee within ten business days after the date any such Remaining Employee is employed by Services Company.

(e) Nothing herein express or implied by this Agreement shall (i) be construed to establish, amend or modify any benefit or compensation plan, program, agreement or arrangement of Seller, Buyer, Services Company or any of their respective Affiliates or (ii) constitute a limitation on or restriction against the right of Seller, Buyer, Services Company or any of their respective Affiliates to amend, modify or terminate any such plan, program, agreement or arrangement.

(f) Subject to Buyer or Services Company having received the consent of applicable Prospective Employees, Seller agrees to provide to Buyer or Services Company person in charge dock training records and other training records as mutually agreed by the Parties with regard to such Prospective Employees.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF SELLER

6.1 Seller’s Representations and Warranties. Seller hereby represents and warrants to Buyer as of the Effective Date:

(a) Organization; Corporate Power and Authority. Seller is a corporation duly organized and validly existing under the laws of the Commonwealth of Pennsylvania. Seller has the power and authority to own, lease, and operate its property and to carry on its businesses as now being conducted.

(b) Due Authorization. The execution, delivery and performance of this Agreement and each document, instrument or agreement executed or to be executed pursuant to this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby and thereby (i) have been duly authorized by all necessary corporate action, and no other corporate action on the part of Seller is necessary to authorize and approve the execution, delivery and performance of this Agreement or any other document, instrument or agreement contemplated hereby or the consummation of the transactions contemplated hereby and thereby; (ii) will not materially violate, conflict with or result in any material violation or breach

(with or without the giving of notice or the passage of time or both) or permit termination, modification or acceleration of (with or without the giving of notice or the passage of time or both) of any provision of: (A) any agreement, contract, mortgage, lease, license or other instrument to which Seller is a party or by which the Assets are bound other than the Applicable Contracts; (B) any governmental franchise, license, permit or authorization, other than the Applicable Permits; or (C) any law, statute, decree, rule or regulation of any jurisdiction to which Seller or the Assets are subject other than any law, statute, decree, rule or regulation which applies to the transaction solely based on the identity of the Buyer; and (iii) will not result in the creation or imposition of any Encumbrance upon the Assets other than Permitted Encumbrances. Seller is not subject to any provision of its respective charter, by-laws or other organizational documents or any order or decree of any court or Government Authority which would prevent the consummation of the transactions contemplated by this Agreement.

(c) Due Execution and Enforceability. This Agreement has been duly executed and delivered by Seller and assuming due authorization, execution and delivery by Buyer, this Agreement constitutes the valid and binding obligations of Seller, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws, or by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Each other agreement, document or instrument required hereunder to be executed and delivered by Seller has been, or when executed, shall be, duly executed and delivered to Buyer and constitutes, or when executed, shall constitute, legal, valid and binding obligations of Seller enforceable in accordance with their respective terms.

(d) Financial Information. Seller has provided Buyer with access to the Data Room containing, among other things, certain financial information of Seller, and Seller has provided Buyer with other financial information as more particularly described on Schedule 10 attached to this Agreement. The financial information contains certain selected volumes, revenues, operating expenses, and capital investment information which are based on Seller’s internal management information and internal profit reporting system (collectively, the “Financial Information”). This Financial Information was extracted from several of Seller’s financial and operating systems for the purposes of management information and control and is not audited and may not be constructed in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) in all circumstances. While the costs presented represent an estimate of what Seller believes can be attributed to its operations at the Facility, Buyer understands that certain allocations and prorations of costs have been included in the Financial Information for analytical purposes.

(e) INTENTIONALLY OMITTED

(f) Title. Except for this Agreement, neither Seller nor any of its Affiliates have entered into any option, warrant, subscription or other right with a third party for the purchase, lease or sale of the Real Property. Seller has good, valid and marketable title to, or holds pursuant to valid and enforceable leases, all of the Assets constituting personal property. The Assets constituting personal property are free and clear of all Encumbrances, other than Permitted Encumbrances.

(g) Litigation. Except as disclosed on Schedule 10 attached to this Agreement, there is no known legal action, arbitration or governmental proceeding nor does Seller have Knowledge of, any investigation pending against Seller that would materially and adversely affect Buyer’s ability to use and operate the Assets in the manner in which they are currently being used and operated or that would materially and adversely affect Seller’s ability to consummate the transactions contemplated hereby.

(h) Brokers’ or Finders’ Fees. Seller is not a party to, or in any way obligated under, and has no Knowledge of, any contract or outstanding claim for the payment of any broker’s or finder’s fee in connection with the origin, negotiation, execution or performance of this Agreement by Seller for which Buyer or its Affiliates would be liable.

(i) Environmental Information. Within fifteen (15) days following the payment by Buyer of the Deposit pursuant to Section 3.1 above, if not previously disclosed to Buyer, Seller will have given access to or made available to Buyer, in addition to records and information previously made available in the Data Room or furnished to Buyer, at its request, records of Seller containing environmental information concerning, relating to and affecting the Assets. Such information together with the environmental information that Seller has set forth in Schedule 10 attached to this Agreement regarding the environmental condition of the Assets is referred to in this Agreement as the “Environmental Information.” Such Environmental Information is subject to the limitations set forth Paragraph 6.2 of this Agreement and Paragraph 2 of the Environmental Responsibilities Addendum. Statements of fact or opinion regarding the Environmental Information contained in Schedule 10 attached to this Agreement shall not be deemed to be a representation or warranty hereunder.

(j) Employees. Schedule 8 attached to this Agreement accurately sets forth a list of each Prospective Employee’s job title and the date such Prospective Employee’s service commenced. The actual names of the Prospective Employees and Retained Employees shall not be included on Schedule 8.

(k) Applicable Permits and Applicable Contracts. Except as disclosed on Schedule 10 attached to this Agreement, to Seller’s Knowledge, Seller has not, as of the Effective Date, received notice of any written claim of default by Seller under any Applicable Permit or under any Applicable Contract. To Seller’s Knowledge, no other party to any Applicable Contract is in default of its obligations to Seller thereunder. Buyer has been supplied with a true and correct copy of all Applicable Permits and Applicable Contracts, together with all amendments, waivers, or other changes thereto.

(l) Seller represents that it is not a foreign corporation, foreign trust, foreign partnership, or foreign estate as defined by the Internal Revenue Code and Treasury Regulations promulgated thereunder. Seller shall provide at Closing, an appropriate No Lien affidavit and such other affidavits, certificates, bills of sale and documents which may reasonably be required by Buyer or Buyer’s title insurance company.

6.2 Seller’s Disclaimers.

(a) BUYER ACKNOWLEDGES AND AFFIRMS THAT PRIOR TO THE CLOSING IT WILL HAVE MADE ITS OWN INVESTIGATION, ANALYSIS AND EVALUATION OF THE ASSETS, THE LIABILITIES AND OBLIGATIONS TO BE ASSUMED BY BUYER HEREUNDER, AND THE OPERATIONS, BUSINESS AND PROSPECTS RELATING TO THE ASSETS AND SUCH LIABILITIES AND OBLIGATIONS. EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT AND IN THE INSTRUMENTS TO BE DELIVERED BY SELLER AT THE CLOSING, INCLUDING, WITHOUT LIMITATION, THE TITLE WARRANTIES PROVIDED BY SELLER, IF ANY, THE ASSETS ARE SOLD “AS IS, WHERE IS” AND “WITH ALL FAULTS,” AND SELLER MAKES NO REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED OF MERCHANTABILITY, FREEDOM FROM REDHIBITORY VICES OR DEFECTS, FITNESS FOR A PARTICULAR PURPOSE, CONDITION OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY EQUIPMENT, CONCERNING THE ASSETS. BUYER ACKNOWLEDGES THAT, SUBJECT TO THE IMMEDIATELY PRECEDING SENTENCE, THE SALE OF THE ASSETS WILL BE SUBJECT TO THE “AS IS” BASIS AND WAIVER OF WARRANTY PROVISIONS SET FORTH IN THE CONVEYANCE DOCUMENTS.

(b) EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN THIS AGREEMENT AND IN THE INSTRUMENTS TO BE DELIVERED BY SELLER AT THE CLOSING, AND WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, AS TO (i) THE CONTENT, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, REPORTS, BROCHURES, CHARTS OR STATEMENTS PREPARED BY THIRD PARTIES; (ii) ANY ESTIMATES OF THE VALUE OF THE ASSETS OR FUTURE REVENUES GENERATED BY THE ASSETS; (iii) THE PROCESSING OF PETROLEUM PRODUCTS FROM THE ASSETS; (iv) THE CONDITION, QUALITY, SUITABILITY OR DESIGN OF THE ASSETS; OR (v) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO BUYER OR ITS AFFILIATES, OR THEIR EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO.

(c) SELLER HAS MADE CERTAIN DATA (INCLUDING THE FINANCIAL INFORMATION) AVAILABLE TO BUYER IN THE DATA ROOM, IN THIS AGREEMENT (INCLUDING, WITHOUT LIMITATION, IN SCHEDULE 10 ATTACHED TO THIS AGREEMENT), AND OTHERWISE, AND ALTHOUGH, EXCEPT AS SET FORTH HEREIN AND IN THE INSTRUMENTS TO BE DELIVERED AT CLOSING, SELLER DOES NOT WARRANT THE ACCURACY OF ANY SUCH DATA, SELLER HAS NO KNOWLEDGE THAT SUCH DATA IS MATERIALLY INACCURATE, AND, EXCEPT AS SET FORTH HEREIN OR IN THE INSTRUMENTS TO BE DELIVERED AT CLOSING, SELLER MAKES NO REPRESENTATION OR WARRANTY (i) THAT THE DATA PRESENTS A COMPLETE PICTURE OF THE ASSETS OR ITS BUSINESS OR ALL INFORMATION THAT MIGHT BE MATERIAL TO BUYER’S DECISION, AND (ii) AS TO THE ACCURACY OF ANY SUCH DATA INCLUDING ANY INFORMATION CONTAINED IN ANY REPORTS GENERATED BY THIRD PARTIES OR OF MATTERS OF OPINION OR ANY ESTIMATE OR FORECAST (WHETHER CONTAINED IN ANY THIRD PARTY REPORTS OR OTHERWISE).

ARTICLE 7

REPRESENTATIONS AND WARRANTIES OF BUYER

7.1 Buyer’s Representations and Warranties. Buyer hereby represents and warrants to Seller as of the Effective Date and the Closing Date as follows:

(a) Organization; and Corporate Power and Authority. Buyer is a limited liability company duly organized and validly existing under the laws of the State of Delaware. Buyer has the power and authority to own, lease, and operate its property and to carry on its businesses as now being conducted.

(b) Due Authorization. The execution, delivery and performance of this Agreement and each document, instrument or agreement executed or to be executed pursuant to this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby and thereby (i) have been duly authorized by all necessary actions, and no other action on the part of Buyer is necessary to authorize and approve the execution, delivery and performance of this Agreement or any other document, instrument or agreement contemplated hereby or the consummation of the transactions contemplated hereby and thereby; and (ii) will not materially violate, conflict with or result in any material violation or breach (with or without the giving of notice or the passage of time or both) or permit termination, modification or acceleration of (with or without the giving of notice or the passage of time or both) of any provision of: (A) any agreement, contract, mortgage, lease, license or other instrument to which Buyer is a party; (B) any governmental franchise, license, permit or authorization; or (C) any law, statute, decree, rule or regulation of any jurisdiction to which Buyer is subject. Buyer is not subject to any provision of its charter or by-laws or any agreement, instrument, order or decree of any court or Government Authority which would prevent consummation of the transactions contemplated by this Agreement.

(c) Due Execution and Enforceability. This Agreement has been duly executed and delivered by Buyer, and assuming due authorization, execution and delivery by Seller, this Agreement constitutes the valid and binding obligations of Buyer except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws, or by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Each other agreement, document or instrument required hereunder to be executed and delivered by Buyer has been, or when executed, shall be, duly executed and delivered to Buyer and constitutes, or when executed, shall constitute, legal, valid and binding obligations of Buyer enforceable in accordance with their respective terms.

(d) Brokers’ or Finders’ Fees. Buyer is not a party to, or in any way obligated under, and has no knowledge of, any contract or outstanding claim for the payment of any broker’s or finder’s fee in connection with the origin, negotiation, execution or performance of this Agreement by Buyer for which Seller or its Affiliates would be liable.

(e) Environmental Information. Seller has given access, or made available, to Buyer certain Environmental Information concerning, relating to and affecting the Assets, and Buyer acknowledges having received access to such Environmental Information.

(f) BUYER’S EXPERIENCE. BUYER (i) IS IN THE BUSINESS OF SEEKING OR ACQUIRING, BY PURCHASE OR LEASE, GOODS OR SERVICES FOR COMMERCIAL OR BUSINESS USE, (ii) HAS KNOWLEDGE AND EXPERIENCE IN FINANCIAL AND BUSINESS MATTERS THAT ENABLE IT TO EVALUATE THE MERITS AND RISKS OF THE TRANSACTIONS CONTEMPLATED HEREBY AND (iii) IS NOT IN A SIGNIFICANTLY DISPARATE BARGAINING POSITION. BUYER ACKNOWLEDGES AND AGREES THAT BUYER, IN MAKING SUCH INVESTIGATION, ANALYSIS AND EVALUATION OF THE ASSETS, THE LIABILITIES AND OBLIGATIONS TO BE ASSUMED BY BUYER HEREUNDER, THE OPERATIONS, BUSINESS AND PROSPECTS RELATING TO THE ASSETS AND SUCH LIABILITIES AND OBLIGATIONS, IS NOT RELYING ON ANY INFORMATION, INVESTIGATION, ANALYSIS OR EVALUATION PROVIDED BY SELLER IN CONNECTION WITH THIS TRANSACTION (EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF SELLER SET FORTH HEREIN AND IN THE INSTRUMENTS TO BE DELIVERED BY SELLER AT THE CLOSING) BUT INSTEAD IS RELYING ON ITS OWN INVESTIGATION, ANALYSIS, AND ASSESSMENT BASED ON BUYER’S OWN ABILITIES AND SKILLS TO OPERATE THE ASSETS.

(g) Funding. Buyer has and will have at Closing sufficient funds available to it to effect the payments due by it at Closing and to fulfill all of its other obligations as contemplated by this Agreement. The performance of any obligation by Buyer under this Agreement is not subject to any third party financing commitments or arrangements.

(h) Compliance. Buyer warrants and undertakes that no director, employee or agent of Seller shall receive, or has received, from or on behalf of Buyer or is or will be entitled to receive, or has been or will be offered to receive, from or on behalf of or for the account of Buyer, or with the knowledge or consent of Buyer as to amounts paid on behalf of Buyer, any commission, fee, rebate, or any gift or entertainment of significant cost or value in connection with the transactions set out in this Agreement, or offer to enter into any business arrangement with Buyer other than as a representative of Seller. Buyer shall promptly notify Seller of any breach of this Section 7.1(h) and any consideration received as a result of such breach shall be paid over or credited to Seller, without prejudice to the right of Seller to seek compensation or claim damages or any other rights that Seller may have under applicable law. Buyer shall allow and shall permit Seller and its representatives and advisors, upon written request, to audit any and all records of Buyer for the sole purpose of determining whether there has been compliance with this Section 7.1(h).

(i) Buyer’s IRS Form 637 Terminal Operator’s Registration. Buyer warrants and represents that a true and correct copy of Buyer’s IRS Form 637 Terminal Operator Registration is attached hereto as Exhibit K.

ARTICLE 8

COVENANTS

8.1 Investigation of Assets; Approval Date; and Release.

(a) Seller has encouraged Buyer, at Buyer’s expense, during the Review Period, to (i) make, or arrange for others to make, such inspection of the Assets including, without limitation, the environmental and physical condition of the Assets, the Liabilities, and the Environmental Liabilities, as it deems appropriate; (ii) investigate and have knowledge of operative or proposed governmental laws and regulations to which the Assets are or may be subject; (iii) review and independently evaluate for content, completeness, and accuracy any Data Room or other materials that it deems necessary including, without limitation, the Environmental Information; and (iv) make such investigations of the title, condition, status under environmental laws and any other aspects of the Assets and the Liabilities as Buyer may deem necessary or appropriate, specifically including, without limitation, an inspection, review or evaluation of all relevant commercial agreements, understandings or issues included in the Assets or otherwise affecting or relevant to the business as now conducted by Seller, or proposed to be conducted by Buyer. Buyer agrees that such inspections shall not unreasonably interfere with the business and operations of the

Assets, and that such inspections and all such documents shall be subject to the Confidentiality Agreement dated February 7, 2011, previously signed by Parent Guarantor and Seller with respect to the transactions contemplated by this Agreement (the “Confidentiality Agreement”). Buyer’s inspections shall not damage the Assets in any material respect, shall not be invasive in any respect without the prior written consent of Seller (including without limitation, soil borings, test pits, groundwater testing, or Phase II environmental testing), and shall be conducted in accordance with standards customarily employed in the industry in which the Facility is operated and in compliance with all governmental laws, rules and regulations. Prior to conducting any Phase II or other invasive environmental testing of the Assets, Buyer shall obtain Seller’s prior written approval, which may be granted or withheld in Seller’s sole and absolute discretion. Seller may require a workplan in advance of any such Phase II testing. Notwithstanding anything to the contrary herein, in no event shall Buyer at any time prior to the earlier of the termination of this Agreement or the Closing (x) conduct internal inspections of out of service tanks situated on the Real Property, (y) retain or utilize the services of a Licensed Site Remediation Professional (as defined at NJSA 58:10C-2), and (z) have any communications whether oral, written, electronic, or otherwise with any Government Authority with respect to the Assets (other than pursuant to HSR Act or those communications solely in anticipation of the transfer of the Assets to Buyer at the Closing) without the prior written consent of Seller. Buyer’s violation of any of the foregoing provisions of subparagraphs (x), (y), or (z) shall be a material breach of this Agreement and just cause for Seller’s immediate termination of the Agreement pursuant to Section 4.2(b) without penalty of any kind to Seller, upon which termination Buyer shall forfeit its right to any and all Deposit together with all interest earned thereon and Seller shall be entitled to receipt of same. Following each such entry by Buyer or its agents or contractors with respect to any such inspections, but in no event later than the Closing, Buyer shall promptly restore, or cause to be restored, the Assets to substantially their original condition as existed immediately prior to any such inspections.

Buyer shall cause all persons and entities performing inspections at Buyer’s request to maintain adequate and appropriate insurance in the following:

(i) Worker’s Compensation and Employer’s Liability as prescribed by law, including insurance covering liability under the Longshoremen’s and Harbor Workers’ Act and the Jones Act, if applicable.

(ii) Comprehensive General Bodily Injury Liability Insurance. Such insurance shall include the following coverages: Broad Form contractual Liability, Personal Injury Liability, Completed Operations, and Products Liability. The limits of liability of such insurance shall be not less than Five Million Dollars ($5,000,000.00) per occurrence.

(iii) Broad Form Property Damage Liability Insurance. Such insurance shall include the following coverages: Broad Form Contractual Liability, Completed Operations, and Products Liability. The limits of liability of such insurance shall be not less than Five Million Dollars ($5,000,000.00) per occurrence.

(iv) Automobile Bodily Injury and Property Damage Liability Insurance. Said insurance shall extend to owned, non-owned, and hired automobiles and other vehicles used in the performance of this inspection. The limits of liability of such insurance shall be not less than One Million Dollars ($1,000,000.00) per person, One Million Dollars ($1,000,000.00) per occurrence for Bodily Injury and Two Hundred Thousand Dollars ($200,000.00) per occurrence for Property Damage.

Before undertaking any physical inspections of the Assets, Buyer (i) will deliver to Seller written evidence establishing to Seller’s reasonable satisfaction that such adequate and appropriate insurance is being maintained and (ii) shall cause Seller to be named as an additional named insured (rather than as a certificate holder) under the insurance policies to be maintained. Seller shall cooperate with Buyer in all reasonable respects, but at no out-of-pocket cost to Seller, in making any inspections, investigations, reviews or evaluations pursuant to this Article 8.

(b) Buyer shall be responsible for its own due diligence with respect to (i) the quality and validity of Seller’s title to or interests in the Assets, (ii) the environmental and physical condition of the Assets and any and all Environmental Liabilities, and (iii) Buyer’s ability to receive the regulatory approvals or forbearance needed for Buyer to own and operate the Assets upon Closing. Buyer’s inability to receive all such approvals or forbearance in (iii) above, shall be hereinafter referred to as a “Regulatory Obstacle.” If after the expiration of the Review Period but prior to the fifth (5th) day prior to the Closing Date (the “Approval Date”), Buyer becomes aware of any Material Discovery (as hereinafter defined) or Non-Material Discovery (as hereinafter defined), then, in such event, Buyer shall have the right at any time on or prior to the Approval Date to bring such facts to the attention of Seller by written notice. Buyer hereby agrees that it shall undertake any and all commercially reasonable investigations of the Assets in a diligent, thoughtful manner during the Review Period for purposes of satisfying itself as to the quality and validity of title and the condition of the Assets and the ability to own and operate the Assets upon Closing in substantially the same manner as Seller currently owns and operates the Assets and further for purposes of discovering any Regulatory Obstacle or Material Discovery. For purposes of this Section 8.1(b), “Material Discovery” shall mean (A) any fact or facts discovered by Buyer after the Effective Date but prior to the expiration of the Review Period that were not reasonably discernible prior to the Effective Date from the materials set out in the Data Room as it existed on the Effective Date, or (B) any fact or facts discovered by Buyer after the expiration of the Review Period but prior to the Approval Date that were not reasonably discernible prior to the Effective Date from the materials set out in the Data Room as it existed on the Effective Date, or (C) any fact or facts discovered by Buyer after the expiration of the Review Period but prior to the Approval Date that were not reasonably discernible from investigations undertaken (or required to be undertaken) by Buyer during or prior to the expiration of the Review Period or the Effective Date (including, without limitation, any Environmental Information), regarding, in the case of the foregoing (A), (B) or (C), (1)

title to the Assets, (2) Environmental Liabilities or (3) a Regulatory Obstacle, which materially reduces the economic value of the Assets, excluding, in each instance, any changes in stock markets, interest rates, exchange rates, commodity prices or other general economic or political conditions; changes in laws, regulations or accounting practices; the transactions contemplated by this Agreement; the change in control of the Assets which will occur as a result of the provisions of this Agreement or in each case the announcement of the same; and, any events generally affecting companies in a business similar to that represented by the Assets. For purposes of Section 8.1(b)-(d), “materially” shall mean that the Material Discovery reduces the economic value of the Assets by Twenty Million and No/100 U.S. Dollars ($20,000,000.00) or more, or a party would have to spend Twenty Million and No/100 U.S. Dollars ($20,000,000.00) or more in order to cure or remediate the matter. For purposes of this Section 8.1(b), “Non-Material Discovery” shall mean (I) any fact or facts discovered by Buyer after the Effective Date but prior to the expiration of the Review Period that were not reasonably discernible prior to the Effective Date from the materials set out in the Data Room as it existed on the Effective Date, or (II) any fact or facts discovered by Buyer after the expiration of the Review Period but prior to the Approval Date that were not reasonably discernible prior to the Effective Date from materials set out in the Data Room as it existed on the Effective Date, or (III) any fact or facts discovered by Buyer after the expiration of the Review Period but prior to the Approval Date that were not reasonably discernible from investigations undertaken (or required to be undertaken) by Buyer during or prior to the expiration of the Review Period (including, without limitation, the Environmental Information) regarding, in the case of the foregoing (I), (II) or (III), (a) title to the Assets, (b) Environmental Liabilities or (c) a Regulatory Obstacle, which reduces the economic value of the Assets by more than Five Million and No/100 U.S. Dollars ($5,000,000.00) but less than Twenty Million and No/100 U.S. Dollars ($20,000,000.00) or a party would have to spend between Five Million and No/100 U.S. Dollars ($5,000,000.00) and Twenty Million and No/100 U.S. Dollars ($20,000,000.00) to cure or remediate the matter, excluding, in each instance, any value attributable to changes in stock markets, interest rates, exchange rates, commodity prices or other general economic or political conditions; changes in laws, regulations or accounting practices; the transactions contemplated by this Agreement; the change in control of the Assets which will occur as a result of the provisions of this Agreement or in each case the announcement of the same; and, any events generally affecting companies in a business similar to that represented by the Assets. Notwithstanding anything to the contrary herein, in no event shall the HSWA Permit constitute a Material Discovery or a Non-Material Discovery.

(c) For any Material Discovery, Seller and Buyer agree to discuss appropriate remedial actions or adjustments to this Agreement to take into account the Material Discovery. If Seller and Buyer cannot agree on appropriate remedial actions or an appropriate adjustment to this Agreement within a reasonable time period not to exceed twenty (20) days after Seller receives notice of such Material Discovery, and if Seller has not cured or remedied the Material Discovery within such twenty (20) day period, Buyer shall have the right to terminate this Agreement with full refund of the Deposit pursuant to Section 4.2(e) hereof, by written notice to Seller within the ten (10) day period following the expiration of the foregoing twenty (20) day period; provided, however, that Seller shall have the absolute right, in its sole discretion, to elect to undertake either to cure or remedy the Material Discovery within thirty (30) days from its receipt of written notice from Buyer that it intends to terminate this Agreement, and further provided that Seller completes such cure or remedy within sixty (60) days from such notice. If Seller elects to cure or remedy the Material Discovery, Closing shall be extended but not beyond Termination Date, as necessary, until the date which is five (5) business days following Seller’s completion of such cure. Notwithstanding anything to the contrary herein, if Seller, in its reasonable judgment, determines that Seller’s Environmental Liabilities constituting a Material Discovery cannot be cured or remedied using reasonable methods or resources, Seller shall have the right to terminate this Agreement with full refund of the Deposit pursuant to Section 4.2(e) hereof, by written notice to Buyer on or before the expiration of the Review Period.

For any Non-Material Discovery, Seller and Buyer agree to discuss an appropriate adjustment to the Assets Purchase Price. If Seller and Buyer cannot agree on an appropriate adjustment to the Assets Purchase Price within twenty (20) days after Seller receives notice of the Non-Material Discovery from Buyer, then Seller and Buyer shall each appoint an independent third party expert with at least five (5) years’ full-time experience in such calculations to determine a reasonable estimate of the amount by which the Non-Material Discovery has reduced the economic value of the Assets using commercially reasonable methods of calculation and taking into account all relevant facts and other information under the circumstances (the “Reduction Amount”). If a party does not appoint an expert and so advise the other party as to the name of its expert within ten (10) days after the expiration of the twenty (20) day period referenced above, then the single expert shall determine and set the Reduction Amount. If both experts are appointed by the parties as stated above, they shall meet promptly and attempt to determine and set the Reduction Amount. If the two experts are unable to agree on the Reduction Amount within twenty (20) days after the second expert has been appointed, the two experts shall then attempt to select a third expert meeting the qualifications stated above within ten (10) days after the last day the two experts are given to determine the Reduction Amount. If the two experts are unable to agree on a third expert, either of the parties, by giving ten (10) days’ written notice to the other party may apply to the Presiding Judge of the District Court for the county in which the Facility is located for the selection of a third expert who meets the qualifications stated in this Section 8.1(c). Each of the parties shall bear one-half of the cost of appointing the third expert and of paying the third expert’s fee. Within twenty (20) days after selection of the third expert, a majority of the experts shall determine and set the Reduction Amount. If a majority of the experts are unable to agree upon the Reduction Amount within the stipulated period of time, the three determinations of the Reduction Amount shall be added together and their total divided by three and the resulting quotient shall be the Reduction Amount. If, however, the low determination or the high determination is more than 10% lower or higher than the middle determination, the low determination or the high determination, as the case may be, shall be disregarded and the remaining two determinations shall be added together and their total divided by two, and the resulting quotient shall be the Reduction Amount. If the low determination and the high determination are 10% lower and higher, respectively, than the middle determination, then both the low determination and the high determination shall be disregarded, and the middle determination shall be the Reduction Amount. If there is a Non-Material Discovery and if a Reduction Amount is calculated hereunder, (i) Closing shall be extended, as necessary but not beyond the Termination Date, until the date that is five (5) business days following calculation of the Reduction Amount and (ii) at the Closing, the Assets Purchase Price shall be reduced by an amount equal to the Reduction Amount less Fifty Thousand and No/100 U.S. Dollars ($50,000.00).

(d) If Buyer does not give Seller written notice of a Material Discovery or a Non-Material Discovery on or prior to the Approval Date, the conditions set forth in Section 10.1(g) shall be deemed satisfied and/or waived, and Seller shall have no further Liability for such matter.

(e) If a Material Adverse Change occurs at any time between the Effective Date and the Closing Date, Seller and Buyer agree to discuss appropriate actions or adjustments to this Agreement to take into account the Material Adverse Change. If Seller and Buyer cannot agree on appropriate actions or an appropriate adjustment to this Agreement within a reasonable time period not to exceed twenty (20) days after the last of the parties to receive or have actual notice of the Material Adverse Change, Buyer shall have the right to terminate this Agreement with full refund of the Deposit pursuant to Section 4.2(e) hereof by written notice to Seller within the ten (10) day period following the expiration of the foregoing twenty (20) day period; provided, however, that Seller shall have the absolute right, in its sole discretion, to elect to undertake either to repair or replace or make adequate provision for the repair or replacement of such damaged or destroyed Assets within the ten (10) day period following Seller’s receipt of written notice from Buyer that it intends to terminate this Agreement, and further provided that Seller completes such work to Buyer’s reasonable satisfaction within one hundred twenty (120) days after the expiration of the foregoing ten (10) day period. If Seller properly and timely elects to repair or replace or make adequate provision for the repair or replacement of such damaged or destroyed Assets referenced in the foregoing sentence, Closing shall be extended but not beyond the Termination Date, as necessary, until the date which is five (5) business days following Seller’s completion of such repair or replacement of such damaged or destroyed Assets; provided, however, in no event shall Closing be extended beyond a date which is ninety (90) days after the originally scheduled Closing.

(f) Except as otherwise provided in this Agreement or in the instruments to be delivered by Seller at the Closing, Buyer assumes the risk that adverse conditions outside the scope of Seller’s warranties set forth in Article 6 may not be revealed by Buyer’s own investigation. Except as otherwise provided herein, Buyer acknowledges that, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT AND IN THE INSTRUMENTS TO BE DELIVERED BY SELLER AT THE CLOSING, THE ASSETS ARE SOLD “AS IS, WHERE IS” AND “WITH ALL FAULTS” AND THAT NO WARRANTY, EXPRESS OR IMPLIED IN FACT OR BY LAW, WHETHER OF TITLE, MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE, CONDITION OR OTHERWISE, CONCERNING THE ASSETS HAS BEEN MADE TO BUYER.

(g) Without limitation, but except as otherwise provided herein, effective upon the Closing, Buyer releases and discharges Seller and its Affiliates, and their officers, directors, employees, agents and other persons acting on their behalf from any of the Assumed Liabilities and waives any claims Buyer may have against the foregoing persons and entities with respect to the Assumed Liabilities; provided that the foregoing release shall not serve to alter or reduce the rights of Buyer pursuant to Section 12.1(a)).

8.2 Announcements; Confidentiality. Except as required by law, neither Buyer nor Seller may issue any press release or otherwise make any public statement with respect to this transaction, without the prior consent of the other party, not to be unreasonably withheld, conditioned or delayed. Additionally, Buyer and Seller agree that the existence, terms and conditions of this Agreement shall be kept strictly confidential; provided, that (i) each party may disclose the existence, terms, and conditions of this Agreement to its officers, directors and members, (ii) each party may disclose the existence, terms and conditions of this Agreement to its employees and outside advisors on a need-to-know basis in connection with the matters discussed in this Agreement, and (iii) each party may disclose the existence, terms, and conditions of this Agreement as necessary to enforce its rights hereunder or as required pursuant to subpoena, court order or applicable governmental laws, regulations or other requirements (however, to the extent permitted by applicable law, the disclosing party shall promptly notify the other party of such requirement and shall assist the other party in obtaining a protective order or equivalent). Notwithstanding the foregoing, either party may produce to the New Jersey Division of Taxation (referred to in Section 11.12 below) a copy of the Agreement or a memorandum thereof, pursuant to Section 11.12. Each party acknowledges that confidentiality is a material inducement for the other party to execute this Agreement and shall survive termination of this Agreement. Effective upon the Closing, the Confidentiality Agreement shall automatically terminate without any further action of either party. From and after Closing, Seller shall hold in confidence and shall not, except with Buyer’s written consent or as required by law or Governmental Authority or in accordance with the confidentiality provision in the Tank Storage Agreement or to the extent necessary, on a need to know basis, to comply with the obligations of Seller in this Agreement including all of the Schedules and Exhibits hereto, disclose or permit to be disclosed any non-public information regarding the Facility that Seller or its Affiliates may have retained as permitted hereunder.

8.3 Operation of Assets Prior to Closing; Risk of Loss; Capital Projects.

(a) Except as otherwise provided in this Agreement or with the prior written approval of Buyer, between the Effective Date and the Closing Date or the termination date of this Agreement, as applicable, Seller shall:

(i) operate the Assets in the ordinary course of business and;

(ii) not sell, lease, or otherwise dispose of any portion of the Assets other than the sale in the ordinary course of the operations and having a per item fair market value of less than Fifty Thousand and No/100 U.S. Dollars ($50,000.00) of materials, supplies, spare parts, furniture, motor vehicles, rolling stock, tools, implements, appliances, machinery, equipment, improvements or other tangible personal property or fixtures forming a part of the Assets; provided that all such sales, leases, or other disposals may not exceed Two Hundred Fifty Thousand and No/100 U.S. Dollars ($250,000.00) in the aggregate;

(iii) not modify, amend or terminate any Applicable Contract or Applicable Permit or make or effect any material election or waiver thereunder, and promptly advise Buyer of any inquiries from any Government Authority or counterparty with respect thereto; and not enter into any contract that would have constituted an Applicable Contract if it had existed on the Effective Date;

(iv) not create, or allow to be created, any Encumbrance upon all or any portion of the Assets other than Permitted Encumbrances;

(v) not waive, compromise or settle any claim that would adversely affect ownership, operation or value of any of the Assets;

(vi) not terminate the employment of any Prospective Employee (unless for cause, as determined consistent with past practice, and upon notice to Buyer to the extent permitted by law) or increase, or cause the increase of, the Equivalent Wages (or any component thereof) of any Prospective Employee other than annual increases in the normal course of business; and

(vii) not authorize or propose, or agree in writing or otherwise to take (or not take, as applicable) any of the actions described in this Section 8.3(a).

In the event any single Asset is damaged, destroyed or taken by condemnation between the Effective Date and the Closing Date and if such damage, destruction or taking does not constitute a Material Adverse Change under this Agreement and if such damage, destruction or taking results in a reduction in the economic value of the Assets by more than Two Million Five Hundred Thousand and No/100 U.S. Dollars ($2,500,000.00), as reasonably determined by Seller, or the cost of repair or replacement of any such Asset would cost more than Two Million Five Hundred Thousand and No/100 U.S. Dollars ($2,500,000.00), as reasonably determined by Seller, and such damage, destruction or taking is capable of being repaired or replaced within ninety (90) days after the occurrence of such damage, destruction or taking, as reasonably determined by Seller, then Seller shall, at its sole option and election, either (i) repair or replace within ninety (90) days after the occurrence of such damage, destruction or taking such damaged, destroyed or taken Asset to Buyer’s reasonable satisfaction, or (ii) reduce the Assets Purchase Price by an amount reasonably determined by Seller and Buyer to represent the reduction in the value of the Assets by reason of the damage, destruction or taking. Notwithstanding the foregoing, in the event Seller reasonably determines that the cost of repair or replacement (x) exceeds Five Million and No/100 U.S. Dollars ($5,000,000.00) and neither Buyer nor Seller is willing to agree to bear the cost of such excess or (y) exceeds Two Million Five Hundred Thousand and No/100 U.S. Dollars ($2,500,000.00) and such damage, destruction or taking is not capable of being repaired or replaced within ninety (90) days after the occurrence of such damage, destruction or taking, then either Seller (but solely in the case of clause (x)) or Buyer may terminate this Agreement under Section 4.2(e) of this Agreement, whereupon the Title Company shall return the Deposit to Buyer together with all interest accrued thereon in compliance with Section 4.2(e) of this Agreement; provided, however, that if neither Seller (solely in the case of clause (x)) nor Buyer terminates this Agreement pursuant to clause (x) or (y), as applicable, then Seller shall make an election pursuant to clauses (i) or (ii) above, subject in the case of clause (x) to the agreement between Seller and Buyer to bear such excess cost. If

Seller elects to repair or replace or make adequate provision for the repair or replacement of any such damaged or destroyed Asset referenced in this Section 8.3(b) and this Agreement is not otherwise terminated as permitted hereunder, Closing shall be extended but not beyond the Termination Date, as necessary, until the date which is five (5) business days following Seller’s completion of such repair or replacement of any such damaged or destroyed Asset; provided, however, in no event shall Closing be extended beyond a date which is ninety (90) days after the originally scheduled Closing. Any damage to, or destruction of, any single Asset that constitutes a Material Adverse Change shall be subject to Section 8.1(e) hereof and not this Section 8.3(b).

(b) Schedule 11 attached to this Agreement describes the discretionary capital projects currently planned or underway with regard to the Assets, together with timelines and budgets for each such project. The Purchase Price shall be increased by any sums (i) reflected on such Schedule 11, (ii) reasonably expended by Seller between the Effective Date and the Closing with regard to such capital projects, and (iii) expended in a manner consistent with the applicable timeline set forth on Schedule 11. Upon written notice from Buyer, Seller shall immediately discontinue all work under any such capital project except to the extent such project is reasonably required to comply with applicable laws or regulations or to the extent legally binding contracts for such project have already been executed at the time such notice is received by Seller.

8.4 Third Party and Governmental Consents.

(a) Applicable Contracts. No contracts relating to the ownership and/or operation of the Facility shall be assigned by Seller under this Agreement other than the Applicable Contracts. At and effective as of the Closing, Seller shall assign all rights and delegate performance of all its duties to Buyer under the Applicable Contracts described in Schedule 3 attached to this Agreement, and Buyer shall assume and agree to perform all duties of Seller under each such Applicable Contract. Such assumption by Buyer includes its assumption of any termination charges associated with a termination of any such Applicable Contract made after the Closing. Notwithstanding the foregoing, the Applicable Contracts and easements described in Schedule 3 attached to this Agreement as requiring notice or consent from third parties as a condition to any such transfer or assignment shall not be transferred or assigned unless the proper notice or consent shall have been satisfied. Seller and Buyer shall cooperate and shall undertake promptly after the Effective Date such action as may be required to satisfy any such notice or consent requirements as of the Closing Date. If any such notice or consent requirement is not satisfied as of the Closing Date with respect to any Applicable Contract or easement, then such Applicable Contract or easement shall be excluded from the sale of the Assets at the Closing; provided, however, that for a period of twelve (12) months after the Closing, Seller shall, at no liability and no out-of-pocket cost to Seller, use reasonable commercial efforts to cooperate with Buyer for the transfer or assignment to Buyer of any such Applicable Contract or easement. Any and all costs of maintaining any such Applicable Contract or easement shall be to Buyer’s account.

(b) Applicable Permits. Buyer and Seller shall undertake promptly after the Effective Date, at no out of pocket cost to Seller, such commercially reasonable actions as may be required to cause the Applicable Permits as described in Schedule 3 attached to this Agreement to be transferred or reissued in favor of Buyer as of the Closing Date. At and effective as of the later of Closing and the transfer or reissuance of each such Applicable Permit, Buyer shall assume and agree to perform all duties thereunder from and after the Closing. Notwithstanding the foregoing, the Applicable Permits described in Schedule 3 attached to this Agreement as requiring notice, consent, or action by any Government Authority with competent jurisdiction or third party (“Applicable Consent Requirements”) shall not be transferred or assigned until and unless the proper Applicable Consent Requirement shall have been satisfied. If any such notice or consent requirement is not satisfied as of the Closing Date with respect to any Applicable Permit, then such Applicable Permit shall be excluded from the sale of the Assets at the Closing; provided, however, that for a period of twelve (12) months after the Closing, Seller shall, at no liability and no out-of-pocket cost to Seller, use reasonable commercial efforts to cooperate with Buyer for the transfer or assignment to Buyer of any Applicable Permit for which the Applicable Consent Requirements were not satisfied at or prior to Closing. Any and all costs of maintaining any such Applicable Permit during such 12 month period shall be to Buyer’s account.

8.5 Further Assurances. Seller and Buyer agree to take, or cause to be taken, all actions, to do, or cause to be done, all things reasonably necessary (including executing and delivering, from time to time, at the request of the other all such further conveyance documents, assignments and further assurances as reasonably may be required) to consummate the purchase and sale contemplated by this Agreement; provided that no such action or execution and delivery of such documents, assignments and further assurances shall increase or otherwise modify or affect the duties or obligations of the parties hereto. The Bargain and Sale Deed, Access Easement and Option Agreement shall be promptly recorded by Buyer following execution and delivery at the Closing.

8.6 Notification of Certain Matters.

(a) Between the Effective Date and the Closing Date, Seller and Buyer shall promptly notify each other of: (i) any information that indicates that any representation or warranty contained herein was not true and correct as of the Effective Date or will not be true and correct as of the Closing Date, if applicable; (ii) the occurrence of any event which will result, or has a reasonable prospect of resulting, in the failure to consummate the transactions contemplated hereunder on or before the date or dates set forth in Section 4.1 or to satisfy a condition specified in Articles 9 and 10 hereof, as the case may be; (iii) any notice or other communication from any third party alleging that the consent or waiver of such third party is required in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement; and (iv) any notice of, or other communication relating to, any default or event which, with notice or lapse of time or both, would become a default under any Applicable Permit.

(b) Between the Effective Date and the Closing Date, Seller shall confer on reasonable request (but no more often than one time every two weeks) with one or more Specified Individuals of Buyer to report on operational matters and to report the general status of ongoing operations at the Facility. (The Specified Individuals of Buyer are listed in Schedule 13 attached to this Agreement.)

8.7 Access: Confidentiality. Between the Effective Date and the Closing Date, Seller shall (i) provide reasonable access to Buyer, its Affiliates and their respective accountants, engineers and other representatives and advisers, during normal business hours, to the Assets and the files, books, records, documents, and other information relating thereto (other than certain privileged documents, confidential third-party documents and personnel file records and evaluative records pertaining to employees), and (ii) make available for inspection and copying by Buyer originals or true and complete copies of any documents relating to the foregoing, including the documents listed in any Schedule attached to this Agreement. Prior to any such access, Buyer shall notify Seller of its desire for such access, and Buyer and Seller shall reasonably cooperate and determine a mutually acceptable time and date for such access. All documents or information obtained shall be subject to the Confidentiality Agreement. Buyer shall indemnify, defend and hold harmless Seller and its Affiliates, and each of their respective directors, officers, employees and agents from and against all Liabilities arising out of (i) any and all statutory or common law liens or other Encumbrances for labor or materials furnished in connection with rights granted hereunder, including samplings, studies or surveys that Buyer may conduct with respect to the Assets pursuant to this Section 8.7, or (ii) any injury to or death of any persons or damage to or destruction of property including the Assets and the Excluded Assets occurring as a result of such exercise of the rights granted under this Section 8.7 or activities conducted pursuant to this Section 8.7; provided that this indemnification shall not apply in respect of Liabilities arising from the gross negligence or willful and wanton misconduct of any of Seller, its Affiliates or their respective directors, officers, employees or agents. In addition, Buyer waives and releases all claims against Seller and its Affiliates, and their respective directors, officers, employees and agents, other than claims resulting from their gross negligence or willful and wanton misconduct, for injury to or death of any persons or damage to property arising from the exercise of rights granted to Buyer by this Section 8.7 or the activities performed pursuant to this Section 8.7 by Buyer or Buyer’s agents or employees on, at, or about the Facility. The provisions of this Section 8.7 shall survive the termination of this Agreement.

8.8 Proprietary Technical Information. Seller shall, within 90 days following Closing, remove all proprietary technical information in written form that is owned by a third party or is in use at the Facilities and is proprietary to Seller or its Affiliates and is not specifically included as part of this sale and listed in Schedule 2 attached to this Agreement. The following exemplifies but is not an exclusive list of the types of proprietary technical information that may be removed:

(a) that contained in standard technical and practices manuals, guides and books;

(b) that contained in research studies and reports, particularly those directed to processes, methods or apparatuses that are not operated or used or presently planned for use in connection with the Assets;

(c) that contained in reports unrelated to operation of the Assets;

(d) that contained in reports, specifications or formulations of test products that have not been made available commercially; and

(e) that embodied in the form of computer programs directly or indirectly accessible from local or remote computer installations.

8.9 Insurance.

(a) Seller and Buyer acknowledge that Chevron and/or its Affiliates have maintained worldwide programs of property and liability insurance coverage for Chevron and its Affiliates, including with respect to the Assets, and including insurance policies that are written or re-insured by insurance companies that are Affiliates of Chevron or Seller. All of the insurance policies through which such worldwide programs of coverage are presently or have previously been provided are herein called the “Chevron Corporation Insurance Policies.”

(b) It is the understanding and intention of Seller and Buyer that:

(i) from and after the Closing, no insurance coverage shall be provided under the Chevron Corporation Insurance Policies with respect to the Assets; and

(ii) from and after the Closing, no claims regarding any matter whatsoever, whether or not arising from events occurring prior to the Closing, shall be made against or with respect to the Chevron Corporation Insurance Policies by Buyer.

(c) Buyer, on behalf of itself and its successors and assigns, hereby acknowledges and agrees that notwithstanding any provision hereof, or available to it at law or in equity, in no event will Buyer, or its successors or assigns, pursue a claim directly against or with respect to any of the Chevron Corporation Insurance Policies for any claim arising after the Closing made by, through or on behalf of Buyer.

8.10 Termination of Guaranties and Other Commitments. As of the Closing Date, all of the following shall be canceled or terminated by Seller to the extent permitted by law (the “Terminated Commitments”): (i) undertakings, comfort letters, guaranties and other credit support identified on Schedule 12; (ii) insurance policies, letters of credit, surety bonds, and related indemnity and premium agreements arranged and maintained by any Seller or any of their Affiliates with respect to the Assets; and (iii) any credit card accounts issued by any Seller or any of their Affiliates to any employees in connection with the Assets. Prior to Closing, Buyer shall arrange for substitute security for any commitments for which security has been given which commitments are assumed by Buyer which are canceled pursuant to this Section 8.10, all as set forth and described in Schedule 12 attached to this Agreement. At least fifteen (15) days prior to the Approval Date, Seller shall have provided Buyer with the information it would need to meet Buyer’s responsibilities under this Section 8.10.

8.11 Transition Services to Buyer. If Buyer desires Seller to provide certain other services to or for the benefit of Buyer with respect to the Assets for a transition period following the Closing, Buyer shall so notify Seller at least fifteen (15) days prior to Closing. Buyer and Seller shall discuss arrangements for such services on such terms and conditions as may be mutually acceptable, it being understood that neither party is under any obligation to provide such services until and unless such arrangements are agreed upon. Seller shall terminate or cause to be terminated, effective as of the Closing, any existing management arrangements between Seller and its Affiliates with respect to the Assets.

8.12 Exclusivity. Seller agrees that it will not negotiate or pursue “back-up” contracts/purchase offers from other prospective purchasers of the Assets or negotiate or pursue a possible sale, recapitalization, merger or other disposition of all or a substantial portion of the Assets or any interest therein with any other party in connection therewith (i) prior to Closing, but only so long as this Agreement remains in effect and has not been terminated in accordance with the provisions hereof, and (ii) during the twelve (12) month period beginning on the date of any termination of this Agreement pursuant to Section 4.2(c) or Section 8.14. The provisions of this Section 8.12 shall survive any termination of this Agreement pursuant to Section 4.2(c) or Section 8.14.

8.13 Seller’s Insignia. Buyer shall obtain no right, title, interest, license or any other right whatsoever to use Seller’s/Affiliates’ Insignia, or any trademark confusingly similar thereto or dilutive thereof. From and after the Closing, Buyer agrees that it shall (a) cease using Seller’s/Affiliates’ Insignia in any manner, directly or indirectly, except for such limited uses as cannot be promptly terminated (e.g., signage), and to cease such limited usage of Seller’s/Affiliates’ Insignia as promptly as possible after the Closing and in any event within ninety (90) days following the Closing Date and (b) remove, strike over or otherwise obliterate all Seller’s/Affiliates’ Insignia from all of the Assets. The parties agree, because damages would be an inadequate remedy, that a party seeking to enforce this Section 8.13 shall be entitled to seek specific performance and injunctive relief as remedies for any breach thereof in addition to other remedies available at law or in equity. This covenant shall survive indefinitely without limitation as to time.

8.14 Issuance of HSWA Permit. Not later than five (5) days after the issuance of the HSWA Permit, the Seller shall notify Buyer in writing of such issuance and provide a copy of such permit to Buyer. Seller shall have twenty (20) days following such issuance to determine whether the terms and conditions are satisfactory to Seller in its sole discretion. On or prior to such twentieth (20th) day, Seller shall notify Buyer in writing of its election, if any, to terminate this Agreement in accordance with Section 4.2(f)(ii) because Seller determines, in its sole discretion, the terms and conditions are not satisfactory. If Seller fails to terminate this Agreement within the twenty (20) day period described above, then the condition in Section 9.1(r) shall be deemed satisfied. The Closing shall be extended but not beyond the Termination Date, as necessary, to give effect to the twenty (20) day period in this Section 8.14.

ARTICLE 9

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER

9.1 Conditions to Closing. The obligations of Seller to be performed by it at the Closing shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions, each of which may be waived by Seller except as otherwise prohibited by law:

(a) Purchase Price. At the Closing, Buyer shall deliver the Purchase Price minus the Deposit and all interest accrued thereon in accordance with Section 3.1 hereof plus amounts established pursuant to Section 8.3(b).

(b) Accuracy and Performance of Buyer’s Representations and Warranties, and Covenants. The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects as of the Effective Date and as of the Closing Date, as though made on and as of each such date, except as specifically consented to by Seller in writing. Each of the covenants of Buyer required by this Agreement to be performed and complied with at or prior to the Closing shall have been performed and complied with at or prior to the Closing in all material respects.

(c) Authorization of Buyer. All corporate, limited partnership, or other legal entity, as applicable, action necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall have been duly and validly taken by Buyer.

(d) Absence of Litigation. No litigation or administrative proceeding shall be pending (or threatened), and no investigation shall have been commenced (and be pending), by Buyer or any third party seeking to restrain or prohibit (or questioning the validity or legality of) the consummation of the transactions contemplated by this Agreement or seeking damages in connection therewith which makes it unreasonable to proceed with the consummation of the transactions contemplated hereby.

(e) Certificates. Buyer shall have furnished Seller with an Officer’s Certificate in the form of Exhibit D attached to this Agreement.

(f) Required Consents. Any required approval under the HSR Act shall have been obtained and any applicable waiting period thereunder shall have expired.

(g) Insurance Acknowledgment and Waiver. For the purpose of implementing the intentions expressed in Section 8.9 above, Buyer shall have executed and delivered to Seller an Insurance Acknowledgment and Waiver, in the form of Exhibit E attached to this Agreement.

(h) Environmental Responsibilities Addendum. Buyer shall have executed and delivered to Seller the Environmental Responsibilities Addendum.

(i) Assumption Agreement. Buyer shall have executed and delivered to Seller an assumption agreement with respect to the Assumed Liabilities in the form of Exhibit F attached to this Agreement.

(j) Delivery of Conveyance Documents. Buyer shall have executed, acknowledged where applicable, and delivered to Seller the Conveyance Documents defined in Section 2.3 of this Agreement.

(k) Title Insurance. Buyer shall have paid such premiums and other costs and executed such documents as required to cause the Title Company to issue the Title Policy, and the Title Company shall have issued, or shall be willing to issue, the Title Policy.

(l) Tank Storage Agreements. Buyer shall have executed, acknowledged if appropriate, and delivered to Seller the Tank Storage Agreements in the forms attached hereto as Exhibit J (the “Tank Storage Agreement”).

(m) Access Easement Buyer shall have executed and delivered to Seller for recordation in Middlesex County concurrently with the Closing the Access Easement in the form attached hereto as Exhibit N.

(n) Option Agreement. Buyer shall have executed and delivered to Seller for recordation in Middlesex County concurrently with the Closing the Option Agreement in the form attached hereto as Exhibit O.

(o) Operational Services Agreement. Buyer shall have executed and delivered to Seller the Operational Services Agreement in the form attached hereto as Exhibit P.

(p) Lease of Office Space. Buyer shall have caused to be executed and delivered to Seller the Lease of Office Space in the form attached hereto as Exhibit Q.

(q) Subdivision. Seller shall have received in form and content substantially similar to the terms and conditions shown on the application for subdivision in Schedule 16 hereof, the grant of a legal subdivision of Seller’s Retained Option Property and has taken all steps necessary to perfect the subdivision.

(r) HSWA Permit. Seller shall have received the renewed Hazardous and Solid Waste Amendments permit (“HSWA Permit”) issued by the EPA covering the Real Property and the Seller’s Retained Option Property containing terms and conditions satisfactory to Seller in its sole discretion.

ARTICLE 10

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER

10.1 Conditions to Closing. The obligations of Buyer to be performed by it at the Closing shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions precedent, each of which may be waived by Buyer except as otherwise prohibited by law:

(a) Delivery of Conveyance Documents. Seller shall have executed, acknowledged where applicable, and delivered to Buyer the Conveyance Documents defined in Section 2.3 of this Agreement.

(b) Accuracy and Performance of Seller’s Representations and Warranties, and Covenants. The representations and of Seller contained in this Agreement (i) that are not qualified by materiality shall be true and correct in all material respects and (ii) that are qualified by materiality shall be true and correct in all respects, in each case, as of the Effective Date and as of the Closing Date, as though made on and as of each such date, except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct in all material respects as of such specified date, and except for any disclosures set out in Schedule 10 of this Agreement, without taking into account amendments, updates or supplements thereto made after the Effective Date. Each of the covenants of Seller required by this Agreement to be performed and complied with at or prior to the Closing shall have been performed and complied with in all material respects at or prior to the Closing.

(c) Authorization of Seller. All corporate action necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall have been duly and validly taken by Seller.

(d) Absence of Litigation. No litigation or administrative proceeding shall be pending (or threatened), and no investigation shall have been commenced (and be pending), by Seller or any third party seeking to restrain or prohibit (or questioning the validity or legality of) the consummation of the transactions contemplated by this Agreement or seeking damages in connection therewith which makes it unreasonable to proceed with the consummation of the transactions contemplated hereby.

(e) Certificates. Seller shall have furnished Buyer with an Officer’s Certificate in the form of Exhibit H attached to this Agreement.

(f) Environmental Responsibilities Addendum. Seller shall have executed and delivered to Buyer the Environmental Responsibilities Addendum.

(g) Approval Date. The Approval Date shall have occurred and either no notice of a Material Discovery or Non-Material Discovery shall have been given, or Seller and Buyer shall have mutually agreed upon an adjustment to this Agreement or cure with respect to any Material Discovery or the Reduction Amount shall have been determined in accordance with Section 8.1(c), as applicable.

(h) Affidavits of Seller’s Non-Foreign Status. Buyer shall have received an affidavit of non-foreign status of Seller in the form of Exhibit I attached to this Agreement.

(i) Required Consents. Any required approval under the HSR Act shall have been obtained and any applicable waiting period thereunder shall have expired.

(j) Material Adverse Change. Either (i) no Material Adverse Change and no event described in Section 8.3(b) shall have occurred after the Effective Date or (ii) if a Material Adverse Change or an event described in Section 8.3(b) shall have occurred after the Effective Date, Seller and Buyer shall have agreed on appropriate actions or an appropriate adjustment to this Agreement or Seller shall have repaired or replaced such damage, destruction or taking, in each case in accordance with Section 8.1(e) or Section 8.3(b), as applicable.

(k) Assumption Agreement. Seller shall have executed and delivered to Buyer an assumption agreement with respect to the Assumed Liabilities in the form of Exhibit F attached to this Agreement.

(l) Delivery of Conveyance Documents. Seller shall have executed, acknowledged where applicable, and delivered to Buyer the Conveyance Documents defined in Section 2.3 of this Agreement.

(m) Tank Storage Agreements. Seller shall have executed, acknowledged if appropriate, and delivered to Buyer the Tank Storage Agreements.

(n) Access Easement. Seller shall have executed the Access Easement in the form attached hereto as Exhibit N.

(o) Option Agreement. Seller shall have executed the Option Agreement in the form attached hereto as Exhibit O.

(p) Operational Services Agreement. Seller shall have executed and delivered to Buyer the Operational Services Agreement in the form attached hereto as Exhibit P.

(q) Lease of Office Space. Seller shall have caused to be executed and delivered to Buyer the Lease of Office Space in the form attached hereto as Exhibit Q.

(r) Title Insurance. The Title Company shall have issued, or shall be willing to issue, the Title Policy.

ARTICLE 11

TAXES AND LIKE KIND EXCHANGE

11.1 Taxes . As used herein, “Taxes” means (i) all taxes, fees, duties, unclaimed property and escheat obligations and other charges or assessments, including, without limitation, any license or registration fees and all income, franchise, sales, use, excise, gross receipts, stamp, import, export, property, transfer, wage withholding, occupation, unemployment or other like taxes, (ii) any interest, fine, penalty or additions to tax imposed by a Government Authority in connection with any item described in clause (i), and (iii) any liability in respect of any item described in clauses (i) or (ii) above, that arises by reason of a contract, assumption, transferee or successor liability, operation of law (including by reason of participation in a consolidated, combined or unitary Tax Return) or otherwise.

11.2 Transfer Taxes . Seller shall, except for the “mansion tax” described in Section 3.5, pay any real property transfer Taxes, including, without limitation, realty transfer fees, and charges with respect to recordation of the documents necessary for transfer of the real property at Closing (the “Real Property Transfer Taxes”).

11.3 Excise Taxes . Buyer shall be liable for any sales Taxes which arise as a result of the purchase and sale of the Assets contemplated by this Agreement, or as a result of any purchase, sale, rental, lease, storage, use, consumption or operation of the Assets after the Closing Date (collectively “Excise Taxes”). Excise Taxes shall include, without limitation, federal manufacturers’ excise taxes, federal and state environmental taxes, state and local sales and use taxes, oil company gross receipt or franchise taxes (except those based on or measured by the income or net worth of Seller or delivering party), business and occupation taxes, state and local product taxes, state and local inspection fees, and state and local oil spill taxes or fees arising with respect to the ownership or operation of the Assets after the Closing Date. If Buyer claims exemption from any of the Excise Taxes, Buyer shall furnish Seller with a properly completed exemption certificate. On items that are to be resold, Buyer shall furnish Seller with a properly executed resale certificate. Buyer shall hold harmless and indemnify Seller for any Excise Taxes assessed against Seller by any taxing authority in respect of the sale of the Assets, including the amounts of any penalties, interest and attorneys’ fees. The Parties agree to cooperate to reduce or minimize any Excise Taxes and agree to treat this purchase and sale as a casual sale that is not subject to sales or use tax with any of the taxing authorities having jurisdiction over this transaction; accordingly no sales tax shall be collected by Seller from Buyer at the Closing. In the event of a Tax audit or examination of Seller involving the operations, Assets or Liabilities of Seller for any period ending on or before the Closing Date, or any period that includes the Closing Date, Buyer shall reasonably cooperate with Seller in connection with such Tax audit or examination. Buyer shall notify Seller of the receipt of notice of any Tax audit for any period ending on or before the Closing Date, or any period that includes the Closing Date for which Seller may be liable hereunder. Buyer shall furnish Seller with copies of all correspondence received from any Tax authority in connection with such Tax audit in an expeditious manner. Buyer shall ensure that no compromise or settlement of any item from the Tax audit or the waiver of any statute of limitations relating thereto shall be agreed upon without the prior written consent of Seller, in the event that Seller may be responsible for the resulting Taxes hereunder. Such consent shall not be unreasonably withheld, conditioned or delayed by Seller. Failure of Buyer to expeditiously notify Seller of any claim, assessment or inquiry by any Tax authority shall not relieve Seller of any obligation to assume, defend or otherwise settle any such claim for the benefit of Buyer unless and to the extent it actually prejudices the defense or settlement of such claim, assessment or inquiry.

11.4 Property Taxes . All real estate, ad valorem, and personal property Taxes and charges assessed with respect to the Assets (collectively “Property Taxes”) shall be prorated between Buyer and Seller as of the close of the Closing Date (based on their relative number of days of ownership of the Assets during the year), using the best evidence of such Property Taxes for the year of Closing as is then available. Seller and Buyer hereby agree that if figures for the year of Closing are not available as of the Closing Date, that the best evidence then available shall be the figures for the year prior to Closing. With regard to any special or general assessments against any of the Assets which are payable in installments, Seller shall be responsible for all assessments which relate to periods up to and including the Closing Date, and Buyer shall be responsible for all assessments which relate to periods after the Closing Date, such obligation to survive Closing.

11.5 Property Tax Bills . After Closing, Buyer shall pay each property tax bill applicable to the Assets prior to the last day that such taxes may be paid without penalty or interest. If Seller receives any property tax bill applicable to the Assets, Seller shall promptly send such property tax bill to Buyer for payment by Buyer as set forth above. Provided Seller has satisfied its obligations hereunder, Buyer agrees to indemnify and hold Seller and its Affiliates harmless from and against all claims, expenses (including reasonable attorneys’ fees), loss and liability resulting from nonpayment by Buyer of such Property Taxes applicable to the Assets for the year of Closing and subsequent years.

11.6 Refunds . If Seller or Buyer (including any Affiliate of Seller or Buyer) receives a refund of any Taxes in connection with the Assets being sold and transferred pursuant to this Agreement relating to periods for which the other party is responsible, the party receiving such refund shall, within thirty (30) days after receipt of such refund, remit it to the party who is responsible.

11.7 Adjustments . In the event of notice of proposed adjustment, notice of deficiency, or any other contest with a Taxing authority over Taxes for which a party is liable, that party will be entitled to control the proceedings relating to such claim. The party which is not entitled to control any such proceedings shall be afforded a reasonable opportunity to participate in the defense thereof at its own expense. Seller and Buyer shall not settle or compromise a claim that each respectively controls hereunder without the other party’s reasonable consent, in the event such settlement or compromise could give rise to a liability for which the other party is not obligated to indemnify the other party hereunder.

11.8 Compliance . On and after the Closing, Seller and Buyer shall:

(a) assist (and cause their respective Affiliates to assist) the other party in preparing any Tax Returns or reports with respect to any Taxes which such other party is responsible for preparing and filing in accordance with the terms hereof including providing actual notice to the Internal Revenue Service, Excise Branch and the New Jersey Division of Taxation of the change of ownership and operation of the terminal;

(b) provide access and make available for discussion with the other party, as reasonably requested, personnel responsible for preparing or maintaining information, records and documents in connection with tax matters; however, Buyer shall permit Seller to make copies as soon as reasonable after Closing of any records produced or stored at the location of the Assets including, without limitation, bills of lading, pipeline receipts and any other record of a similar nature; and

(c) furnish the other party with copies of all correspondence received from any taxing authority in connection with any audit with respect to Taxes, or information request with respect to any period ending on or before or including the Closing Date, including, without limitation, Buyer’s IRS Form 637 Excise Tax Registration and any similarly required state registration in order to receive and store petroleum products free from Excise Taxes to the maximum extent available under law.

11.9 Unconditional Obligation. Notwithstanding any other provision of this Agreement (including Article 12) the obligations of Seller and Buyer set forth in this Article 11 shall be unconditional and absolute and shall remain in effect until 30 days after audit, assessment and collection of Taxes, as appropriate, are barred by the applicable statute of limitations including any waivers thereof.

11.10 Like Kind Exchange. In the event that either party desires to structure the transactions contemplated hereunder as components of a like kind exchange pursuant to Section 1031 of the Internal Revenue Code, the other party shall cooperate and take such action as may be reasonably requested in order to effect such exchange and allow the party desiring the exchange to assign this Agreement or take such other action that may reasonably facilitate the like kind exchange; provided, however, that (a) timely notice is provided by the party desiring the like kind exchange to the other party, (b) the proposed like kind exchange and actions requested hereunder would not have a detrimental effect on the other party, as determined in the other party’s reasonable discretion, (c) the party desiring the exchange shall be responsible for arrangement of the structure for the exchange, compliance with time limits on like kind exchanges, the preparation of appropriate documents to complete the transaction, and all additional costs directly related to restructuring the transaction as a like kind exchange and (d) the party desiring the like kind exchange agrees to protect, indemnify and hold the other party harmless from any liability, damages or costs, including reasonable attorneys’ fees, that may arise from the other party’s participation in the exchange. Without limiting the generality of the foregoing, in no event whatsoever shall Buyer be required to acquire title to other property as part of any such exchange.

11.11 Tax Liability. If not otherwise adequately stated above, it is understood and agreed that Buyer shall not assume, and Seller shall remain responsible for, (i) Property Taxes allocable to Seller pursuant to Section 11.4, (ii) any Taxes imposed on or with respect to the Excluded Assets, and (iii) Seller’s federal income and/or similar state tax liability and any other taxes of any nature that are attributable to Seller’s ownership, use or control of the Assets on or prior to the Closing Date (collectively, “Seller Taxes”). . It is likewise understood and agreed that Seller shall not assume, and Buyer shall be responsible for, (i) Property Taxes allocable to Buyer pursuant to Section 11.4, (ii) any Real Property Transfer Taxes for which Buyer is responsible pursuant to Section 11.2, (iii) any Excise Taxes for which Buyer is responsible pursuant to Section 11.3, and (iv) Buyer’s federal income and/or similar state tax liability and any other taxes of any nature that are attributable to Buyer’s ownership, use or control of the Assets after the Closing Date.

11.12 Casual Sale Exemption . Buyer and Seller agree that the purchase of tangible personal property would be treated as a casual sale as defined in N.J.S.A. 54:32B-2(u) and as provided for in N.J.S.A. 54:32B-8.6, with the exception of any titled vehicles that may be included in the sale. In the event that the Director of the New Jersey Division of Taxation determines, through an administrative decision that this was not a qualified casual exempt sale, then provisions of Article 11.3 shall apply.

ARTICLE 12

INDEMNIFICATION AND LIMITATION OF CLAIMS

12.1 Indemnification.

(a) Except for any and all Environmental Liabilities covered by the Environmental Responsibilities Addendum, which, shall govern Seller’s and Buyer’s responsibilities for such Environmental Liabilities, and except for Liabilities relating to title to the Assets, which matters are addressed solely in Sections 6.1(f) and 8.1, Seller shall, from and after the Closing, indemnify, defend, and hold harmless Buyer, its Affiliates and their respective successors and assigns, and their respective officers, directors, managers, members, employees, representatives, advisors and agents, from and against (i) all Retained Liabilities, (ii) all Liabilities arising out of or attributable to any breach of any representation or warranty made by Seller herein or in any certificate or instrument delivered pursuant to the terms hereof, and (iii) all Liabilities arising out of or attributable to any breach of any covenant of Seller herein or in any certificate or instrument delivered pursuant to the terms hereof (such Liabilities in (ii) and (iii),”Seller’s Default Liabilities”), provided that Seller’s liability for any and all such claims made by Buyer pursuant to Section 12.1(a)(i) above (but solely with respect to Retained Liabilities (other than Permanently Retained Liabilities) that are Third Party Actions first brought or made after the Closing but within one (1) year of the Closing Date) and Section 12.1(a)(ii) and Section 12.1(a)(iii) above shall not exceed Twenty Million and No/100 U.S. Dollars ($20,000,000.00) in the aggregate. Notwithstanding anything in this Section 12.1(a) to the contrary, in the event of any breach of any representation or warranty by Seller (A) that results from the intentional and knowing criminal activity of Seller or that constitutes common law fraud or (B) set forth in Section 6.1(a), 6.1(b), 6.1(c), or 6.1(h), the representation or warranty shall survive the consummation of the transactions contemplated in this Agreement and continue in full force and effect without any limit on the financial exposure with respect to such breach but nevertheless subject to the time limitation set out in Section 12.2(a) of this Agreement.

(b) Except for any and all Environmental Liabilities covered by the Environmental Responsibilities Addendum, which shall, except as provided in Sections 2.4(b)(ii)(C) with respect to asbestos claims, 6.1(i), 8.1(a) and 8.1(b), govern Seller’s and Buyer’s responsibilities for such Environmental Liabilities, and except for any and all Liabilities for which Seller has indemnified Buyer pursuant to Section 12.1(a) of this Agreement, Buyer shall, from and after the Closing, indemnify, defend and hold harmless Seller and its Affiliates and their respective successors and assigns, and their respective officers, directors, managers, members, employees, representatives, advisors and agents, from and against (i) any Assumed Liabilities, (ii) any other Liabilities attributable to the ownership, operation, maintenance, improvement, use or closure of all or any portion of the Assets or any product produced therefrom or thereby on, prior to or after the Closing Date and (iii) any Liabilities arising out of or attributable to any breach of any representation, warranty or covenant made by Buyer herein or in any certificate or instrument delivered pursuant to the terms hereof.

(c) For purposes of this Section 12.1(c), “Indemnitor” shall mean Seller as Indemnitor from whom indemnification is sought under Section 12.1(a) hereof and Buyer as Indemnitor from whom indemnification is sought under Section 12.1(b) hereof, and “Indemnitee” shall mean Buyer and its Affiliates and their respective successors and assigns, and their respective officers, directors, managers, members, employees, representatives, advisors and agents, as any of the foregoing may seek indemnity under Section 12.1(a) hereof and Seller and its Affiliates and their respective successors and assigns, and their respective officers, directors, managers, members, employees, representatives, advisors and agents as any of the foregoing may seek indemnity under Section 12.1(b) hereof. Upon any Indemnitee’s becoming aware of anything which is or may give rise to a claim for indemnification or grounds for making a claim under any of the indemnities under Article 12 of this Agreement or of any claim, action or demand against it or matter likely to give rise to any of these in respect of such indemnities, Indemnitee shall:

(i) notify Indemnitor from whom indemnity is sought by written notice as soon as reasonably practicable after it appears to Indemnitee that any assessment or claim, action or demand of a third party received by or coming to the notice of Indemnitee may result in a claim under the indemnities, specifying all material relevant details as are then available to Indemnitee;

(ii) to the extent Indemnitor has acknowledged in writing its indemnification obligations with respect to the applicable matter, at Indemnitor’s sole cost and expense, take such action and give such information and access to personnel, premises, property, documents and records to Indemnitor and its professional advisors as Indemnitor may reasonably request, and reasonably cooperate with Indemnitor in order to avoid, dispute, resist, mitigate, settle, compromise, defend or appeal any claim in respect thereof or adjudication with respect thereto;

(iii) at the request of Indemnitor, and to the extent Indemnitor has acknowledged in writing its indemnification obligations with respect to the applicable matter, allow Indemnitor to take the sole conduct of such actions as Indemnitor may deem appropriate in connection with the applicable claim and render all such assistance as Indemnitor may reasonably require in avoiding, disputing, resisting, settling, compromising, defending or appealing any such claim, subject to Indemnitor’s indemnifying Indemnitee against all costs and expenses incurred by Indemnitee in complying with any such requirement; and

(iv) if Indemnitor shall have first acknowledged in writing its indemnification obligations with respect to the applicable matter, make no admission of liability, agreement, settlement or compromise with any third party in relation to any such claim or adjudication without the prior written consent of Indemnitor.

12.2 Limitation of Claims . Notwithstanding any investigation conducted by any party hereto and any information which any party may receive, (a) a claim for a breach of any representation or warranty contained in this Agreement, or in any schedule, certificate, document, instrument or statement, delivered pursuant hereto, must be made within nine (9) months following the Closing; (b) a claim for a breach of any pre-Closing covenant contained in this Agreement, or in any document or instrument delivered pursuant hereto (except the Environmental Responsibilities Addendum), must be made within nine (9) months following the Closing; (c) a claim for a breach of any post-Closing covenant contained in this Agreement, or in any document or instrument delivered pursuant hereto (except the Environmental Responsibilities Addendum), must be made within ninety (90) days after the applicable date upon which any such covenant was to be fully performed; and (d) a claim for indemnification of Retained Liabilities that constitute Seller Taxes must be made within thirty (30) days after the expiration of the statute of limitations with respect to the Tax to which such claim relates.

12.3 Exclusive Remedy . The indemnification and remedies set forth in this Article 12shall, from and after the Closing, constitute the sole and exclusive remedies of the parties with respect to any breach of representation or warranty or non-performance, partial or total, of any covenant or agreement contained in this Agreement; provided, however, that nothing in this Section 12.3 shall prevent either party from seeking injunctive or equitable relief in pursuit of its indemnification claims under this Article 12 or from pursuing any remedy provided in the Environmental Responsibilities Addendum.

12.4 EXPRESS NEGLIGENCE . THE INDEMNIFICATION AND RELEASE PROVISIONS PROVIDED FOR IN THIS AGREEMENT SHALL, EXCEPT IN THE CASE OF GROSS NEGLIGENCE OR WILLFUL AND WANTON MISCONDUCT, BE APPLICABLE WHETHER OR NOT THE LIABILITIES, LOSSES, COSTS, EXPENSES AND DAMAGES IN QUESTION AROSE OR RESULTED SOLELY OR IN PART FROM THE ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR NON-CRIMINAL VIOLATION OF LAW OF OR BY ANY INDEMNITEE. BUYER AND SELLER ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS CONSPICUOUS.

ARTICLE 13

MISCELLANEOUS

13.1 Costs and Expenses. Seller and Buyer shall each bear all other costs and expenses incurred by each of them in connection with this transaction except as otherwise provided herein.

13.2 Written Notices. Any notices to be given hereunder shall be in writing and delivered by air courier, or deposited in the mail, postage prepaid and certified, return receipt requested, and addressed as follows or as otherwise specified by Seller and Buyer by notice hereunder:

To Seller:

Chevron Environmental Management Company

6010 Bollinger Canyon Road

San Ramon, CA 94583

Attention: President, EMC

Copy to (which shall not constitute notice):

Chevron Products Company

6001 Bollinger Canyon Road

Building T, 2nd Floor

San Ramon, California 94583

Attention: Vice President & General Counsel

Vice President and General Counsel, Downstream Legal

Chevron U.S.A. Inc.

6001 Bollinger Canyon Road

San Ramon, CA 94583

To Buyer:

Buckeye Tank Terminals LLC

c/o Buckeye Partners, L.P.

1 Greenway Plaza, Ste. 600

Houston, TX 77046

Attention: General Counsel

Copy to (which shall not constitute notice):

Vinson & Elkins LLP

666 Fifth Avenue, 26th Floor

New York, NY 10103

Attention: Caroline Blitzer

Notices shall be effective when delivered if delivery occurs before 5:00 p.m. local time (of the recipient) on any business day or, if delivery does not occur by such time on a business day, on the next succeeding business day.

13.3 Assignment. This Agreement and the rights and obligations hereunder shall not be assignable by Seller or Buyer; provided, however, that either such party shall have the right to assign this Agreement for a like kind exchange pursuant to and in accordance with Section 11.10, and provided further, that Buyer may assign this Agreement or any rights and obligations hereunder to an Affiliate or Affiliates on contemporaneous notice to Seller, so long as such Affiliate or Affiliates assume all of Buyer’s obligations hereunder and the Parent Guaranty remains in full force and effect and applicable to the obligations of the Affiliate or Affiliates.

13.4 Miscellaneous. The terms “Article,” “Section,” “Schedule,” and “Exhibit” as used in this Agreement shall mean and refer to an Article, Section, Schedule or Exhibit in or to this Agreement. All Schedules and Exhibits hereto are deemed a part of this Agreement and are incorporated herein and made a part hereof for all purposes, the same as if each had been expressly set out in the body of this Agreement. Any reference herein to “this Agreement” includes the Schedules and Exhibits and any other attachments to this Agreement. The words “hereof” and “herein” and similar words shall be construed as references to this Agreement as a whole and not limited to the particular Article or Schedule or Exhibit in which the reference appears. The use of the word “including” in this Agreement is deemed to mean “including, without limitation,” whether expressly stated or not. For purposes of this Agreement, the singular includes the plural and the plural includes the singular. All headings in this Agreement are for convenience only and shall not affect in any way the interpretation of any part of this Agreement.

13.5 GOVERNING LAW AND JURISDICTION. EXCEPT TO THE EXTENT OTHERWISE EXPRESSLY PROVIDED, ANY QUESTIONS CONCERNING THE INTERPRETATION AND ENFORCEMENT OF THIS AGREEMENT SHALL BE GOVERNED BY THE LAW OF THE STATE OF NEW JERSEY. SELLER AND BUYER GENERALLY AND UNCONDITIONALLY AND IRREVOCABLY SUBMIT TO (1) THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT(S) SITUATED IN HOUSTON, HARRIS COUNTY, TEXAS, OR (2) IF SUCH UNITED STATES DISTRICT COURT(S) DECLINE(S) TO EXERCISE OR DO NOT HAVE JURISDICTION, THE NON-EXCLUSIVE JURISDICTION OF ANY TEXAS STATE COURT SITUATED IN TEXAS. SELLER AND BUYER WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION WHICH THEY MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH COURTS AND JURISDICTIONS. THE FOREGOING NOTWITHSTANDING, ANY QUESTION OR DISPUTE CONCERNING REAL OR PERSONAL PROPERTY RIGHTS SHALL BE DETERMINED IN ACCORDANCE WITH THE LAWS OF THE LOCATION OF THE APPLICABLE REAL OR PERSONAL PROPERTY.

13.6 Entire Agreement. This Agreement, including the Schedules and Exhibits and other writings referred to herein or delivered pursuant hereto, constitutes the entire agreement between Seller and Buyer with respect to the subject matter hereof, and supersedes all prior oral or written agreements, commitments or understandings with respect thereto; provided that the Confidentiality Agreement shall remain in full force and effect until and unless terminated by the parties to such Confidentiality Agreement. No amendment or waiver of the terms of this Agreement shall be binding on Seller or Buyer unless in writing and signed by authorized representatives of such parties hereto. Any waiver of any breach of any term or condition of this Agreement shall not operate as a waiver of any other breach of such term or condition or of any other term or condition of this Agreement.

13.7 Parties in Interest. Except as set forth in Section 5.8, Section 8.1(g) and Article 12, nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than Buyer and Seller and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third person to any party to this Agreement, nor shall any provision give any third persons any right of subrogation or action over and against any party to this Agreement.

13.8 Severability. If any provision of this Agreement shall be held to be invalid or unenforceable under present or future law in whole or in part by any court of any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provisions in any other jurisdiction. Such invalid or unenforceable provision shall be replaced as to such jurisdiction by a provision that comes closest to the business objective intended by such invalid or unenforceable provision without being invalid or unenforceable itself.

13.9 Counterparts. This Agreement may be executed in two or more counterparts and by different parties on separate counterparts, all of which shall be considered one and the same agreement, and each of which shall be deemed an original.

13.10 Books and Records. Notwithstanding any other provision herein contained, Seller may retain copies of all books, records and other documents existing as of the Closing that pertain to the Assets and are reasonably necessary for Seller’s tax and audit purposes. Buyer shall retain at the Facility or its offices in Houston, Texas or Breinigsville, Pennsylvania, all other books, records and other documents existing at the Facility as of the Closing Date that pertain to the Assets. The party maintaining any such books, records and documents shall retain them for as long as it so desires, or such longer period as may be prescribed by law, and make the same available after the Closing for inspection and copying by the other party at such other party’s expense during normal business hours, upon reasonable request and upon reasonable notice; provided, however, that during the first seven (7) years after Closing such books, records or documents shall not be disposed of or destroyed by the party without first advising the other party in writing and giving reasonable opportunity to obtain possession thereof. Nothing in this Section shall entitle Seller to have access to or copies of books, records or other documents or other proprietary information pertaining to the Assets relating to periods commencing after the Closing Date.

13.11 Knowledge Representations. All references and phrases in this Agreement to the effect of Seller having Knowledge or any similar expression as it relates to particular facts or circumstances shall include only such facts or circumstances which are reflected in the books, records or documents which are or have been in the possession of the Specified Individuals of Seller and such other facts or circumstances as are actually known by the Specified Individuals of Seller. (The Specified Individuals of Seller are listed in Schedule 13 attached to this Agreement.) Such phrases include, without limitation, the following: “to Seller’s Knowledge,” “Seller, to its Knowledge,” “to the best of the Knowledge, information and belief of Seller,” “so far as Seller is aware,” and the like.

13.12 Waiver of Rule of Construction. Seller and Buyer acknowledge that they and their respective counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

13.13 Material Inducement. As a material inducement to Seller’s execution of this Agreement, Buyer shall arrange for execution and delivery to Seller a Parent Guaranty by the Effective Date hereof.

IN WITNESS WHEREOF Seller has executed this Agreement as of the Effective Date.

SELLER:

CHEVRON U.S.A. INC.

By: /s/ Frank G. Soler

       Name: Frank G. Soler

       Title:  Assistant Secretary

[Signature Page to PSA]

IN WITNESS WHEREOF Buyer has executed this Agreement as of the Effective Date.

BUYER:

BUCKEYE TANK TERMINALS LLC

By:    /s/ Khalid A. Muslih

Name: Khalid A. Muslih

Title: Senior Vice President,

Corporate Development and Strategic Planning

IN WITNESS WHEREOF Parent Guarantor has executed this Agreement as of the Effective Date only for purposes of agreeing to execute and deliver the Parent Guaranty at Closing.

PARENT GUARANTOR:

BUCKEYE PARTNERS, L.P.

By: Buckeye GP LLC,

As its general partner

By:    /s/ Khalid A. Muslih

Name: Khalid A. Muslih

Title: Senior Vice President,

Corporate Development and Strategic Planning

[Signature Page to PSA]

Exhibit C to Purchase and Sale Agreement

Form of Environmental Responsibilities Addendum

ENVIRONMENTAL RESPONSIBILITIES ADDENDUM

FOR PERTH AMBOY, NEW JERSEY

This Environmental Responsibilities Addendum (this “Addendum”) is attached to, governed by, and made a part of the Purchase and Sale Agreement dated February    , 2012 (the “Agreement”), between Chevron U.S.A. Inc., a Pennsylvania corporation (“Seller”), and Buckeye Tank Terminals LLC, a Delaware limited liability company (“Buyer”) covering the sale of certain assets at that certain facility located at 1200 State Street, Perth Amboy, Middlesex County, State of New Jersey, all as specified in, and subject to the terms and conditions of, said Agreement. For convenience, all capitalized terms not otherwise defined in this Addendum have the same meaning ascribed to them in the Agreement.

RECITALS

1. Seller is owner of the property and improvements at the Facility, collectively referenced as the Assets and more particularly defined in the Agreement.

2. Buyer desires to purchase the Assets and to conduct operations thereon including the providing of storage and terminaling services to, among other customers, Seller.

3. Buyer and Seller wish to allocate responsibility for certain environmental liabilities and claims associated with the Facility in accordance with the provisions hereof.

AGREEMENT

1. Definitions. As used in this Addendum, the following terms have the meanings set forth below:

a. “Buyer’s Environmental Liabilities” means all liabilities and obligations of Buyer that are expressly set forth in this Addendum and expressly excludes Seller’s Environmental Liabilities.

b. “Buyer’s HSWA Compliance Obligations” are defined in Section 4.d. hereof.

c. “Buyer’s ISRA/SRRA Compliance Obligations” are defined in Section 4.c hereof.

d. “Corrective Action” means investigation, remediation, monitoring and maintenance of engineering controls, and all other actions as may be required or necessary to address Environmental Conditions under Environmental Laws.

e. “Environmental Baseline” means the known environmental facts, circumstances and conditions including, without limitation, the Environmental Conditions, existing, initiated or occurring at the Facility, the Seller Retained Option Property and the Seller Retained Wetlands Property prior to the Closing Date as disclosed or otherwise as described in the materials listed in Exhibit “A” attached hereto and such other facts, circumstances and conditions identified or discovered by Buyer in connection with Buyer’s investigations and inspections of the Facility pursuant to Paragraph 8.1 of the Agreement.

f. “Environmental Claims” means all Third Party Actions together with all related losses, claims, costs, damages, fines and penalties to the extent arising out of or resulting from the presence of Environmental Conditions at, under or emanating from the Facility.

g. “Environmental Conditions” means the presence, spill, leak, discharge, dispersal, release or escape of any solid, liquid, gaseous, or thermal hazardous substance, hazardous waste, or solid waste (as such terms may be defined or interpreted under one or more Environmental Laws) including, but not limited to, petroleum hydrocarbons (and all related, derivative or breakdown products thereof), at, under or emanating from the Facility including, without limitation, such conditions as may be included within the Environmental Baseline.

h. “Environmental Law” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C. Sections 9601-9675); the Resource Conservation and Recovery Act of 1976 (42 U.S.C. Sections 6901-6992k); the Toxic Substances Control Act (15 U.S.C. Sections 2601-2692); the Clean Water Act (33 U.S.C. Sections 1251-1387); the Oil Pollution Act of 1990 (33 U.S.C. Sections 2701-2761); the Clean Air Act (42 U.S.C. Sections 7401-7671q); the Industrial Site Recovery Act (N.J.S.A. 13:1K-6, et seq.); the Solid Waste Management Act (N.J.S.A. 13:1H-1, et seq.); the New Jersey Freshwater Wetlands Protection Act (N.J.S.A. 13:9B-1 et seq.); the Brownfield and Contaminated Site Remediation Act (N.J.S.A. 58:10B-1 et seq.); the New Jersey Water Pollution Control Act (N.J.S.A. 58:10A-1 et seq.); the New Jersey Spill Compensation and Control Act (N.J.S.A. 58:10-23.11 et seq.); the Site Remediation Reform Act (N.J.S.A. 58:10C-1 et seq.); and the New Jersey Underground Storage of Hazardous Substance Act (N.J.S.A. 58:10A et seq.); as said laws have been supplemented or amended from time to time, the regulations now or hereafter promulgated pursuant to said laws, and all other federal, state, county and local laws, statutes, rules, standards, regulations and ordinances currently in effect or subsequently enacted, promulgated or adopted which regulate or prescribe the use, storage, disposal, presence, cleanup, transportation, release or threatened release into the environment of Environmental Conditions. The term “Environmental Laws” does not include laws relating exclusively to industrial hygiene or occupational safety and health.

i. “Environmental Obligations Transfer Date” means the later of the HSWA Obligations Transfer Date and the ISRA/SRRA Obligations Transfer Date.

j. “Exacerbated Environmental Condition” means any Environmental Condition arising from or relating to any act or omission of Buyer resulting in: (i) the exacerbation or compounding of, or intermingling with, any Environmental Condition at the Facility, or (ii) the delay or acceleration for any reason whatsoever by ninety (90) days or more of any timetable or schedule submitted by Seller to Buyer outlining Seller’s planned performance of any Corrective Actions required under the Agreement or this Addendum.

k. “HSWA Obligations Transfer Date” is defined in Section 4.d. hereof.

l. “HSWA Permit” means that certain Hazardous and Solid Waste Amendments (“HSWA”) of 1984 Permit issued by the USEPA and dated [INSERT DATE] or if not issued by Closing and receipt is waived by Seller as a condition precedent to Closing it means that certain HSWA Permit issued by the USEPA after Closing.

m. “Independent Expert” is defined in Section 14(a) hereof.

n. “ISRA/SRRA Obligations Transfer Date” is defined in Section 4.a. hereof.

o. “ISRA Trigger Event” is defined in Section 4.a. hereof

p. “LDAR Settlement Obligations” means the payment of fines and penalties in connection with the resolution and settlement of matters set forth and described in USEPA Compliance Order CAA-02-2008-1006 and New Jersey Department of Environmental Protection’s Administrative Orders and Notices of Civil Administrative Penalty Assessments No. 070002-18058, and No. 090005-18 but excludes all other costs and/or performance obligations that may be required from and after the Closing Date including, without limitation, all future enhanced LDAR monitoring and activities based on Buyer’s use of the Facility.

q. “Pre-Closing Environmental Liabilities” means all Environmental Claims except those arising from an Exacerbated Environmental Condition that through no act or omission of Buyer (1) arise from or relate to any personal injury or property damage suffered up to and prior to the Closing Date, claimed to result from an Environmental Condition present at the Facility before the Closing Date and are asserted before the eighteen (18) month anniversary of the Closing Date; (2) arise from or relate to any personal injury or property damage suffered on or from the Seller Retained Option Property prior to the exercise of Seller’s option thereof, claimed to result from an Environmental Condition present at the Seller Retained Option Property before the exercise of Seller’s option thereto and are asserted before the eighteen (18) month anniversary of the exercise of Seller’s option; or (3) arise from or relate to the off-site treatment, reclamation, recycling or disposal of hazardous materials (including petroleum products) transported or arranged to be transported from the Facility before the Closing Date or by Seller after the Closing Date, or from the Seller Retained Option Property before the exercise of Seller’s option thereto, but excepting such materials disposed of at the Seller Retained Option Property or the Seller Retained Wetlands Property. Pre-Closing Environmental Liabilities described in (1) and (2) above shall not include claims or allegations that are the direct or indirect result of Buyer’s acts or solicitation which may contribute to the filing of such claims.

r. “Post-Closing Environmental Liabilities” means all Environmental Claims and Environmental Conditions of whatsoever kind or nature, except for Pre-Closing Environmental Liabilities, including, without limitation, any increased cost to Seller’s performance of any Corrective Actions required under the Agreement or this Addendum, that are attributable to, or that arise from, any activities of Buyer (including, without limitation, demolition and construction activities) at the Facility following Closing that involves subsurface excavation, soil movement or disturbance, and/or special handling, treatment or disposal of soil and/or water.

s. “Post-Closing Release” is defined in Section 7.g. hereof.

t. “Release” is defined in Section 7.g. hereof.

u. “Seller’s Environmental Liabilities” means all liabilities and obligations of Seller that are expressly set forth in this Addendum and expressly excludes Buyer’s Environmental Liabilities.

v. “Seller’s Environmental Remediation” is defined in Section 7.b. hereof.

w. “Seller’s HSWA Compliance Obligations” are defined in Section 4.d. hereof.

x. “Seller’s ISRA/SRRA Compliance Obligations” are defined in Section 4.a. hereof.

2. Seller’s Representations and Warranties.

a. No Notice of Default or Violation. Except as disclosed on Exhibit B to this Addendum, within the past year immediately preceding the Addendum Effective Date, Seller, to the best of its knowledge, has not received written notice of any material Environmental Claim of default or violation by Seller under applicable Environmental Law or permit necessary under Environmental Law, except for such notices that have been resolved.

b. As-Is, Where-Is and With All Faults. THE “FACILITY” AND OTHER “ASSETS” ARE TRANSFERRED TO “BUYER” ON AN “AS-IS, WHERE-IS and WITH ALL FAULTS” BASIS WITHOUT ANY IMPLIED OR EXPLICIT WARRANTIES, EITHER ORAL OR WRITTEN, MADE BY “SELLER” OR ANY AGENT OR REPRESENTATIVE OF “SELLER,” EXCEPT AS EXPRESSLY SET FORTH IN THE “AGREEMENT”, THIS “ADDENDUM”, OR ANY OTHER “CONVEYANCE DOCUMENT” BETWEEN SELLER AND BUYER. “SELLER” EXPRESSLY DISCLAIMS RESPONSIBILITY FOR THE ACCURACY OR ADEQUACY OF ANY AND ALL REPORTS AND OTHER MATERIALS OF WHATEVER NATURE CONCERNING THE “FACILITY” SUPPLIED BY “SELLER” OR “SELLER’S” REPRESENTATIVES TO “BUYER” OR “BUYER’S” REPRESENTATIVES IN THE DATA ROOM OR OTHERWISE DURING “BUYER’S” DUE DILIGENCE REVIEW, BUT REPRESENTS THAT IT HAS NO KNOWLEDGE (WITHOUT HAVING PERFORMED ANY INDEPENDENT INVESTIGATION AND HAVING NO SUCH DUTY TO DO SO) THAT ANY SUCH

MATERIALS ARE MATERIALLY INACCURATE. THE FOREGOING LIMITED REPRESENTATION IS NOT A REPRESENTATION (1) THAT THE DATA PRESENTS A COMPLETE PICTURE OF THE ENVIRONMENTAL CONDITION OF THE “FACILITY” OR ALL ENVIRONMENTAL INFORMATION THAT MIGHT BE MATERIAL TO “BUYER’S” DECISION, OR (2) AS TO THE ACCURACY OF INFORMATION CONTAINED IN ANY REPORTS GENERATED BY THIRD PARTIES OR OF MATTERS OF OPINION OR ANY ESTIMATE OR FORECAST (WHETHER CONTAINED IN ANY THIRD PARTY REPORTS OR OTHERWISE).

c. Documents, Files and Records. Buyer agrees that Seller has provided access to certain files, records, documents and other materials in the Data Room relating to the environmental condition of the Facility and the Seller Retained Option Property and Seller Retained Wetlands Property, including, without limitation, those documents listed on Exhibit “A”.

3. Buyer’s Representations and Warranties.

a. Due Diligence. Buyer has performed a due diligence review of the Facility, the Seller Retained Option Property and Seller Retained Wetlands Property, sufficient to form an independent understanding of the Environmental Baseline. Buyer has not relied exclusively upon any files, records, documents or other materials provided by Seller in the Data Room or otherwise in arriving at its independent opinion and understanding about the Facility, the Seller Retained Option Property and Seller Retained Wetlands Property, and the Environmental Baseline. BUYER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS EXPLICITLY STATED IN THIS ADDENDUM, THE AGREEMENT, OR ANY OTHER CONVEYANCE DOCUMENT BETWEEN BUYER AND SELLER, SELLER HAS NOT MADE AND DOES NOT MAKE ANY REPRESENTATIONS, WARRANTIES, OR COVENANTS OF ANY KIND OR CHARACTER WHATSOEVER, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE HABITABILITY, TENANTABILITY OR SUITABILITY FOR COMMERCIAL PURPOSES, MERCHANTABILITY, OR FITNESS OF THE FACILITY, THE SELLER RETAINED OPTION PROPERTY OR THE SELLER RETAINED WETLANDS PROPERTY, FOR A PARTICULAR PURPOSE, ALL OF WHICH WARRANTIES SELLER HEREBY EXPRESSLY DISCLAIMS.

b. Environmental Baseline. Buyer acknowledges that the Facility, the Seller Retained Option Property and Seller Retained Wetlands Property, have been used for refining, terminaling, storing, and blending of petroleum hydrocarbons and for other industrial purposes. Buyer understands that Environmental Conditions are or may be present on or under the Facility, the Seller Retained Option Property and Seller Retained Wetlands Property, or in or under other real property and natural features in the vicinity of the Facility, the Seller Retained Option Property and Seller Retained Wetlands Property.

4. Environmental Obligations.

a. The parties acknowledge that the sale of the Real Property by the Seller to the Buyer will constitute a “change in ownership” pursuant to the Industrial Site Recovery Act, NJSA 13:1K-6 et seq. (“ISRA”) (“ISRA Trigger Event”). Subject to the provisions of this Addendum, Seller shall be the “person responsible for conducting the remediation” (as defined in N.J.A.C. 7:26C-1.3) at the Facility subject to ISRA and the Site Remediation Reform Act, NJSA 58:10C-1 et seq. (“SRRA”) and shall be responsible, at Seller’s sole cost and expense, for obligations arising from or related to the ISRA Trigger Event up to Seller’s delivery to NJDEP of a remedial investigation report pursuant to SRRA including, without limitation, the: (i) the retention of a Licensed Site Remediation Professional (“LSRP”) and the execution and submission to the New Jersey Department of Environmental Protection (“NJDEP”) of an LSRP Notification of Retention form, (ii) execution and submission to the NJDEP of a General Information Notice (“GIN”), (iii) the performance, certification, and submission of a Preliminary Assessment and Site Investigation Report to NJDEP, (iv) execution and submission to the NJDEP of a Remediation Certification at least 5 days prior to the Closing Date, (v) establishment of a remediation funding source on or before the Closing Date, (vi) the performance of a Receptor Evaluation (as defined in SRRA), and (vii) the performance of Remedial Investigation (as defined in SRRA) (collectively, “Seller’s ISRA/SRRA Compliance Obligations”). Buyer acknowledges that Seller will require access to the Real Property after Closing to complete the Seller’s ISRA/SRRA Compliance Obligations which access shall be granted pursuant to the terms and conditions of the Access Easement attached to the Agreement as Exhibit N. On the date that Seller has satisfied the Seller’s ISRA/SRRA Compliance Obligations, then Seller’s ISRA/SRRA Compliance Obligations shall be deemed satisfied (“ISRA/SRRA Obligations Transfer Date”).

b. Subject to the provisions of this Addendum, and as between Seller and Buyer, Seller shall not be obligated to perform any remediation of hazardous substances at the Real Property pursuant to ISRA or SRRA. Upon Seller’s completion of Seller’s ISRA/SRRA Compliance Obligations, Buyer, at its sole cost and expense, shall take all steps necessary to establish that Buyer is the “person responsible for conducting the remediation” and shall promptly provide Seller with written documentation establishing that the NJDEP has accepted the same. Further, in the event that Buyer or Seller is required to perform any remediation (not including investigation), or in the event that Buyer’s act or omission results in an Exacerbated Environmental Condition that requires investigation and/or remediation, pursuant to ISRA or SRRA at any time prior to the ISRA/SRRA Obligations Transfer Date, Seller shall have the option, in Seller’s sole discretion, of performing such investigation and/or remediation at Buyer’s sole cost and expense. Seller shall exercise commercially reasonable efforts to perform such remediation in a manner that reasonably minimizes the cost to address the Exacerbated Environmental Condition.

c. Buyer shall be responsible after the ISRA/SRRA Obligations Transfer Date, at its sole cost and expense, for all future obligations arising from or related to the ISRA Trigger Event or SRRA, including the conduct and implementation of any remediation required by the NJDEP or the Technical Requirements for Site Remediation, N.J.A.C.

7:26E-1 et seq., including, without limitation: (i) the preparation and submission of a Remedial Action Workplan and Remedial Action Report, (ii) the completion and submission of any and all soil and/or groundwater remedial action permits, (iii) the preparation of any and all required public notifications and deed notices, (iv) the completion and submission of a Response Action Outcome (“RAO”), and (v) the establishment and maintenance of a remediation funding source in an amount equal to or greater than the then-remaining cost of remediation and the payment of all related fees and the maintenance of any required financial assurance (collectively, “Buyer’s ISRA/SRRA Compliance Obligations”).

d. The parties acknowledge that Seller is the permittee under the HSWA Permit and that Seller shall be responsible for all obligations arising from or related to the closure of the corrective action management units (“CAMU”), solid waste management units (“SWMU”), and areas of concern (“AOC”) at the Facility and Seller Retained Option Property until such time that USEPA issues to Seller a “CA550RC – Remedy Construction-Remedy, Constructed Corrective Action Complete with Controls Determination,” as defined by USEPA’s Nationally Defined Values for Corrective Action Event Code, or its substantive or functional equivalent as determined by Seller, subject to review by Buyer in accordance with Section 4(f), (“CA550”) (“Seller’s HSWA Compliance Obligations”), provided however that in no event shall Seller’s HSWA Permit Obligations extend beyond those necessary to support the issuance of a CA550 from USEPA. The parties acknowledge that the intent is for the Seller to obtain a CA550 from the USEPA. However, in the event that at or around the time that Seller believes it has completed the remediation necessary under the HSWA Permit, USEPA is not issuing CA550s but is making substantively or functionally equivalent determinations, the parties agree that the substantive or functional equivalent of the CA550 may substitute for the CA550 and any references to the CA550 in this Agreement shall be understood to refer to the substantive or functional equivalent. If USEPA has not issued the CA550 by the end of eighteen (18) months following the date Seller has submitted sufficient documentation supporting the issuance of the CA550, as determined by Seller in its reasonable discretion, then the parties will use the resolution process set out in Section 14(c).

Upon the earlier of (i) the issuance of the CA550 by USEPA, (ii) the CA550 Determination by the Independent CA550 Expert pursuant to Section 14(c), or (iii) the date Buyer makes contact or has direct or indirect communications with the USEPA or the NJDEP regarding any of Seller’s HSWA Compliance Obligations (including but not limited to matters relating to the CAMU, SWMU, AOC, or CA550) without Seller’s prior written consent or participation (“HSWA Obligations Transfer Date”), Seller’s HSWA Compliance Obligations shall be deemed satisfied, and Buyer shall thereafter be responsible, at its sole cost and expense, for all future obligations arising from or related to the HSWA Permit (“Buyer’s HSWA Compliance Obligations”). Buyer shall promptly provide Seller with written documentation establishing that the USEPA has accepted the transfer of the HSWA Permit.

e. From and after the ISRA/SRRA Obligations Transfer Date, Buyer represents and warrants that it shall diligently implement and perform Buyer’s ISRA/SRRA Compliance Obligations which shall include, without limitation, the execution of all forms designating Buyer as the “person responsible for conducting the remediation” (or such other form as may be required under ISRA or SRRA), establishment and maintenance of a remediation funding source in an amount equal to or greater than the then remaining cost of remediation, performance of all remediation, pursuit and maintenance of all remedial action permits, preparation, execution, and filing of all other forms or applications as may be required by a Government Authority pursuant to Environmental Laws, and performance of all other actions necessary to obtain a sitewide Response Action Outcome and to address Environmental Conditions at the Facility.

f. In connection with Seller’s ISRA/SRRA Compliance Obligations and Seller’s HSWA Compliance Obligations, Seller shall: (i) provide Buyer with a draft of, and a reasonable period of time to review the same, all reports, correspondence, or other submissions to be sent to USEPA, NJDEP or Seller’s LSRP including, but not limited to, all of Seller’s submissions made under ISRA or SRRA, and (ii) reasonably consider or otherwise address Buyer’s comments prior to filing or sending any such submissions or correspondence. Seller also shall promptly deliver to Buyer a copy of all correspondence and other documents and materials submitted to, or received from USEPA, NJDEP or Seller’s LSRP. In connection with Buyer’s ISRA/SRRA Compliance Obligations and Buyer’s HSWA Compliance Obligations, Buyer shall: (i) provide Seller with a draft of, and a reasonable period of time to review the same, all reports, correspondence, or other submissions to be sent to NJDEP or Buyer’s LSRP including, but not limited to, all of Buyer’s submissions made under ISRA, and (ii) reasonably consider or otherwise address Seller’s comments prior to filing or sending any such submissions or correspondence. Buyer also shall promptly deliver to Seller a copy of all correspondence and other documents and materials submitted to, or received from, NJDEP or Buyer’s LSRP.

g. Buyer acknowledges that the Real property will be subject to the Property Use Limitations and Obligations (as defined in the Bargain and Sale Deed attached to the Agreement as Exhibit A).

h. Except with respect to written notices required to be delivered to Buyer or the Parent Guarantor under the Agreement and the exhibits and other documents executed and delivered thereunder at the Closing, and regardless of any change in control or ownership in the real property underlying the Facility or in the Facility following the date hereof, Seller shall have the right to communicate exclusively with the person designated from time to time as the on-site operations manager at the Facility with respect to Seller’s Environmental Remediation. Buyer shall take all steps necessary to ensure that said on-site operations manager has the authority and resources necessary to avoid any unnecessary delay or interference with Seller’s performance of Seller’s Environmental Remediation for the entire period of time commencing with the date hereof and continuing thereafter through the Environmental Obligations Transfer Date.

5. Seller’s Indemnity.

a. Indemnity. From the Closing Date, Seller shall indemnify, defend and hold harmless Buyer and its affiliates and their directors, officers, shareholders and employees from and against any liabilities, damages, claims, penalties, costs, expenses or losses (a “Claim”) (other than Claims by subsequent owners or operators of all or any part of the Facility, the Seller Retained Option Property and Seller Retained Wetlands Property that have not agreed to and assumed in writing all of Buyer’s covenants and obligations under this Addendum) arising out of (i) any breach by Seller of its representations and warranties hereunder, (ii) Seller’s HSWA Compliance Obligations, (iii) the LDAR Settlement Obligations, (iv) Seller’s ISRA/SRRA Compliance Obligations and (v) Pre-Closing Environmental Liabilities. The indemnity set forth in this Section 5.a. shall also be deemed to run to any subsequent owner or operator of all or any part of the Facility; provided that Buyer causes such subsequent owners and occupiers of the Facility to agree to and assume in writing all of Buyer’s covenants and obligations under this Addendum. In no event shall Seller be liable to Buyer for (i) any Environmental Claims or Environmental Conditions attributable to or arising from construction on the Facility following the Closing Date which involves asbestos, subsurface excavation, soil movement, and/or special handling, treatment or disposal of soil or groundwater, except as resulting or arising from Seller’s performance of Seller’s HSWA Compliance Obligations, (ii) any property damages or other losses in Facility value attributable to any Environmental Conditions at or beneath the Facility recognizing that residual contamination will indefinitely remain on the Facility, or (iii) except to the extent asserted in a Third Party Action, any special, incidental or consequential damages including, without limitation, construction delays, loss of business, diminution in the value of the Facility or Seller Retained Option Property, or loss of goodwill by Buyer, and the term “Claim” or “Claims” shall exclude all of the foregoing damages.

b. Expiration. Seller’s indemnity obligations under this Addendum shall survive Closing and thereafter forthwith terminate in the event any of the following occurs:

(i) Buyer, its successors and/or assigns, fail to provide Seller with written notice within 30 days of the date when Buyer, its successors and/or assigns, or their respective agents or representatives, become aware of the issuance of any or Environmental Claims relating to the Facility for which Seller may have indemnity obligations under this Addendum.

(ii) Seller is denied exclusive control by Buyer, its successors and/or assigns, or their respective agents or representatives, over the negotiation of all of Seller’s Environmental Liabilities obligations covered by Section 5.a. hereof (including any legal challenges to such orders). Buyer shall be strictly liable for all increased costs associated with Seller’s Environmental Liabilities resulting from communications by Buyer, its successors and/or assigns, or their respective agents or representatives, with government agencies, except, however, any mandatory contacts required to be made by Buyer, its successors and/or assigns, with government agencies;

(iii) Seller is denied exclusive control by Buyer over the implementation of Seller’s obligations relating to any of Seller’s Environmental Liabilities for which it is responsible hereunder;

(iv) Buyer, its successors and/or assigns, or their respective agents or representatives, deny Seller’s access to the Facility to perform any investigation or remediation that Seller believes is necessary, whether or not related to Seller’s Environmental Liabilities hereunder. Seller shall use commercially reasonable efforts not to interfere with Buyer’s operations;

(v) Buyer, its successors and/or assigns, or their respective agents or representatives, fail to cooperate with Seller in good faith to limit the costs of performing Seller’s obligations relating to any of Seller’s Environmental Liabilities for which Seller is responsible;

(vi) Buyer, its successors and/or assigns, (a) at any time prior to the Environmental Obligations Transfer Date, (i) cease to conduct substantial industrial operations at the Facility and fail to take reasonable steps to limit public access to the Facility, or (ii) take such actions which cause Seller to have to initiate an ISRA investigation in addition to that which Seller has conducted or is conducting, or (b) fail to comply with the restrictions in the Bargain and Sale Deeds; or

(vii) the Environmental Obligations Transfer Date.

c. Notwithstanding any other provision of this Addendum,

(i) any termination of Seller’s indemnity obligations pursuant to Sections 5b.i to 5.b.vi of this Addendum shall not terminate Seller’s obligation to indemnify Buyer for any Pre-Closing Environmental Liabilities that arise from or relate to any personal injury or property damage suffered on or from the Seller Retained Option Property if at the time of such termination, Seller shall not have exercised its option with respect to the Seller Retained Option Property;

(ii) the occurrence of the Environmental Obligations Transfer Date shall not terminate Seller’s indemnity obligations with respect to any Environmental Claims asserted against Buyer within the relevant survival periods specified in the definition of Pre-Closing Environmental Liabilities, and such indemnity obligations shall continue until the Environmental Claims are fully satisfied or otherwise finally resolved.

d. Right to Cure. With respect to Section 5.b. above, Buyer shall suffer no forfeiture unless, in the situation where a cure is possible without causing material injury or damage to Seller, it has received reasonable notice of non-compliance and a reasonable opportunity to cure any such non-compliance; provided, however, that Seller will have no duty to give Buyer such a notice period in cases where it would suffer material injury or damage by doing so. For purposes hereof, the term “Minor Breach” shall mean a breach of Section 5.b. that is reasonably believed by Seller to result in less than Fifty Thousand and No/100 Dollars ($50,000) damage to Seller, is curable within thirty (30) days following written notice from Seller and is remedied by promptly compensating Seller for such damages within ten days of determination of the amount due Seller. Notwithstanding the foregoing Buyer shall suffer no forfeiture unless, a breach of Section 5.b. is incurable within thirty (30) days following receipt of written notice from Seller or is reasonably believed by Seller to result in more than Fifty Thousand and No/100 Dollars ($50,000) damage to Seller or is the third Minor Breach to occur within any consecutive twelve (12) month period.

e. Seller’s Indemnity is Buyer’s Sole Recourse. Seller’s indemnity in Sections 5.a. and 7.c. hereof shall be Buyer’s sole recourse against Seller, its parent and affiliates (whether wholly owned, partially owned, direct or indirect) together with their respective directors, officers, employees, representatives and agents with respect to any Environmental Claims related to Seller’s Environmental Liabilities as set forth in Section 5.a. hereof.

6. Buyer’s Indemnity.

a. From the Closing Date, Buyer shall indemnify, defend and hold harmless Seller and its affiliates and their directors, officers, shareholders, employees, successors and assigns from and against any Claims arising out of or relating to Buyer’s Environmental Liabilities which shall include, but not be limited to: (i) any and all Environmental Claims and/or Environmental Conditions relating to the Facility for which Seller has not indemnified Buyer and its affiliates and their directors, officers, shareholders and employees from and against under 5.a. of this Addendum, (ii) any and all Environmental Claims and/or Environmental Conditions arising from any act or omission by Buyer after the Effective Date of the Agreement or any failure by Buyer to comply with any Environmental Law; (iii) any and all Exacerbated Environmental Conditions; (iv) any and all Post-Closing Environmental Liabilities, (v) Buyer’s HSWA Compliance Obligations; (vi) Buyer’s ISRA/SRRA Compliance Obligations, and (vii) any and all Environmental Claims and/or Environmental Conditions and/or Seller’s Environmental Liabilities existing and/or arising on or after the termination of Seller’s indemnity obligations pursuant to Section 5. Buyer’s obligation to indemnify Seller for the matters described in items (1) and (2) of the definition of Pre-Closing Environmental Liabilities after the eighteen (18) month anniversary described therein shall not diminish or reduce Seller’s obligation to indemnify Buyer for Seller’s HSWA Compliance Obligations or Seller’s ISRA/SRRA Compliance Obligations. In no event shall Buyer be liable to Seller for any special, incidental or consequential damages except to the extent a claim for such damages is asserted in a Third Party Action.

b. EXPRESS NEGLIGENCE. THE INDEMNIFICATION AND RELEASE PROVISIONS PROVIDED FOR IN SECTIONS 5.a., 6.a. and 7.b. OF THIS ADDENDUM SHALL BE APPLICABLE WHETHER OR NOT THE LIABILITIES, LOSSES, COSTS, EXPENSES AND DAMAGES IN QUESTION AROSE OR RESULTED SOLELY OR IN PART FROM THE ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OF OR BY ANY INDEMNITEE. BUYER AND SELLER ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS CONSPICUOUS.

7. Indemnification Procedure.

a. Notice and Tender of Indemnity Obligations. Paragraph 12.1(c) of the Agreement shall govern the procedures for implementing the indemnification provisions hereof. For purposes of using paragraph 12.1(c) procedures herein, “Indemnitor” shall mean Seller as Indemnitor from whom indemnification is sought under Sections 5.a. or 7.b. hereof and Buyer as Indemnitor from whom indemnification is sought under Section 6 hereof, and “Indemnitee” shall mean, for purposes of Sections 5.a. or 7.b. hereof, Buyer and its affiliates and their respective directors, officers, managers, members, shareholders, employees, representatives, advisors, and agents, successors and assigns, and for purposes of Section 6 hereof, Seller and its affiliates and their respective directors, officers, managers, members, shareholders, employees, representatives, advisors, and agents, successors and assigns.

b. Seller’s Option to Remediate. Seller, in its sole discretion, may choose to control, perform, or cause to be performed any environmental investigation, remediation and any other activity arising out of or responsive to Seller’s indemnity obligations under this Addendum, whether or not noticed and tendered pursuant to Section 7.a. above including, without limitation, soil borings, installation of monitor wells, soil and groundwater testing, site inspections, engineering studies, surveys and appraisals, communications with Governmental Authorities, and installation and operation of remediation equipment as necessary (“Seller’s Environmental Remediation”). The term “Seller’s Environmental Remediation” shall include Seller’s ISRA/SRRA Compliance Obligations and Seller’s HSWA Compliance Obligations and other activities that are subject to regulatory oversight on the Seller Retained Option Property and Seller Retained Wetlands Property prior to Seller’s exercise of its option thereof. For the avoidance of doubt, the parties acknowledge that Seller shall have exclusive control over the implementation of Seller’s HSWA Compliance Obligations and Seller’s ISRA/SRRA Compliance Obligations; provided, however, that during the performance of Seller’s Environmental Remediation, Seller shall use commercially reasonable efforts to not interfere with the operation by Buyer of the Facility as such operations are, as of the Closing Date, conducted at the Facility. Seller agrees to indemnify and hold Buyer harmless from and against any and all claims for personal injury or property damage arising out of Seller’s Environmental Remediation, except to the extent of Buyer’s negligence or other wrongful conduct. Seller’s indemnification obligation shall not include direct or indirect economic loss attributable to business interruptions resulting from Seller’s performance of Seller’s Environmental Remediation except to the extent a claim for such damages is asserted in a Third Party Action. Seller shall be solely responsible for the proper disposal of any solid wastes generated by Seller’s Environmental Remediation, and Seller shall be identified as the generator of such solid wastes on manifests or other documents relating thereto, as applicable. Likewise, Buyer shall be solely responsible for the proper disposal of any solid wastes generated by any Post-Closing Environmental Liabilities at the Facility, and in connection therewith, Buyer shall be identified as the generator of such solid wastes on manifests or other documents relating thereto.

c. Mutual Cooperation. Buyer understands activities associated with Seller’s Environmental Remediation may disturb or interfere with ingress to, egress from and use or operation of the Facility. Buyer agrees to accommodate Seller’s Environmental Remediation activity and not to restrict access to the Facility or interfere with Seller’s performance of Seller’s Environmental Remediation. Buyer agrees to cooperate with Seller to obtain any and all permits and licenses that may be required for Seller’s Environmental Remediation and to execute any additional documents including, without limitation, permit applications and deed notices and restrictions, which may be required to complete Seller’s Environmental Remediation and effectuate the purposes of this Addendum. Buyer agrees to support any reasonable proposal of Seller pertaining to Seller’s Environmental Liabilities hereunder that is submitted by Seller to a Governmental Authority and not to seek the issuance of a governmental directive or order. Seller shall have the right to challenge at its expense, and without reducing Seller’s obligations under this Addendum, any government directive or order and not assume responsibility therefore if its challenge is based on a good faith belief that the contamination which is the subject of the government directive or order does not meet the definition of Seller’s Environmental Liabilities, or if the directive or order conflicts with a reasonable approach to Seller’s Environmental Remediation. In the event the challenge is not successful, Seller shall not be relieved of its obligations hereunder. Seller and Buyer shall meet no less than once per calendar year to coordinate Buyer’s development activities on the Facility with the performance of Seller’s Environmental Remediation. In the event of a conflict between Buyer’s development activities and Seller’s Environmental Remediation activities, Seller’s Environmental Remediation activities shall control unless Seller can reasonably modify Seller’s Environmental Remediation to accommodate Buyer’s development activities and such modification does not impose an unreasonable cost or time delay for Seller to implement such modification, and in any event shall be at Seller’s reasonable discretion. Upon Buyer’s written request, Seller shall provide Buyer with copies of reports, final sampling data, or other materials related to Seller’s Environmental Remediation which Seller has submitted to a governmental agency having jurisdiction.

d. Communications with Third Parties. Buyer, its successors and/or assigns, shall within 15 days following the receipt of same, forward to Seller any communications from third parties related to the Facility (including, but not limited to, reports of or claims and enforcement proceedings involving contamination) that could materially impact Seller’s responsibilities for Seller’s Environmental Liabilities or any remediation work undertaken by Seller, whether or not such communications originated from a governmental authority. Seller shall have exclusive control over all the negotiation of all of Seller’s HSWA Compliance Obligations (including any legal challenges to such permit) and Seller’s ISRA/SRRA Compliance Obligations. Buyer, shall be strictly liable for all increased costs associated with Seller’s Environmental Remediation resulting from communications by Buyer, its agents or representatives with government authorities.

e. Seller’s Access to Records and Data. For so long as Seller has an indemnity obligation hereunder, its agents or representatives, shall be given reasonable access to all data, reports, communications and information relating to Seller’s Environmental Liabilities and all of the work performed for or on behalf of Buyer relating to Seller’s

Environmental Liabilities. Notwithstanding anything to the contrary herein, Seller shall also have the right to request and take samples of groundwater during any monitoring or testing activities conducted by or for Buyer on the Facility. Buyer shall provide reasonable advance notice to Seller to accommodate such requests and the taking of samples. The foregoing notwithstanding, Buyer shall not be required to take any action that would waive its attorney-client privileges.

f. Co-Existence of Monitoring Wells and Remediation Equipment with Buyer’s Improvements. Buyer understands that certain monitoring wells or remediation equipment are currently located on the Facility at existing specific locations. For purposes hereof, “remediation equipment” shall include any mechanical or electrical equipment, soil engineering and landscaping specifically designed and used for remediation purposes, e.g., barrier walls, trenches, ditches and berms on the land that serve a functional purpose in soil and groundwater remediation. If Buyer undertakes any construction on the Facility, Buyer understands that the location of improvements or construction activities could interfere with the monitoring wells or remediation equipment. Until the HSWA Obligations Transfer Date or ISRA/SRRA Obligations Transfer Date, as applicable, and prior to any excavation, construction or resurfacing that could potentially disturb such wells or equipment, Buyer shall notify Seller in advance and permit Seller a reasonable opportunity to consult with Buyer on any change in the location of such wells or equipment. If Seller is required to abandon and/or replace any wells to accommodate Buyer’s development activities, Seller will do so but at the sole cost and expense of Buyer. If any monitoring wells, remediation equipment or piping or other structures associated with Seller’s Corrective Action being performed pursuant to the terms of this Addendum become damaged creating a potentially unsafe or nuisance condition, Buyer shall so notify Seller within 15 days of such occurrence.

g. Releases. The parties agree that, as between Seller and Buyer, the Buyer, at its sole cost and expense, shall be solely responsible for the obligation to remediate any Environmental Condition that arises as a result of any spill, leak, discharge, dispersal, release or escape (“Release”) of any substance at the Facility occurring after the Closing, except for any new or contemporaneous Release occurring after the Closing Date caused by Seller(“Post-Closing Release”). Notwithstanding the foregoing, until the Environmental Obligations Transfer Date, Buyer shall immediately notify Seller of any Post-Closing Release and, to the extent that any Post-Closing Release creates an Exacerbated Environmental Condition, Seller shall have the option to remediate such Post-Closing Release at Buyer’s sole cost and expense.

h. Subsequent Owners. Buyer and Seller understand and agree that this Addendum shall not be recorded in the official real property records of Middlesex County, New Jersey. If Buyer sells, transfers, conveys, or leases the Facility to any person or entity, Buyer shall disclose the right of access set out in this Section 7 to the purchaser, transferee or lessee and obtain the same right of access to the Facility from such purchaser, transferee or lessee to Seller’s benefit. If Buyer sells the Facility to a purchaser or transferee without obtaining the same right of access to the Facility for Seller as set forth in this Section 7.h., then (i) Seller shall have no further responsibility to Buyer with regard to Seller’s indemnity obligations under this Addendum, including any that Seller may be actively addressing by performing Seller’s Environmental Remediation, (ii) Seller’s indemnity obligations under this Addendum shall expire and terminate, and (iii) Buyer thereafter shall release, indemnify and hold harmless Seller and its affiliates and their directors, officers, shareholders, employees, successors and assigns from and against Seller’s indemnity obligations under this Addendum, including the costs of ongoing Corrective Action, demands, orders or actions required by applicable government agencies.

i. Buyer’s Use of CAMU. Seller, at its sole discretion, may allow Buyer to dispose of any contaminated soils or other contaminated solid materials that are generated during Buyer’s ISRA/SRRA Compliance Obligations in the CAMU or CAMUs constructed by Seller in conjunction with Seller’s HSWA Compliance Obligations subject to the following conditions: (a) Buyer agrees to coordinate Buyer’s ISRA/SRRA Compliance Obligations with Seller’s closure of the CAMU to optimize its ability to use the CAMU for this purpose, (b) Buyer agrees to provide a proposed scope of work to Seller which provides sufficient detail for Seller to evaluate Buyer’s request to utilize the CAMU and which Seller may approve or reject in its sole discretion, and (c) Buyer agrees that Seller will perform the placement of all material into the CAMU at Buyer’s sole cost and expense.

8. Assignment. Except as provided in Section 5.a. hereof, the rights, interest and obligations of this Addendum may not be assigned by either party without the prior written agreement of the other party.

9. Waiver. Unless this Addendum provides a period of time within which a right must be exercised, no party shall be deemed to have waived any right under this Addendum unless such party has expressly waived that right in writing. The waiver by any party of a right, claim or default by another party hereunder shall not be deemed to be a waiver or any other right, claim or default or any subsequent default of the same kind.

10. No Third Party Beneficiaries. Except as expressly stated in this Addendum, no term or provision of this Addendum is intended to be for the benefit of any person or entity not a party hereto, and no such other person or entity shall have any right or cause of action hereunder. Nothing in this Addendum is intended to relieve or discharge the obligation or liability of any third persons or entities to any party to this Addendum. No provision of this Addendum gives any third persons or entities any right of subrogation or action over and against any party to this Addendum.

11. No Release. No transfer of all or part of the Facility shall release Buyer from liability for performance of this Addendum. The Bargain and Sale Deed which transferred the Facility from Seller to Buyer contains restrictive covenants running with the land, easements and other provisions to bind Buyer and each successor in interest to the extent set forth in the said Bargain and Sale Deed. Each subsequent transfer of all or part of the Facility shall expressly incorporate by reference such Bargain and Sale Deed provisions.

12. Counterparts. This Addendum may be executed in two or more counterparts, and it shall not be necessary that the signatures of all parties hereto be contained on any one counterpart hereof; each counterpart shall be deemed an original, and all such counterparts shall constitute one and the same instrument.

13. Governing Law. ANY QUESTIONS CONCERNING THE INTERPRETATION AND ENFORCEMENT OF THIS ADDENDUM SHALL BE GOVERNED BY THE LAW OF THE STATE OF NEW JERSEY WITHOUT THE APPLICATION OF ITS CHOICE OF LAW RULES.

14. Dispute Resolution.

(a) Any disputes arising between Seller and Buyer under this Addendum which claimant reasonably believes involves damages less than Seven Hundred Fifty Thousand Dollars ($750,000), will be resolved first as the subject of informal discussions in a face-to-face meeting between principals of Seller and Buyer to occur within ten (10) days following the date of notice of a written claim. If the dispute cannot be resolved within thirty (30) days of the first meeting between the principals, the dispute will be submitted to arbitration before a single neutral arbitrator selected with assistance from the International Institute for Conflict Prevention and Resolution or, in the event that this organization cannot or will not agree to serve in such capacity, a similar organization that provides dispute resolution services which is reasonably agreeable to Seller and Buyer (in either case, referred to herein as the “CPR”) with at least five years experience related to the dispute that shall not have worked for either party during the previous five years (the “Independent Expert”). Each party will submit the names of at least two (2) but not more than five (5) potential arbitrators having the qualifications described in the preceding sentence from a list provided by the CPR. If there is one name common to both parties’ lists, that person shall be the Independent Expert, but if there is more than one name common to both parties’ lists, the Independent Expert shall be selected from the common names by mutual agreement of the parties, or in absence of such agreement, by the CPR. If there are no names common to both parties’ lists, the Independent Expert shall be selected by the CPR from the names selected on the parties’ lists. The Independent Expert may elect to conduct the dispute resolution proceeding by written submissions from Seller and Buyer or by appearances by Seller and Buyer, or both, as the Independent Expert may specify. After the parties and Independent Expert have had the opportunity to review all such submissions, the Independent Expert shall call for a final, written offer of resolution from each party. The Independent Expert shall render its decision within fourteen (14) days of receiving such offers by selecting one or the other of the offers, as submitted. The decision of the Independent Expert shall be final and binding upon both parties, without right of appeal. Seller and Buyer shall each bear its own legal fees and other costs of presenting its case, and the non-prevailing party shall bear the costs and expenses of the Independent Expert. The place of arbitration conducted hereunder shall be Perth Amboy, New Jersey, or such other location as may be agreed by the parties.

(b) Any disputes arising between Seller and Buyer under this Addendum which claimant reasonably believes involves damages in equal to or greater than Seven Hundred Fifty Thousand Dollars ($750,000), will be resolved first as the subject of informal discussions in a face-to-face meeting between principals of Seller and Buyer to occur within ten (10) days following the date of notice of a written claim. If the dispute cannot be resolved within thirty (30) days of the first meeting between the principals, the dispute will be resolved in accordance with law. In such event, SELLER AND BUYER GENERALLY AND

UNCONDITIONALLY AND IRREVOCABLY SUBMIT TO (1) THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT SITUATED IN NEW JERSEY, OR (2) IF SUCH UNITED STATES DISTRICT COURTS DECLINE TO EXERCISE OR DO NOT HAVE JURISDICTION, THE NON-EXCLUSIVE JURISDICTION OF ANY NEW JERSEY STATE COURT. SELLER AND BUYER WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION WHICH THEY MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH COURTS AND JURISDICTIONS. THE FOREGOING NOTWITHSTANDING, ANY QUESTION OR DISPUTE CONCERNING REAL OR PERSONAL PROPERTY RIGHTS SHALL BE DETERMINED IN ACCORDANCE WITH THE LAWS OF THE LOCATION OF THE APPLICABLE REAL OR PERSONAL PROPERTY.

(c) In the event either of the following occurs: the USEPA fails to issue a CA550 within eighteen (18) months (“EPA Review Period”) after the date Seller has submitted documentation to the USEPA to support the issuance of a CA550 or the USEPA fails to request additional information to support the issuance of a CA550 within the EPA Review Period, the parties shall jointly engage the CPR to provide dispute resolution services for the sole purpose of determining whether Seller has submitted documentation to USEPA that is reasonably sufficient for USEPA to issue the CA550. The agreement with CPR shall provide, inter alia, that: (i) Seller shall be responsible for the first One Hundred Fifty Thousand Dollars ($150,000) in costs and fees incurred and invoiced by CPR and the Independent CA550 Expert (as defined below), and thereafter, Seller and Buyer shall each be responsible for fifty (50) percent of such costs and fees, (ii) CPR shall provide to Seller and Buyer the names of up to five (5) potential candidates that it believes has the qualifications to serve as an independent expert with respect to USEPA corrective action completion determination requirements (“Independent CA550 Expert”), (iii) CPR shall review and consider the qualifications of up to three (3) additional potential candidates identified by each party that could serve as the Independent CA550 Expert, (iv) CPR shall designate the Independent CA550 Expert in the event that the parties cannot mutually agree upon the Independent CA550 Expert; however, either party may reject the candidate selected to serve as the Independent CA550 Expert if such Party can reasonably establish, to the satisfaction of the CPR, that such candidate has or will have a conflict of interest in evaluating the matter, (v) the parties and CPR, as applicable, will select or designate a substitute Independent CA550 Expert from the same combined list in the event that the original Independent CA550 Expert becomes unwilling or unable to continue to serve in that capacity, (vi) the Independent CA550 Expert shall review such documentation as submitted by either party including, but not limited to, the HSWA Permit; HSWA compliance reports prepared and submitted to the USEPA; correspondence with the USEPA, NJDEP, or both; and definitions, checklists or forms in use by the USEPA at the time of this resolution (vii) all information submitted by either party to the Independent CA550 Expert shall be simultaneously submitted to the other party, and neither party will communicate with the Independent CA550 Expert without providing the other party with the same information or if the communication is oral, without reasonably providing the other party with the opportunity to participate in the communication, (viii) the Independent CA550 Expert shall render, within 6 months after receipt of such documentation provided by Seller and Buyer, in its professional judgment, a determination of whether the documentation submitted by Seller is sufficient for USEPA to issue the CA550, (ix) in the event that the Independent CA550 Expert concludes that the documentation submitted by Seller is sufficient for USEPA to issue the CA550 (the “CA550 Determination”), then the date of the CA550 Determination shall be the HSWA Obligations Transfer Date. However, in the event that the Independent CA550 Expert concludes that the documentation submitted by Seller is not sufficient for USEPA to issue the CA550, then the Independent CA550 Expert shall, with specificity, identify all data gaps or other deficiencies that would reasonably be required to be remedied by Seller for USEPA to issue the CA550. In such event, the Seller shall provide additional documentation to the Independent CA550 Expert and within twenty one (21) days after receiving such additional documentation from Seller, the Independent CA550 Expert shall consider whether such information is sufficient to render a CA550 Determination. Except as otherwise set forth in this paragraph, this process shall continue until the Independent CA550 Expert is able to make the CA550 Determination, and the determination of the Independent CA550 Expert shall be final and binding upon both parties, without right of appeal. Notwithstanding the foregoing, if at any time after the EPA Review Period, the USEPA: (A) issues the CA550, then the foregoing resolution process shall immediately terminate and shall have no force or effect even if the Independent CA550 Expert has already concluded that the information submitted by Seller is not sufficient for issuance of the CA550, (B) communicates to Seller in writing that it will not issue the CA550 or there are deficiencies with the information submitted by Seller, then Seller shall direct the Independent CA550 Expert to suspend its review and not resume it until 3 months after Seller has provided documentation to USEPA and the Independent CA550 Expert which addresses such deficiencies (in this case, the Independent CA550 Expert would resume his review upon the direction of the Seller and only if USEPA has not either issued the CA550 within 3 months of receiving the requested additional information or issued a request for additional information to support the CA550), (C) communicates in writing that it will not issue the CA550 because the USEPA either is no longer willing or able to issue the CA550, through no fault of Seller or no deficiency with Seller’s submissions, then the resolution process set forth in this paragraph 14(c) shall be determinative. The place of dispute resolution conducted hereunder shall be Perth Amboy, New Jersey, or such other location as may be agreed by the parties

15. Remedies. The indemnification and remedies set forth in this Addendum shall, from and after the Closing, constitute the sole and exclusive remedies of the Parties with respect to any breach of representation or warranty or non-performance, partial or total, of any covenant or agreement contained in this Addendum; provided, however, that nothing in this Section 15 shall prevent either Party from seeking judicial remedies to enforce any agreement between the parties and CPR, the CA550 Determination, the Independent Expert’s decision or award, or the Independent CA550 Expert’s determination as a result of the process in Section 14(a) or 14(c), respectively. For these purposes, Seller and Buyer generally and unconditionally and irrevocably submit to (1) the exclusive jurisdiction of the United States District Court situated in New Jersey, or (2) if such United States District Court declines to exercise or does not have jurisdiction, the non-exclusive jurisdiction of any New Jersey state court. Seller and Buyer waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the bringing of any such action or proceeding in such courts and jurisdictions.

16. Notices. Any notices to be given hereunder shall be in writing and delivered by air courier, or deposited in the mail, postage prepaid and certified, return receipt requested, and addressed as follows or as otherwise specified by Seller and Buyer by notice hereunder:

To Seller:

Chevron Environmental Management Company

6010 Bollinger Canyon Road

San Ramon, CA 94583

Attention: President, EMC

Copy to (which shall not constitute notice):

Chevron Products Company

6001 Bollinger Canyon Road

Building T, 2nd Floor

San Ramon, California 94583

Attention: Vice President & General Counsel

To Buyer:

Buckeye Tank Terminals LLC

c/o Buckeye Partners, L.P.

1 Greenway Plaza, Ste. 600

Houston, TX 77046

Attention: General Counsel

Copy to (which shall not constitute notice):

Vinson & Elkins LLP

666 Fifth Avenue, 26th Floor

New York, NY 10103

Attention: Caroline Blitzer

Notices shall be effective when delivered if delivery occurs before 5:00 p.m. local time (of the recipient) on any business day or, if delivery does not occur by such time on a business day, on the next succeeding business day.

17. Survival. All terms and conditions of this Addendum expressly survive the Closing.

AGREED and EXECUTED as of             , 2012 (the “Addendum Effective Date”).

SELLER:

CHEVRON U.S.A. INC.

By:
Name:
Title:

BUYER:

BUCKEYE TANK TERMINALS LLC

By:
Name:
Title:

EXHIBIT A to Environmental Responsibilities Addendum

NJDEP NJPDES-DGW Permit dated April 27, 1994

USEPA 1994 HSWA Permit dated April 27, 1994

Full RCRA Corrective Action Facility Investigation Report dated December 10, 2003, supplemented by Supplemental RFI Amendment 1 dated April 26, 2008 and Supplemental RFI letter dated August 26, 2008

North Field Basin/ Surge Pond Closure Certification Report dated March 24, 2005

AOC 36 Triad Investigation Report dated August 25, 2005

Potential Area of Concern Report dated June 18, 2007 and supplemented by Supplemental PAOC Report Amendment 1 dated July 31, 2009

Corrective Measures Study Report and CMS Predesign Investigation Results Report, dated November 21, 2008

2009 Groundwater Progress Report dated June 21, 2010

2009 Stabilization Measures Status Report dated June 30, 2010

2010 Stabilization Measures Status Report dated June 16, 2011

2010 CA 10 Progress Report date June 16, 2011 (Groundwater Progress Report)

All other Environmental reports and correspondence that are part of the Electronic Data Room as of the date of the Agreement.

Exhibit M to Purchase and Sale Agreement

Form of Parent Guaranty

GUARANTY AGREEMENT

PERTH AMBOY FACILITY

This GUARANTY AGREEMENT (this “Agreement”) into as of February 9, 2012, by Buckeye Partners, L.P., a Delaware limited partnership (“Guarantor”), for the benefit of Chevron U.S.A. Inc., a Pennsylvania corporation (“Seller”). All capitalized terms used but not defined herein shall have the meanings assigned to the same capitalized terms as set out in the Purchase Agreement (as hereinafter defined) as context requires.

RECITALS

A. Buckeye Tank Terminals LLC, a Delaware limited liability company (“Buyer”), and Seller have entered into that certain Purchase and Sale Agreement (the “Purchase Agreement”), dated as of February 9, 2012, for the sale by Seller to Buyer of the Assets.

B. As conditions precedent to the Closing under the Purchase Agreement, Buyer and Seller will enter into the Environmental Responsibilities Addendum, the Conveyance Documents, the Tank Storage Agreements, Access Easement, Option Agreement, Operational Services Agreement, Lease of Office Space and Right of First Refusal (all as defined in the Purchase Agreement and together with the Purchase Agreement shall be collectively referred to herein as “Closing Agreements”).

C. Seller requires the execution and delivery of this Agreement by Guarantor at the Effective Date of the Purchase Agreement.

D. Guarantor, directly or indirectly, owns all of the equity interests in Buyer.

E. One or more of the Closing Agreements provides that Buyer may assign such Closing Agreement(s) or any rights or obligations thereunder to an Affiliate or Affiliates so long as such Affiliate or Affiliates assume all of Buyer’s obligations thereunder and this Agreement remains in full force and effect and applicable to the obligations of such Affiliate(s) thereunder. Buyer or, if Buyer has effected such an assignment to one or more Affiliates, such Affiliate(s), shall be referred to herein as the “Obligor”.

NOW THEREFORE, in order to induce Seller to sell the Assets as provided in the Purchase Agreement and to induce Seller to enter into the Closing Agreements, and in consideration of the foregoing Recitals, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Guarantor agrees as follows:

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ARTICLE I

REPRESENTATIONS AND WARRANTIES OF GUARANTOR

Guarantor hereby represents and warrants to Seller as follows:

Section 1.1 Organization and Qualification. Guarantor is a limited partnership, duly organized and validly existing and in good standing under the laws of the State of Delaware.

Section 1.2 Due Authority. Guarantor has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement. This Agreement has been duly and validly executed and delivered by Guarantor and constitutes a legal, valid and binding obligation of Guarantor enforceable in accordance with its terms and will not materially violate, conflict with or result in any material violation or breach (with or without the giving of notice or the passage of time or both) or permit termination, modification or acceleration of (with or without the giving of notice or the passage of time or both) of any provision of: (A) any agreement, contract, mortgage, lease, license or other instrument to which Guarantor is a party; (B) any governmental franchise, license, permit or authorization; or (C) any law, statute, decree, rule or regulation of any jurisdiction to which Guarantor is subject.

Section 1.3 Insolvency. Guarantor is not insolvent and will not be rendered insolvent as a result of execution of this Agreement.

Section 1.4 Consideration. Guarantor has received adequate consideration for entering into this Agreement, including the execution of the Purchase Agreement by Seller and Buyer, as applicable, the execution of the Closing Agreements by Seller and the Obligor, as applicable, and the undertaking of the Obligations (as defined below) by the Obligor.

ARTICLE II

GUARANTY OF OBLIGATIONS

Section 2.1 Guaranty.

(a) Guarantor hereby unconditionally, absolutely and irrevocably guarantees, undertakes and promises to cause, as herein provided, (i) the due and punctual payment and the full and prompt performance by the Obligor of all of the amounts to be paid, including the payment of the Purchase Price for the Facility under the Purchase Agreement and the indemnification obligations of the Obligor under the Purchase Agreement, and all of the terms and provisions to be performed or observed by or on the part of the Obligor under the Purchase Agreement (the “PSA Obligations”) and (ii) the due and punctual payment and the full and prompt performance by the Obligor of all of the amounts to be paid, and the indemnification obligations of the Obligor, and all of the terms and provisions to be performed or observed by or on the part of the Obligor, under the Closing Agreements (the “Closing Obligations”) (all such terms and provisions as now or hereafter in existence and the PSA Obligations and the Closing Obligations being collectively called the “Obligations”), whether according to the present terms thereof, or pursuant to any change in the terms, covenants and conditions thereof at any time hereafter made or granted, including pursuant to any amendments, extensions or renewals of the Purchase Agreement, the Closing Agreements or the Obligations. Guarantor agrees and acknowledges that no amendment, extension or renewal of the Purchase Agreement, the Closing Agreements or the Obligations will discharge or otherwise affect the liability of Guarantor under this Agreement.

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(b) In the event that the Obligor fails in any manner whatsoever to pay, perform or observe any of the Obligations, when and as the same is required to be paid, performed or observed under the terms of the Purchase Agreement or any of the Closing Agreements, Guarantor will itself duly and punctually pay, or fully and promptly perform or observe, as the case may be, such Obligations, or cause the same to be duly and punctually paid, or fully and promptly performed or observed, in each case as if Guarantor were itself the obligor with respect to such Obligations under the Purchase Agreement or any of the Closing Agreements, as applicable.

Section 2.2 Payment Demand.

(a) It shall not be a condition to the guaranties and agreements set forth in Section 2.1 (the “Guaranty”) that Seller shall have first made any request of, or demand upon, or given any notice of the occurrence of a default under the Purchase Agreement or the Closing Agreements (unless such notice is specifically required under the Purchase Agreement or the Closing Agreements) or any other notice whatsoever to Guarantor (except as provided in Section 2.2(b)) or the Obligor or any other entity or person, or shall have instituted any action or proceeding against the Obligor or any other company, entity or person in respect thereof, or shall have joined the Obligor in any such action or proceeding.

(b) If the Obligor fails or refuses to pay any Obligations, Seller shall have the right from time to time to make a demand upon Guarantor (“Payment Demand”) and to proceed against Guarantor for recovery of the total of any and all amounts due to Seller by the Obligor. A Payment Demand shall be in writing and specify what amount the Obligor has failed to pay. Any delay or defect in the giving of such notice shall not alter or affect the Guaranty under this Agreement.

Section 2.3 Waiver of Resort to Security. Guarantor further agrees that this Agreement, insofar as it constitutes a guarantee of monetary Obligations, constitutes a guarantee of payment when due and not of collection, and Guarantor waives any right to require as a condition to its Guaranty that any resort be had by Seller to any security held for the payment of any Obligation.

Section 2.4 No Discharge. The Guaranty is and shall remain absolute and unconditional irrespective of any circumstance that might otherwise constitute a legal or equitable discharge of a surety or other guarantor, as the case may be, with respect to its Guaranty; provided that notwithstanding anything to the contrary set forth in this Guaranty and without limiting Guarantor’s own defenses and rights hereunder, Guarantor reserves to itself all rights, counterclaims and other defenses to which the Obligor is or may be entitled to arising from or out of the Purchase Agreement or the Closing Agreements after taking into account any final, non-appealable judgments or final, binding arbitration decisions applicable to the Obligor thereto, except for defenses arising out of the bankruptcy, insolvency, dissolution or liquidation of the Obligor, the power or authority of the Obligor to enter into the Purchase Agreement and to perform its obligations thereunder, and the lack of enforceability of the Obligor’s obligations under the Purchase Agreement or any transaction contemplated thereby.

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Section 2.5 Waivers by Guarantor.

(a) Guarantor hereby waives, with respect to its Guaranty but without prejudice to the rights of the parties to the Purchase Agreement or any Closing Agreements, any notice of acceptance of this Agreement by Seller, grace, presentment, demand (except as provided in Section 2.2(b)), protest, notice of the occurrence of a default under the Purchase Agreement or any Closing Agreement and any other notice of any kind whatsoever and promptness in making any claim or demand hereunder (and any notice not provided for herein).

(b) The Guaranty shall not be affected by (i) the failure of Seller to assert any claim or demand or to enforce any right or remedy under the provisions of the Purchase Agreement, any Other Agreement to which Seller is a party or any agreement related to the foregoing or otherwise, (ii) any extension of the Purchase Agreement, any Closing Agreement or any agreement related to the foregoing, (iii) any rescission, waiver, amendment or modification of any of the terms or provisions of the Purchase Agreement, any Closing Agreements or of any agreement related to the foregoing, including any change in the time, manner or place of payment or performance of any of the obligations under the Purchase Agreement or any Other Agreement, or (iv) the release of any security held for payment of any Obligations.

Section 2.6 No Reduction. The Guaranty shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever.

Section 2.7 Enforcement. Notwithstanding anything herein to the contrary, Seller may proceed to enforce the Guaranty against Guarantor without first pursuing or exhausting any right or remedy that Seller or any of its successors or assigns may have against the Obligor or its Affiliates or any other company, entity or person.

Section 2.8 Continued Effectiveness. This Agreement shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation of the Obligor is rescinded or must otherwise be restored or returned by the company, entity or person receiving such payment upon the insolvency, bankruptcy or reorganization of the Obligor, all as though such payment or part thereof had not been made.

ARTICLE III

MISCELLANEOUS

Section 3.1 Governing Law. THIS AGREEMENT SHALL BE CONSTRUED (BOTH AS TO VALIDITY AND PERFORMANCE), INTERPRETED AND ENFORCED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK.

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Section 3.2 Jurisdiction; Consent to Service of Process; Waiver. Each of Guarantor and Seller generally and unconditionally and irrevocably submit to (1) the exclusive jurisdiction of the United States District Court, situated in New York City, New York, or (2) if such United States District Court declines to exercise or does not have jurisdiction, the non-exclusive jurisdiction of any New York state court situated in New York. Guarantor and Seller waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the bringing of any such action or proceeding in such courts and jurisdictions and agrees that service of process upon Guarantor or Seller may be effected by mailing a copy thereof by registered or certified mail, postage prepaid, to it at its address specified in Section 3.5. The foregoing consents to jurisdiction and service of process shall not constitute general consents to service of process in the State of New York for any purpose except as provided herein and shall not be deemed to confer rights on any company, entity or person other than Guarantor and Seller. Each of Guarantor and Seller hereby knowingly and intentionally, irrevocably and unconditionally waives trial by jury in any legal action or proceeding relating to this Agreement and for any counterclaim therein.

Section 3.3 Construction. Whenever the context requires, the gender of all words used in this Agreement includes the masculine, feminine and neuter. Terms defined in the singular have the corresponding meanings in the plural, and vice versa. All references to Articles and Sections refer to articles and sections of this Agreement. The word “including” means “including, but not limited to.” The words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular section or article in which such words appear. Any reference to a statute, regulation or law shall include any amendment thereof or any successor thereto and any rules and regulations promulgated thereunder, all as in effect as of the date hereof. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless business days are specified.

Section 3.4 Amendment. This Agreement may not be amended except by an instrument in writing executed and delivered by Guarantor and Seller.

Section 3.5 Notices. All notices and other communications that are required to be or may be given pursuant to this Agreement shall be in writing and shall be deemed to have been duly given if delivered in person or by courier or mailed by registered or certified mail (postage prepaid, return receipt requested) to the relevant party at the following addresses or sent by facsimile to the following numbers:

To Guarantor:	Buckeye Partners, L.P.
1 Greenway Plaza, Suite 600
Houston, Texas 77046
Attention: General Counsel
Fax: (832) 615-8603

Copy to (which shall not constitute notice):
Vinson & Elkins LLP
666 Fifth Avenue, 26th Floor
New York, NY 10103
Attention: Caroline Blitzer
Fax: (917) 849-5317
E-mail: cblitzer@velaw.com

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To Seller:	Chevron Environmental Management Company
6010 Bollinger Canyon Road
San Ramon, CA 94583
Attention: President, EMC

Copy to (which shall not constitute notice):
Chevron Products Company
6001 Bollinger Canyon Road
Building T, 2nd Floor
San Ramon, California 94583
Attention: Vice President & General Counsel

Vice President and General Counsel, Downstream Legal
Chevron U.S.A. Inc.
6001 Bollinger Canyon Road
San Ramon, CA 94583

or to such other address or facsimile number as Guarantor or Seller may, from time to time, designate in a written notice given in accordance with this Section 3.5. Any such notice or communication shall be effective (a) if delivered in person or by courier, upon actual receipt by the intended recipient, (b) if sent by facsimile transmission, upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next business day after receipt if not received during recipient’s normal business hours, or (c) if mailed, upon the earlier of five (5) days after deposit in the mail and the date of delivery as shown by the return receipt therefor.

Section 3.6 Public Announcements. Except as required by law, neither Guarantor nor Seller may issue any press release or otherwise make any public statement with respect to this Agreement, the Guaranty, the Purchase Agreement or the Closing Agreements, without the prior consent of the other party, not to be unreasonably withheld, conditioned or delayed. Additionally, Guarantor and Seller agree that the existence, terms and conditions of this Agreement shall be kept strictly confidential; provided, that (i) each party may disclose the existence, terms, and conditions of this Agreement to its officers, directors and members, (ii) each party may disclose the existence, terms and conditions of this Agreement to its employees and outside advisors on a need-to-know basis in connection with the matters discussed in this Agreement, and (iii) each party may disclose the existence, terms, and conditions of this Agreement as necessary to enforce its rights hereunder or as required pursuant to subpoena, court order or applicable governmental laws, regulations or other requirements (however, to the extent permitted by applicable law, the disclosing party shall promptly notify the other party of such requirement and shall assist the other party in obtaining a protective order or equivalent). Each party acknowledges that confidentiality is a material inducement for the other party to execute this Agreement and shall survive termination of this Agreement.

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Section 3.7 Expenses. Except as otherwise expressly provided herein, all costs and expenses incurred by Guarantor in connection with this Agreement shall be paid by Guarantor, and all costs and expenses incurred by Seller in connection with this Agreement shall be paid by Seller.

Section 3.8 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 3.9 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect, and the invalid, illegal or unenforceable provision shall be reformed to the minimum extent required to render such provision valid, legal and enforceable and in a manner so as to preserve the economic and legal substance of the transactions contemplated hereby to the fullest extent permitted by law. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner to the end that the Guaranty contemplated hereby is fulfilled to the extent possible.

Section 3.10 Assignment. This Agreement shall not be assigned by Guarantor or Seller (including by operation of law or otherwise), except in connection with an assignment permitted under the Purchase Agreement or any of the Closing Agreements. Any purported assignment of this Agreement in violation of this Section 3.10 shall be null and void.

Section 3.11 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of Seller and its permitted successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other company, entity or person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 3.12 Counterparts. This Agreement may be executed in multiple counterparts and by Guarantor and Seller in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 3.13 Entire Agreement. This Agreement, the Purchase Agreement and the Closing Agreements constitute the entire agreement of Guarantor and Seller with respect to the subject matter hereof, and supersede all prior agreements and undertakings, both written and oral, among Guarantor and Seller, with respect to the subject matter hereof.

[Signature Pages Follow]

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IN WITNESS WHEREOF, Guarantor has executed this Agreement on February 9, 2012.

GUARANTOR:

BUCKEYE PARTNERS, L.P.

By:	Buckeye GP LLC,
as its general partner

By:
Name:
Title:

IN WITNESS WHEREOF, Seller has executed this Agreement on February 9, 2012.

SELLER:

CHEVRON U.S.A. INC.

By:
Name:
Title:

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